Exhibit (a)(1)(B)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION CONTEMPLATED HEREIN; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OFFER TO AMEND AND EXERCISE

WARRANTS TO PURCHASE COMMON STOCK

EKSO BIONICS HOLDINGS, INC.

OCTOBER 23, 2014

THE OFFER TO AMEND AND EXERCISE (AND ASSOCIATED WITHDRAWAL RIGHTS)
WILL EXPIRE AT 5:00 P.M. (Pacific time) ON NOVEMBER 20, 2014 UNLESS
THIS OFFER PERIOD IS EXTENDED.

Ekso Bionics Holdings, Inc., a Nevada corporation, is referred to in this Offer to Amend and Exercise as “we,” “us,” “Ekso Bionics Holdings” or the “Company,” and eligible holders of outstanding warrants are referred to as “you.” Our wholly-owned subsidiary, Ekso Bionics, Inc., a Delaware corporation, is referred to in this Offer to Amend and Exercise as “Ekso Bionics.” On January 15, 2014, Ekso Bionics merged with a newly-formed, wholly-owned subsidiary of the Company, with Ekso Bionics remaining as a wholly-owned subsidiary of the Company (the “Merger”).

The Company is offering to amend, upon the terms and subject to the conditions set forth herein, warrants to purchase an aggregate of 30,300,000 shares of common stock (the “Offer to Amend and Exercise”), consisting of outstanding warrants to purchase 30,300,000 shares of the Company’s common stock (the “Warrant Shares”) at an exercise price of $2.00 per share, issued to investors participating in the Company’s private placement financing with respect to which closings occurred on January 15, 2014, January 29, 2014 and February 6, 2014 (the “Original Warrants”).

Pursuant to the Offer to Amend and Exercise, the Original Warrants of holders who elect to participate in the Offer to Amend and Exercise will be amended (the “Amended Warrants”) to: (i) reduce the exercise price to $1.00 per share of common stock in cash, (ii) shorten the exercise period so that they expire concurrently with the expiration of the Offer to Amend and Exercise at 5:00 p.m. (Pacific Time) on November 20, 2014, as may be extended by the Company in its sole discretion (the “Expiration Date”), (iii) delete any price-based anti-dilution provisions; (iv) restrict the ability of the holder of shares issuable upon exercise of the Amended Warrants to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any of such shares without the prior written consent of the Company for a period of fifty (50) days after the Expiration Date (the “Lock-Up Period”); and (v) provide that a holder, acting alone or with others, will agree not to effect any purchases or sales of any securities of the Company in any “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any type of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) or similar arrangements, or sales or other transactions through non-U.S. broker dealers or foreign regulated brokers through the expiration of the Lock-Up Period.

The purpose of the Offer to Amend and Exercise is to encourage the amendment and exercise of the Original Warrants at a significantly reduced exercise price in order to help the Company reduce its outstanding warrant liability and to provide funds to support the Company’s operations. Please see Section 2 “Purposes of the Offer to Amend and Exercise and Use of Proceeds; Plans or Proposals” below for a description of the purposes of the Offer to Amend and Exercise.

Regardless of whether you elect to participate in the Offer to Amend and Exercise, you may nevertheless consent to the amendment to the Original Warrants to remove the price-based anti-dilution provisions contained in the outstanding Original Warrants (the “Anti-Dilution Amendment”), the form of which is attached as Exhibit A-2 to the Election to Consent, Participate and Exercise Warrant. See Section 2 “Purposes of the Offer to Amend and Exercise and Use of Proceeds; Plans or Proposals” below for a discussion of the Company’s reasons for eliminating the price-based anti-dilution provisions contained in the Original Warrants. The Original Warrants may be amended with the consent of the Company and the holders of Original Warrants exercisable to purchase a majority of the Warrant Shares (the “Requisite Approval”). If the Requisite Approval is received, the Original Warrants that are not exercised in the Offer to Amend and Exercise will be amended to remove the price-based anti-dilution provisions contained in the Original Warrants.

Holders may elect to participate in the Offer to Amend and Exercise with respect to some, all or none of their Original Warrants. If you choose not to participate in the Offer to Amend and Exercise, your Original Warrants will remain in full force and effect, as originally issued with an exercise price of $2.00 per share; provided, however, that your Original Warrants may be amended with the Requisite Approval to remove any price-based anti-dilution terms, as provided in the Anti-Dilution Amendment.

The period during which Original Warrants may be amended and exercised in the Offer to Amend and Exercise will commence on October 23, 2014 (the date the materials relating to the Offer to Amend and Exercise are first sent to the holders) through the Expiration Date.

The Company will agree to amend all Original Warrants held by eligible holders who elect to participate in the Offer to Amend and Exercise, upon the terms and subject to the conditions of the Offer to Amend and Exercise and the attached Election to Consent, Participate and Exercise Warrant. IT IS THE COMPANY’S CURRENT INTENTION NOT TO CONDUCT ANOTHER OFFER DESIGNED TO INDUCE THE EARLY EXERCISE OF THE ORIGINAL WARRANTS.

IMPORTANT PROCEDURES

This Offer to Amend and Exercise together with the Election to Consent, Participate and Exercise Warrant, Notice of Withdrawal, and Forms of Amended Warrants constitute the “Offering Materials.” These Offering Materials provide information regarding the Offer to Amend and Exercise and instructions as to how you can amend your Original Warrants and exercise an Amended Warrant. You should read all of the materials carefully before you decide whether to participate in the Offer to Amend and Exercise and exercise an Amended Warrant.

To participate in the Offer to Amend and Exercise and exercise an Amended Warrant and receive the number of shares of Company common stock issuable therefor, you must deliver to the Company before the Expiration Date all of the following: (i) a signed copy of the Election to Consent, Participate and Exercise Warrant, (ii) a signed copy of an Accredited Investor Questionnaire, (iii) the original copy of your Original Warrant (or an Affidavit of Loss and Indemnification Agreement) for cancellation, and (iv) cash in the amount equal to $1.00 per share multiplied by the number of shares of common stock the holder elects to purchase (collectively, the “Acceptance and Exercise Documents”). The cash must be tendered in the form of a check payable to CSC Trust Company of Delaware (the “Escrow Agent”), as Escrow Agent for the Company, or by wire transfer to the Company’s escrow account at the Escrow Agent, as set forth in the Election to Consent, Participate and Exercise Warrant, and the cash must be received before the Expiration Date. Each of the Acceptance and Exercise Documents must be properly delivered, before the Expiration Date to: Ekso Bionics Holdings, Inc., 1414 Harbour Way South, Suite 1201 Richmond, California 94804, Attn: Corporate Secretary, telephone number (203) 723-EKSO (or in the case of the cash exercise price, pursuant to the wire or check delivery instructions set forth in the Election to Consent, Participate and Exercise Warrant).

If you properly tender (and do not validly withdraw) your Original Warrants and the other Acceptance and Exercise Documents on or prior to the Expiration Date, promptly following the Expiration Date, we intend to notify our Escrow Agent and our transfer agent of our acceptance of your payment of the exercise price and your other Acceptance and Exercise Documents and issue and deliver to you the number of shares of Company common stock issuable under the Amended Warrant. See Section 8 “Procedure for Participating in Offer to Amend and Exercise and Exercising Amended Warrants” below.

If you change your mind and do not want to participate in the Offer to Amend and Exercise, you may submit a Notice of Withdrawal to the Company at any time prior to the Expiration Date by delivery to: Ekso Bionics Holdings, Inc., 1414 Harbour Way South, Suite 1201 Richmond, California 94804, Attn: Corporate Secretary, or via facsimile to: (510) 927-2647. The Notice of Withdrawal must be properly completed and must be returned to the Company on or prior to the Expiration Date. However, you may change your mind and submit a Notice of Withdrawal to us after November 20, 2014 if your Original Warrants and other Acceptance and Exercise Documents have not been accepted by us prior to December 19, 2014. If you properly withdraw prior to the Expiration Date, we will promptly: (i) cancel your signed copy of the Election to Consent, Participate and Exercise Warrant, (ii) return the original copy of your Original Warrant or issue you a new Original Warrant if you submitted an Affidavit of Loss and Indemnification Agreement, and (iii) provide you with a check equal to the amount of cash you paid to exercise the Amended Warrant, without interest thereon or deduction therefrom.

If you want to consent to the amendment of the Original Warrants to delete any price-based anti-dilution provisions from the Original Warrants but you do not want to participate in the Offer to Amend and Exercise, you may submit a signed copy of the Election to Consent, Participate and Exercise and indicate your consent to the Anti-Dilution Amendment therein.

If you have any question or need assistance, you should contact either Katalyst Securities LLC or EDI Financial, Inc. (together, the “Warrant Agents”), the Warrant Agents for the Offer to Amend and Exercise. The Warrant Agents may be reached at:

Katalyst Securities LLC 15 Maiden Lane, Suite 601 New York, New York 10038 Attention: Michael Silverman (917) 696-1708	EDI Financial, Inc. 142 East 42nd Street, Suite 1616 New York, New York 10168 Attention: David Landskowsky (212) 612-3223

You may request additional copies of this document and any of the Offering Materials from the Company. The Company may be reached at:

1414 Harbour Way South, Suite 1201
Richmond, California 94804
Attention: Corporate Secretary
(203) 723-EKSO

OUR BOARD OF DIRECTORS MAKES NO RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE OFFER TO AMEND AND EXERCISE. YOU MUST MAKE YOUR OWN DECISION WITH RESPECT TO THE OFFER TO AMEND AND EXERCISE. FOR QUESTIONS REGARDING TAX IMPLICATIONS OR OTHER INVESTMENT-RELATED QUESTIONS, YOU SHOULD TALK TO YOUR OWN ATTORNEY, ACCOUNTANT AND/OR FINANCIAL PLANNER.

OUR BOARD OF DIRECTORS MAKES NO RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD CONSENT TO THE ANTI-DILUTION AMENDMENT. YOU MUST MAKE YOUR OWN DECISION WITH RESPECT TO THE ANTI-DILUTION AMENDMENT.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE OFFER TO AMEND AND EXERCISE. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT.

THIS OFFER TO AMEND AND EXERCISE HAS BEEN PREPARED SOLELY FOR THE BENEFIT OF HOLDERS OF ORIGINAL WARRANTS. DISTRIBUTION OF THIS OFFER TO AMEND AND EXERCISE TO ANY PERSON OTHER THAN SUCH HOLDERS AND THOSE

PERSONS RETAINED TO ADVISE SUCH HOLDERS IS UNAUTHORIZED AND ANY REPRODUCTION OF THIS OFFER TO AMEND AND EXERCISE OR RELATED DOCUMENTS, IN WHOLE OR IN PART, IS PROHIBITED.

THE SECURITIES BEING OFFERED PURSUANT TO THIS OFFER TO AMEND AND EXERCISE ARE BEING OFFERED PURSUANT TO EXEMPTIONS PROVIDED BY SECTION 4(a)(2) OF THE SECURITIES ACT OF 1933, AS AMENDED, REGULATION D THEREUNDER, CERTAIN STATE SECURITIES LAWS AND CERTAIN RULES AND REGULATIONS PROMULGATED THEREUNDER.

THE DATE OF THIS OFFER TO AMEND AND EXERCISE IS OCTOBER 23, 2014

Page
SUMMARY OF TERMS	1
RISK FACTORS	12
DESCRIPTION OF THE OFFER TO AMEND AND EXERCISE	28
SECTION 1. FORWARD LOOKING STATEMENTS	28
SECTION 2. PURPOSES OF THE OFFER TO AMEND AND EXERCISE AND USE OF PROCEEDS; PLANS OR PROPOSALS	29
SECTION 3. ELIGIBLE WARRANTS	30
SECTION 4. EXPIRATION DATE	30
SECTION 5. TERMS OF AMENDED WARRANTS	30
SECTION 6. CONDITIONS TO THE OFFER TO AMEND AND EXERCISE	31
SECTION 7. EXTENSION OF OFFER TO AMEND AND EXERCISE PERIOD; TERMINATION; AMENDMENTS	31
SECTION 8. PROCEDURE FOR PARTICIPATING IN OFFER TO AMEND AND EXERCISE AND EXERCISING AMENDED WARRANTS	31
SECTION 9. PROPOSED ANTI-DILUTION AMENDMENT AND PROCEDURE FOR CONSENTING TO THE ANTI-DILUTION AMENDMENT BUT NOT PARTICIPATING IN THE OFFER TO AMEND AND EXERCISE	32
SECTION 10. MANNER OF ACCEPTANCE OF PAYMENT AND ISSUANCE OF SHARES	33
SECTION 11. WITHDRAWAL RIGHTS	33
SECTION 12. REGISTRATION OF WARRANT SHARES	33
SECTION 13. TRADING MARKET AND PRICE RANGE OF ORIGINAL WARRANTS, AMENDED WARRANTS AND COMMON STOCK	34
SECTION 14. SOURCE AND AMOUNT OF FUNDS	34
SECTION 15. TRANSACTIONS AND AGREEMENTS CONCERNING ORIGINAL WARRANTS	34
SECTION 16. INFORMATION REGARDING THE COMPANY	35
SECTION 17. HISTORICAL AND PRO FORMA FINANCIAL INFORMATION AND OTHER FINANCIAL INFORMATION REGARDING THE COMPANY	45
SECTION 18. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE OFFER TO AMEND AND EXERCISE	45
SECTION 19. LEGAL MATTERS AND REGULATORY APPROVALS	46
SECTION 20. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	46
SECTION 21. ACCOUNTING TREATMENT	48
SECTION 22. FEES AND EXPENSES	48
SECTION 23. TRANSFERS	48
SECTION 24. ADDITIONAL INFORMATION	48
SECTION 25. INFORMATION REQUESTS	49

Exhibit A

CONSOLIDATED FINANCIAL STATEMENTS OF EKSO BIONICS, INC. AS OF AND FOR THE FISCAL YEARS ENDED DECEMBER 31, 2013 AND 2012 (INCLUDING UNAUDITED PRO FORMA FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2013)

A-1
Exhibit B CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF EKSO BIONICS HOLDINGS, INC. FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2014	B-1
Exhibit C PRO FORMA FINANCIAL STATEMENTS	C-1

i

SUMMARY OF TERMS

Company:
Ekso Bionics Holdings, Inc., a Nevada corporation, with principal executive offices at 1414 Harbour Way South, Suite 1201 Richmond, California 94804. Ekso Bionics Holdings, Inc. is referred to in this Offer to Amend and Exercise as “we,” “us,” “Ekso Bionics Holdings” or the “Company.” The Company’s telephone number is (203) 723-EKSO.
Our wholly-owned subsidiary, Ekso Bionics, Inc., a Delaware corporation, is referred to in this Offer to Amend and Exercise as “Ekso Bionics.” On January 15, 2014, Ekso Bionics merged with a newly-formed, wholly-owned subsidiary of the Company, with Ekso Bionics remaining as a wholly-owned subsidiary of the Company (the “Merger”). Eligible holders of outstanding warrants are referred to as “you.”
Eligible Warrants:
Outstanding warrants to purchase 30,300,000 shares of the Company’s common stock at an exercise price of $2.00 per share, issued to investors participating in the Company’s private placement financing with respect to which closings occurred on January 15, 2014, January 29, 2014 and February 6, 2014 (the “Original Warrants”).
Expiration Date:
5:00 p.m., Pacific Time on November 20, 2014, as may be extended by the Company in its sole discretion (the “Expiration Date”).
Terms of Amended Warrants:
Pursuant to the Offer to Amend and Exercise, the Original Warrants of holders who elect to participate in the Offer to Amend and Exercise will be amended (the “Amended Warrants”) as described below:
New Exercise Price: The exercise price will be reduced from $2.00 per share to $1.00 per share.
New Termination Date: The termination date will be shortened to run concurrently with the Expiration Date.
Lock-Up Period: The Amended Warrants will contain a lock-up provision that provides that the holder will not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any of the shares issuable upon exercise of the Amended Warrants without the prior written consent of the Company for a period for fifty (50) days after the Expiration Date (the “Lock-Up Period”). In addition, the Company may impose stop-transfer restrictions to enforce these restrictions.
No Cashless Exercise: The Amended Warrants must be exercised for cash, and any cashless exercise provisions in the Original Warrants will be inapplicable to the Amended Warrants.
Anti-Dilution: The price-based anti-dilution provisions contained in the Original Warrants will be deleted and will have no application to the issuance (or deemed issuance) or exercise of the Amended Warrants.

Market Restrictions: A holder, acting alone or with others, will agree not to effect any purchases or sales of any securities of the Company in any “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any type of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) or similar arrangements, or sales or other transactions through non-U.S. broker dealers or foreign regulated brokers through the expiration of the Lock-Up Period.
Other Terms: Except as set forth above all other terms of the Amended Warrants will be the same as the terms of the Original Warrants. See the form of amendment to Original Warrant attached as Exhibit A-1 to the Election to Consent, Participate and Amend Warrant.
Anti-Dilution Amendment:
Regardless of whether you elect to participate in the Offer to Amend and Exercise, you may nevertheless consent to the amendment to the Original Warrants to remove the price-based anti-dilution provisions contained in the outstanding Original Warrants (the “Anti-Dilution Amendment”), the form of which is attached as Exhibit A-2 to the Election to Consent, Participate and Exercise Warrant. See Section 2 “Purposes of the Offer to Amend and Exercise and Use of Proceeds; Plans or Proposals” below for a discussion of the Company’s reasons for eliminating the price-based anti-dilution provisions contained in the Original Warrants. The Original Warrants may be amended with the consent of the Company and the holders of Original Warrants exercisable to purchase a majority of the Warrant Shares (the “Requisite Approval”). If the Requisite Approval is received, the Original Warrants that are not exercised in the Offer to Amend and Exercise will be amended to remove the price-based anti-dilution provisions contained in the Original Warrants.
If you want to consent to the Anti-Dilution Amendment but you do not want to participate in the Offer to Amend and Exercise, you may submit a signed copy of the Election to Consent, Participate and Exercise and indicate your consent to the Anti-Dilution Amendment therein.
Other Outstanding Warrants:
In addition to the Original Warrants, there are outstanding warrants to purchase an aggregate of 6,376,363 shares of the Company’s common stock, comprised of the following separate classes of warrants: (i) outstanding warrants to purchase 2,500,000 shares of the Company’s common stock at an exercise price of $1.00 per share, issued on January 15, 2014 to investors participating in the Ekso Bionics bridge financing completed in November 2013 (the “Bridge Warrants”); (ii) outstanding warrants to purchase 2,530,000 shares of the Company’s common stock at an exercise price of $1.00 per share, issued to the placement agent and its sub-agents in the Company’s private placement financing with respect to which closings occurred on January 15, 2014, January 29, 2014 and February 6, 2014 (the “PPO Agent Warrants”); (iii) outstanding warrants to purchase 500,000 shares of the Company’s common stock at an exercise price of $1.00 per share, issued on January 15, 2014 to the placement agent and its sub-agents in the Ekso Bionics bridge financing completed in November 2013 (the “Bridge Agent Warrants”); (iv) outstanding warrants to purchase 225,000 shares of the Company’s common stock at an exercise price of $1.00 per share, issued on January 15, 2014 to a prior lender of Ekso Bionics (the “PPO Lender Warrant”); (v) outstanding warrants to purchase 591,897 shares of the Company’s common stock at an exercise price of $1.3781 per share, which warrants were originally issued between May 20, 2013 and September 27, 2013 to investors participating in Ekso Bionics’ pre-Merger private placement financings; and (vi) the outstanding warrant to purchase 29,466 shares of the Company’s common stock at an exercise price of $1.3781 per share, issued on January 15, 2014 to a prior lender of Ekso Bionics.
The Bridge Warrants, PPO Agent Warrants, Bridge Agent Warrants and PPO Lender Warrants contain the same type of price-based weighted-average anti-dilution provisions as the Original Warrants. Like the Original Warrants, the terms of each of the Bridge Warrants, PPO Agent Warrants, Bridge Agent Warrants and PPO Lender Warrants may be amended with the consent of the Company and the holders of warrants exercisable to purchase a majority of the shares issuable upon exercise of the respective class of warrants. Separate and apart from this Offer to Amend and Exercise, the Company intends to seek the requisite consent of the holders of each such class of warrants in order to remove the price-based anti-dilution provisions from such warrants. There can be no assurance that the Company will be successful in obtaining the requisite consent of the holders of such warrants.
Partial Participation Permitted:
Holders may elect to participate in the Offer to Amend and Exercise with respect to some, all or none of their Original Warrants. If a holder of Original Warrants elects to participate in the Offer to Amend and Exercise with respect to less than all of such holder’s Original Warrants, then the Company will issue a new Original Warrant with an exercise price of $2.00 per share exercisable for that number of shares of common stock that such holder elects to exclude from the Offer to Amend and Exercise; provided, however, that your Original Warrants may be amended with the Requisite Approval to remove any price-based anti-dilution terms, as provided in the Anti-Dilution Amendment.
Transfers:
The terms of the Original Warrants provide that a holder may transfer the Original Warrants to a third party if the transfer qualifies for an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), to the reasonable satisfaction of the Company. Any holder of an Original Warrant who desires to transfer an Original Warrant should contact the Company prior to such transfer to ensure that the planned transfer satisfies the transfer restrictions set forth in the Original Warrants.

Conditions:
The Offer to Amend and Exercise is subject to certain conditions as described herein:

(i)

As part of the Election to Consent, Participate and Exercise Warrant, the holders of the Original Warrants must complete an Accredited Investor Questionnaire. The holders of the Original Warrants previously represented to the Company that they were “accredited investors” in connection with the transactions in which such holders acquired the Original Warrants. The Company will not accept any Election to Consent, Participate and Exercise Warrant from or on behalf of any Original Warrant holders if the Company determines that a valid securities exemption is not available under the Securities Act.

(ii)

In addition, we are not making this Offer to Amend and Exercise to, nor will we accept any Election to Consent, Participate and Exercise Warrant from or on behalf of, Original Warrant holders in any jurisdiction in which the Offer to Amend and Exercise or the exercise of the Amended Warrants would not be in compliance with the laws of such jurisdiction.

(iii)

You may not elect to exercise your Original Warrants pursuant to this Offer to Amend and Exercise unless you both consent to (a) the amendment of your Original Warrants in the form of amendment to Original Warrant attached as Exhibit A-1 to the Election to Consent, Participate and Amend Warrant and (b) the exercise of your Amended Warrant, which will happen simultaneously should you choose to participate in the Offer to Amend and Exericse.

Future Amendments to the Offer to Amend and Exercise:
If we materially change the terms of the Offer to Amend and Exercise we will extend the Expiration Date to the extent required under the rules of the Exchange Act.
How to Participate in the Offer to Amend and Exercise:
To participate in the Offer to Amend and Exercise and exercise an Amended Warrant and receive the number of shares of Company common stock issuable therefor, you must deliver to the Company before the Expiration Date all of the following: (i) a signed copy of the Election to Consent, Participate and Exercise Warrant, (ii) a signed copy of an Accredited Investor Questionnaire, (iii) the original copy of your Original Warrant (or an Affidavit of Loss and Indemnification Agreement) for cancellation, and (iv) cash in the amount equal to $1.00 per share multiplied by the number of shares of common stock the holder elects to purchase (collectively, the “Acceptance and Exercise Documents”). The cash must be tendered in the form of a check payable to CSC Trust Company of Delaware (the “Escrow Agent”), as Escrow Agent for the Company, or by wire transfer to the Company’s escrow account at the Escrow Agent, as set forth in the Election to Consent, Participate and Exercise Warrant, and the cash must be received before the Expiration Date. Each of the Acceptance and Exercise

Documents must be properly delivered, before the Expiration Date to: Ekso Bionics Holdings, Inc., 1414 Harbour Way South, Suite 1201 Richmond, California 94804, Attn: Corporate Secretary, telephone number (203) 723-EKSO (or in the case of the cash exercise price, pursuant to the wire or check delivery instructions set forth in the Election to Consent, Participate and Exercise Warrant).
If you execute and deliver an Affidavit of Loss and Indemnification Agreement in lieu of delivering the original copy of your Original Warrant, your Original Warrant will be cancelled by the Company, and the Company will promptly following the Expiration Date issue to you a new Original Warrant with an exercise price of $2.00 per share exercisable for that number of shares of common stock that such holder elects to exclude from the Offer to Amend and Exercise; provided, however, that your Original Warrants may be amended with the Requisite Approval to remove any price-based anti-dilution terms, as provided in the Anti-Dilution Amendment.
Manner of Acceptance of Payment:
If you properly tender (and do not validly withdraw) your Original Warrants and the other Acceptance and Exercise Documents on or prior to the Expiration Date, promptly following the Expiration Date, we intend to notify our Escrow Agent and our transfer agent of our acceptance of your payment of the exercise price and your other Acceptance and Exercise Documents and issue and deliver to you the number of shares of Company common stock issuable under the Amended Warrant. See Section 8 “Procedure for Participating in Offer to Amend and Exercise and Exercising Amended Warrants” below.
Withdrawal Rights:
If you change your mind and do not want to participate in the Offer to Amend and Exercise, you may submit the Notice of Withdrawal to us. However, to be effective, the Notice of Withdrawal must be properly completed and must be returned, prior to the Expiration Date, to: Ekso Bionics Holdings, Inc., 1414 Harbour Way South, Suite 1201 Richmond, California 94804, Attn: Corporate Secretary, or via facsimile to: (510) 927-2647. Following the Expiration Date, you cannot withdraw your Election to Consent, Participate and Exercise Warrant. However, if we have not accepted your tendered Original Warrants and other Acceptance and Exercise Documents by December 19, 2014, which is the fortieth business day from the commencement of the Offer to Amend and Exercise, you may change your mind and submit a Notice of Withdrawal to us after December 19, 2014.
If you properly withdraw prior to the Expiration Date, we will promptly: (i) cancel your signed copy of the Election to Consent, Participate and Exercise Warrant, (ii) return the original copy of your Original Warrant or issue you a new Original Warrant if you submitted an Affidavit of Loss and Indemnification Agreement, and (iii) provide you with a check equal to the amount of cash you paid upon exercise of the Amended Warrant without interest thereon or deduction therefrom.

Purposes of the Offer to Amend and Exercise and Use of Proceeds:
The purposes of this Offer to Amend and Exercise are as follows:
Reduction of Warrant Liability: The Offer to Amend and Exercise can help the Company reduce the warrant liability recorded by the Company on its financial statements. The warrant liability on the Company’s balance sheet may make it more difficult for the Company to list its shares of common stock on a national securities exchange.
The Original Warrants have weighted-average anti-dilution protection, which allows for a decrease in the per share exercise price of the Original Warrants if the Company issues additional shares of common stock without consideration or for consideration per share less than the exercise price of the Original Warrants. Based on these anti-dilution provisions, the Company is required to record a derivative liability on its balance sheet each fiscal quarter for these warrants for as long as they are not exercised or have not expired. The warrant liability recorded by the Company was approximately $88.1 million and $27.6 million for the fiscal quarters ended March 31, 2014 and June 30, 2014, respectively. The Company expects future changes in the fair value of these warrants to continue to vary significantly from quarter to quarter. The Company believes these significant variations make it more difficult for investors to evaluate the Company’s business and operations.
The warrant liability also serves as an impediment to the Company’s longer term goal to pursue listing of its common stock on a national securities exchange. The warrant liability required to be recorded by the Company may have the adverse effect of substantially reducing the Company’s stockholders’ equity. The initial listing standards applicable to the Company for both the NYSE MKT and NASDAQ require that a company meet minimum stockholders’ equity requirements.
Operating Capital to Accelerate Medical Product Adoption and Explore Able-Bodied Markets: A second purpose of the Offer to Amend and Exercise is to raise funds to support the Company’s future operations and capital requirements by encouraging the participating holders to exercise their Original Warrants at a significantly reduced exercise price during a shortened exercise period. The Company plans to use the net proceeds from the Offer to Amend and Exercise to fund its ongoing operations, including the Company’s efforts to accelerate adoption of its EksoTM in the medical rehabilitation market, to develop its medical product offerings for use outside the rehabilitation environment, and to explore opportunities in able-bodied exoskeleton applications on its own or with partners.
Plans or Proposals:
The Company intends to cancel the Original Warrants that are amended and exercised by the holders thereof pursuant to the Offer to Amend and Exercise. Original Warrants that are not so amended and exercised will remain outstanding pursuant to their original terms; provided, however, that the Original Warrants may be amended with the Requisite Approval to remove any price-based anti-dilution terms, as provided in the Anti-Dilution Amendment.
No plans or proposals described in this Offer to Amend and Exercise or in any materials sent to the holders of the Original Warrants in connection with this Offer to Amend and Exercise relate to or would result in the conditions or transactions described in Regulation M-A, Item1006(c)(1) through (10), except as follows:
Any holder of Original Warrants who elects to exercise such holder’s Original Warrants will acquire additional shares of common stock of the Company as a result of such exercise. As of September 30, 2014, the Company had 78,584,173 shares of common stock outstanding. The Original Warrants are exercisable for an aggregate of 30,300,000 shares of common stock. Assuming all Original Warrants are exercised, the Company’s outstanding shares of common stock would increase to 108,884,173 shares, with the shares issued upon exercise of the Original Warrants representing 27.8% of the then outstanding shares of common stock.
Registration of Warrant Shares:
The Original Warrants, the Amended Warrants and the shares of common stock issuable upon exercise of the Original Warrants or Amended Warrants are “restricted securities” and may not be sold by the holder absent a registration statement covering the resale of the shares or an exemption from the registration requirement. There is no established trading market for the Original Warrants or the Amended Warrants, and we do not intend to list the Original Warrants or the Amended Warrants for trading on any exchange or market.
Pursuant to the terms of a Registration Rights Agreement dated January 15, 2014 between the Company and the purchasers of securities in the Company’s private placement financing with respect to which closing occurred on January 15, 2014, January 29, 2014 and February 6, 2014, we have previously filed a Registration Statement on Form S-1 (File No. 333-195783) (the “Registration Statement”) to register the resale of the shares of common stock underlying the Original Warrants under the Securities Act. Promptly following the Expiration Date, we intend to file a prospectus supplement to the prospectus included in the Registration Statement to reflect the substantive changes from the information currently set forth in such prospectus as a result of the Offer to Amend and Exercise. Thereafter, subject to your compliance with the Lock-Up Period, the holders of shares of common stock issuable upon exercise of the Amended Warrants and who are listed as selling stockholders in the Registration Statement may sell their shares of common stock covered under the Registration Statement in accordance with the resale restrictions set forth in the “Plan of Distribution” section of the Prospectus in the Registration Statement. Each holder of Original Warrants should read the applicable Prospectus carefully before deciding whether to participate in the Offer to Amend and Exercise. In addition, any holder (including any transferees or acquirers) of an Original Warrant or Amended Warrant who is not listed as a selling stockholder in the Prospectus cannot resell the shares received by such holder upon exercise of an Original Warrant or Amended Warrant in reliance on the Prospectus, unless and until the Company files a prospectus supplement or a post-effective amendment to the Registration Statement to include such holder as a selling stockholder. Absent the filing of the prospectus supplement or post-effective amendment to the Registration Statement, the holder (including any transferees or acquirers) will be required to qualify for an exemption from the registration requirements, which may require a holding period of at least six months.
Taxes:
We recommend that you consult with your own tax advisor with regard to the possibility of any federal, state, local or other tax consequences of the Offer to Amend and Exercise. See Section 20 “Material U.S. Federal Income Tax Consequences” below for a discussion of the material U.S. Federal Income Tax Consequences of participating in the Offer to Amend and Exercise.
Accounting Treatment:
Under U.S. generally accepted accounting principles (“GAAP”), the anti-dilution provisions in the Original Warrants cause the Original Warrants to be treated as a derivative liability. As a result, we must record the Original Warrants at their fair value on each balance sheet date and any change in value between reporting periods must be recorded as other income or expense, as the case may be, for the period ending on such reporting date. The fair value of the derivative liabilities associated with the Original Warrants increases as the price of our common stock increases, resulting in other expense in our consolidated statements of operations, and decreases as the price of our common stock decreases, resulting in other income. In other words, the existence of the anti-dilution provision causes our reported net income to decrease when the price of our common stock increases, and vice versa.
If the Original Warrants are amended and exercised pursuant to the Offer to Amend and Exercise or if the Original Warrants are amended by the Anti-Dilution Amendment, this effect on our derivative liability will no longer occur for future periods for these warrants. In addition, upon the exercise of the Original Warrants or the amendment of the Original Warrants by the Anti-Dilution Amendment, the liability associated with the Original Warrants would be reclassified from liabilities to stockholders’ equity, which would result in a decrease to the derivative liability account included in our balance sheet and an increase in stockholders’ equity.
Fees and Expenses:
The Company has retained Katalyst Securities LLC and EDI Financial, Inc. (together, the “Warrant Agents”) to act as its co-exclusive Warrant Agents for the Offer to Amend and Exercise pursuant to Warrant Agent Agreements attached as Exhibits (d)(1) and (d)(2) to the Schedule TO. The Warrant Agents, in accordance with the terms of the Warrant Agent Agreements, will use their reasonable best efforts to maximize the number of holders of Original Warrants who elect to participate in the Offer to Amend and Exercise and exercise their Amended Warrants, including appropriate communications with the Original Warrant holders, as well as with the Original Warrant holders’ brokers, agents or other representatives. The Warrant Agents will receive an aggregate fee equal to 5% of the cash exercise prices paid by holders of the Original Warrants who participate in the Offer to Amend and Exercise. In addition, the Company has agreed to reimburse the Warrant Agents for their legal fees and expenses in the aggregate amount of $35,000 and their reasonable out-of-pocket expenses. The Warrant Agents must obtain the Company’s prior approval for any expenses in the aggregate in excess of $2,500 for each Warrant Agent. The Company has agreed to indemnify the Warrant Agents against certain liabilities in connection with the Offer to Amend and Exercise, including certain liabilities under the federal securities laws.
Interests of Directors and Executive Officers:
Three of our independent directors hold Original Warrants and are eligible to participate in the Offer to Amend and Exercise on the same terms and conditions as the other holders of the Original Warrants. Please see Section 18 “Interests of Directors and Officers in the Offer to Amend and Exercise” below.
Historical and Pro Forma Financial Information and Other Financial Information:
The Company has included its financial statements for the fiscal years ended December 31, 2013 and 2012 (including unaudited pro forma financial statements for the year ended December 31, 2013) and for the quarterly period ended June 30, 2014 in this Offer to Amend and Exercise. The Company has also included pro forma information reflecting the effect of the Offer to Amend and Exercise in this Offer to Amend and Exercise.
As of September 30, 2014, the Company’s cash and cash equivalents were $7,180,000 compared to $10,970,000 at June 30, 2014. During the three months ended September 30, 2104, the Company used $3,790,000 of cash in operations compared to $5,680,000 and $3,610,000 for the three month periods ended March 31, 2014 and June 30, 2014, respectively. The Company believes its cash resources as of September 30, 2104 are sufficient to fund its current business plan, support operations, fund research and development and meet current obligations into the second quarter of 2015. Assuming that all of the Original Warrants are exercised in the Offer to Amend and Exercise resulting in estimated net proceeds of approximately $28,700,000, the Company anticipates it would have sufficient capital to fund its current business plan, support operations, fund research and development and meet current obligations until at least the end of 2016.
Additional Information:
The Company has filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO of which this Offer to Amend and Exercise is a part. This Offer to Amend and Exercise does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that holders of the Original Warrants review the

Schedule TO, including the exhibits, and the Company’s other materials that have been filed with the SEC before making a decision on whether to participate in the Offer to Amend and Exercise.
The Board of Directors of the Company recognizes that the decision to participate in the Offer to Amend and Exercise is an individual one that should be based on a variety of factors. The holders of the Original Warrants should consult with their respective professional advisors if they have questions about their financial or tax situation. The information about this Offer to Amend and Exercise from the Company is limited to the Offering Materials.
The Company is subject to the information requirements of Section 15(d) of the Exchange Act, and in accordance therewith files and furnishes reports and other information with the SEC. All reports and other documents the Company has filed with the SEC, including the Schedule TO relating to the Offer to Amend and Exercise, or will file with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.
Information Requests:
Please direct questions or requests for assistance regarding this Offer to Amend and Exercise, Election to Consent Participate and Exercise Warrant, and Notice of Withdrawal or other materials, in writing, to the Warrant Agents at the following addresses:

Katalyst Securities LLC 15 Maiden Lane, Suite 601 New York, New York 10038 Attention: Michael Silverman (917) 696-1708	EDI Financial, Inc. 142 East 42nd Street, Suite 1616 New York, New York 10168 Attention: David Landskowsky (212) 612-3223
Please direct requests for additional copies of this Offer to Amend and Exercise, Election to Consent, Participate and Exercise Warrant, and Notice of Withdrawal or other materials, in writing, to the Company — Ekso Bionics Holdings, Inc., 1414 Harbour Way South, Suite 1201 Richmond, California 94804, Attn: Corporate Secretary, telephone number (203) 723-EKSO, facsimile number (510) 927-2647.

ABOUT THIS OFFER TO AMEND AND EXERCISE

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO AMEND AND EXERCISE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO AMEND AND EXERCISE AND, IF PROVIDED, SUCH INFORMATION MUST NOT BE RELIED UPON.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER TO AMEND AND EXERCISE, NEITHER THE COMPANY, NOR ITS DIRECTORS, OFFICERS, ADVISORS OR AGENTS, INCLUDING THE WARRANT AGENT, MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ACCEPT THE OFFER TO AMEND AND EXERCISE. YOU SHOULD NOT CONSIDER THE BOARD’S APPROVAL TO BE A RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OFFER TO AMEND AND EXERCISE WARRANTS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ACCEPT THE OFFER TO AMEND AND EXERCISE.

RISK FACTORS

AN INVESTMENT IN OUR SECURITIES IS HIGHLY SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. WE FACE A VARIETY OF RISKS THAT MAY AFFECT OUR OPERATIONS OR FINANCIAL RESULTS AND MANY OF THOSE RISKS ARE DRIVEN BY FACTORS THAT WE CANNOT CONTROL OR PREDICT. BEFORE YOU ELECT TO PARTICIPATE IN THE OFFER TO AMEND AND EXERCISE, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS, TOGETHER WITH THE FINANCIAL AND OTHER INFORMATION CONTAINED IN THIS OFFER TO AMEND AND EXERCISE. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS, PROSPECTS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK WOULD LIKELY DECLINE AND YOU MAY LOSE ALL OR A PART OF YOUR INVESTMENT. ONLY THOSE INVESTORS WHO CAN BEAR THE RISK OF LOSS OF THEIR ENTIRE INVESTMENT SHOULD CONSIDER AN INVESTMENT IN OUR SECURITIES.

THIS OFFER TO AMEND AND EXERCISE CONTAINS CERTAIN STATEMENTS RELATING TO FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF OUR COMPANY. PROSPECTIVE INVESTORS ARE CAUTIONED THAT SUCH STATEMENTS ARE ONLY PREDICTIONS AND INVOLVE RISKS AND UNCERTAINTIES, AND THAT ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY. IN EVALUATING SUCH STATEMENTS, PROSPECTIVE INVESTORS SHOULD SPECIFICALLY CONSIDER THE VARIOUS FACTORS IDENTIFIED IN THIS OFFER TO AMEND AND EXERCISE, INCLUDING THE MATTERS SET FORTH BELOW, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS.

Prospective investors should consider carefully whether an investment in the Company is suitable for them in light of the information contained in this Offer to Amend and Exercise and the financial resources available to them. The risks described below do not purport to be all the risks to which the Company could be exposed. This section is a summary of certain risks and is not set out in any particular order of priority. They are the risks that we presently believe are material to the operations of the Company. Additional risks of which we are not presently aware or which we presently deem immaterial may also impair the Company’s business, financial condition or results of operations.

Risks Related to our Business and the Industry in Which We Operate

We have a limited operating history upon which investors can evaluate our future prospects.

Although Ekso Bionics was incorporated in 2005, it did not sell its first Ekso medical device until 2012. Therefore, we have limited operating history upon which an evaluation of our business plan or performance and prospects can be made. The business and prospects of the Company must be considered in the light of the potential problems, delays, uncertainties and complications encountered in connection with a newly established business and creating a new industry. The risks include, but are not limited to, the possibility that we will not be able to develop functional and scalable products and services, or that although functional and scalable, our products and services will not be economical to market; that our competitors hold proprietary rights that preclude us from marketing such products; that our competitors market a superior or equivalent product; that we are not able to upgrade and enhance our technologies and products to accommodate new features and expanded service offerings; or that we fail to receive necessary regulatory clearances for our products. To successfully introduce and market our products at a profit, we must establish brand name recognition and competitive advantages for our products. There are no assurances that the Company can successfully address these challenges. If it is unsuccessful, the Company and its business, financial condition and operating results could be materially and adversely affected.

Given the limited operating history, management has little basis on which to forecast future demand for our products from our existing customer base, much less new customers. The current and future expense levels of the Company are based largely on estimates of planned operations and future revenues rather than experience. It is difficult to accurately forecast future revenues because the business of the Company is new and its market has not been developed. If the forecasts for the Company prove incorrect, the business, operating results and financial condition of the Company will be materially and adversely affected. Moreover, the Company may be unable to adjust its spending in a timely manner to compensate for any unanticipated reduction in revenue. As a result, any significant reduction in revenues would immediately and adversely affect the business, financial condition and operating results of the Company.

The industries in which the Company operates are highly competitive and subject to rapid technological change. If our competitors are better able to develop and market products that are safer, more effective, less costly, easier to use, or are otherwise more attractive, we may be unable to compete effectively with other companies.

The medical technology, industrial robotics and military equipment industries are characterized by intense competition and rapid technological change, and we will face competition on the basis of product features, clinical outcomes, price, services and other factors. Competitors may include large medical device and other companies, some of which have significantly greater financial and marketing resources than we do, and firms that are more specialized than we are with respect to particular markets. Our competition may respond more quickly to new or emerging technologies, undertake more extensive marketing campaigns, have greater financial, marketing and other resources than we do or may be more successful in attracting potential customers, employees and strategic partners.

Our competitive position will depend on multiple, complex factors, including our ability to achieve market acceptance for our products, develop new products, implement production and marketing plans, secure regulatory approvals for products under development and protect our intellectual property. In some instances, competitors may also offer, or may attempt to develop, alternative therapies for disease states that may be delivered without a medical device. The development of new or improved products, processes or technologies by other companies may render our products or proposed products obsolete or less competitive. The entry into the market of manufacturers located in low-cost manufacturing locations may also create pricing pressure, particularly in developing markets. Our future success depends, among other things, upon our ability to compete effectively against current technology, as well as to respond effectively to technological advances, and upon our ability to successfully implement our marketing strategies and execute our research and development plan.

Our products may not be accepted in the market.

We cannot be certain that our current products or any other products we may develop or market will achieve or maintain market acceptance. Market acceptance of our products depends on many factors, including the Company’s ability to convince key opinion leaders to provide recommendations regarding our products, convince distributors and customers that our technology is an attractive alternative to other technologies, demonstrate that our products are reliable and supported by us in the field, supply and service sufficient quantities of products directly or through marketing alliances, and price products competitively in light of the current macroeconomic environment, which, particularly in the case of the medical device industry, are becoming increasingly price sensitive.

Dependence on patent and other proprietary rights and failing to protect such rights or to be successful in litigation related to such rights may result in our payment of significant monetary damages or impact offerings in our product portfolios.

Our long-term success largely depends on our ability to market technologically competitive products. If we fail to obtain or maintain adequate intellectual property protection, we may not be able to prevent third parties from using our proprietary technologies or may lose access to technologies critical to our products. Also, our currently pending or future patent applications may not result in issued patents, and issued patents are subject to claims concerning priority, scope and other issues.

Furthermore, we have not filed applications for all of our patents internationally and may not be able to prevent third parties from using our proprietary technologies or may lose access to technologies critical to our products in other countries. These include, in some cases, countries in which we are currently selling products and countries in which we intend to sell products in the future.

Intellectual property litigation and infringement claims could cause us to incur significant expenses or prevent us from selling certain of our products.

The industries in which we operate, including, in particular, the medical device industry, are characterized by extensive intellectual property litigation and, from time to time, we might be the subject of claims by third parties of potential infringement or misappropriation. Regardless of outcome, such claims are expensive to defend and divert the time and effort of our management and operating personnel from other business issues. A successful claim or claims of patent or other intellectual property infringement against us could result in our payment of significant monetary damages and/or royalty payments or negatively impact our ability to sell current or future products in the affected category and could have a material adverse effect on our business, cash flows, financial condition or results of operations.

Some of the patents in the intellectual property portfolio are not within our complete control, which could reduce the value of such patents.

Some of our U.S. patent applications (which have associated international applications) are co-owned by the Regents of the University of California Berkeley. The Regents of the University of California Berkeley has licensed its rights under many of these patent applications to us, but we do not have a license to their rights under three of these patent applications. With respect to two of these co-owned patent applications, the Regents of the University of California Berkeley has licensed their rights in the U.S. to an unrelated third party. The third patent application will need to be fully prosecuted before it can be determined which claims are exclusive to us (through a previous license) and which claims the Regents of the University of California Berkeley may license to other entities. We do not have complete control over the prosecution of these patent applications. In addition, the license of patent rights under these patents to third parties could reduce the value of the Company’s patent portfolio and limit any income or license fees that we might receive if we were to attempt to transfer or license our rights under any of our co-owned patents.

Enforcing intellectual property rights in foreign nations for military technology may be more problematic than enforcement in other industries.

In many countries, governments reserve the right to allow local manufacturers to infringe patents in cases where it is beneficial to their national security to do so. This could result in additional competition for us or our licensees from local manufacturers in foreign countries even though those manufacturers are infringing patents we hold in those countries, which could adversely affect our ability to sell our products in those countries for military use.

We are subject to extensive governmental regulations relating to the manufacturing, labeling and marketing of our products.

Our medical technology products and operations are subject to regulation by the U.S. Food and Drug Administration (the “FDA”), the European Union and other governmental authorities both inside and outside of the United States. These agencies enforce laws and regulations that govern the development, testing, manufacturing, labeling, advertising, marketing and distribution, and market surveillance of our medical products.

It can be costly and time-consuming to obtain regulatory approvals to market a medical device. Our failure to maintain approvals or obtain approval for medical device products could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Under the Federal Food, Drug, and Cosmetic Act, medical devices are classified into one of three classes — Class I, Class II or Class III — depending on the degree of risk associated with each medical device and the extent of control needed to ensure safety and effectiveness. Class I devices are those for which safety and effectiveness can be assured by adherence to a set of guidelines, which include compliance with the applicable portions of the FDA’s Quality System Regulation, facility registration and product listing, reporting of adverse medical events, and appropriate, truthful and non-misleading labeling, advertising, and promotional materials.

The Company’s Ekso GT robotic exoskeleton has been registered and listed as a Powered Exercise Equipment device (Class I) since February 2012. During that time, there have been no reportable events in the device’s commercial lifetime, indicating a risk profile in line with its classification. The indications for use of the Company’s Ekso robotic exoskeleton and their presentation in device labeling and promotional material have remained consistent. The FDA has neither made a determination about whether our medical products are Class I medical devices nor has it notified the Company regarding a change to the device registration or classification applicable to our robotic exoskeleton.

On June 26, 2014, the FDA announced the creation of a new product classification for Powered Exoskeleton devices. This new product classification was designated as being Class II. While the new Powered Exoskeleton classification is broadly similar to the Ekso robotic exoskeleton, it includes specific terms, such as “user controlled” and “wrist worn wireless interface,” that do not apply to the Ekso robotic exoskeleton in its current marketed form as a clinical device for gait training by medical personnel. The “user controlled” and “wrist worn wireless interface” features are, however, in line with a robotic exoskeleton that is intended for use outside the supervision of medical staff (i.e. in the home/community), for which the Ekso labeling clearly contraindicates. As a result of these discrepancies, some ambiguity exists as to the application of this product classification to the Ekso robotic exoskeleton.

The Company has determined to proactively file with the FDA a Premarket Notification (called the 510(k)) seeking clearance to market the current device under the new Powered Exoskeleton device classification, and expects to make this filing in the fourth quarter of 2014. The Company intends to continue marketing the Ekso robotic exoskeleton under its current Class I registration and listing with its current indications for use until 510(k) clearance is either granted or denied by the FDA or the Company is otherwise notified by the FDA. The Company believes that in situations where the class of a product has been elevated by FDA, manufacturers are normally given ample time to seek clearance at the new class level.

Following the introduction of a product, these agencies will also periodically review our manufacturing processes and product performance. The process of complying with the applicable good manufacturing practices, adverse event reporting, clinical trial and other requirements can be costly and time consuming, and could delay or prevent the production, manufacturing or sale of our products. In addition, if we fail to comply with applicable regulatory requirements, it could result in fines, delays or suspensions of regulatory clearances, closure of manufacturing sites, seizures or recalls of products and damage to our reputation. Recent changes in enforcement practice by the FDA, European Union and other agencies have resulted in increased enforcement activity, which increases the compliance risk for the Company and other companies in our industry. In addition, governmental agencies may impose new requirements regarding registration, labeling or prohibited materials that may require us to modify or re-register products already on the market or otherwise impact our ability to market our products in those countries. Once clearance or approval has been obtained for a product, there is an obligation to ensure that all applicable FDA and other regulatory requirements continue to be met.

We may be subject to penalties and may be precluded from marketing our products if we fail to comply with extensive governmental regulations.

The FDA and non-U.S. regulatory authorities require that our products be manufactured according to rigorous standards. These regulatory requirements may significantly increase our production costs and may even prevent us from making our products in amounts sufficient to meet market demand. If we change our approved manufacturing process, the FDA may need to review the process before it may be used. Failure to comply with applicable regulatory requirements discussed could subject us to enforcement actions, including warning letters, fines, injunctions and civil penalties against us, recall or seizure of our products, operating restrictions, partial suspension or total shutdown of our production, and criminal prosecution.

Federal, state and non-U.S. regulations regarding the manufacture and sale of medical devices are subject to future changes. The complexity, timeframes and costs associated with obtaining marketing clearances are unknown. Although we cannot predict the impact, if any, these changes might have on our business, the impact could be material.

Certain of our competitors have reported injuries caused by the malfunction of human exoskeleton devices (in at least one case to the FDA). Injuries caused by the malfunction or misuse of human exoskeleton devices, even where such malfunction or misuse occurs with respect to one of our competitor’s products, could cause regulatory agencies to implement more conservative regulations on the medical human exoskeleton industry, which could significantly increase our operating costs.

Product defects could adversely affect the results of our operations.

The design, manufacture and marketing of our products involve certain inherent risks. Manufacturing or design defects, unanticipated use of our products, or inadequate disclosure of risks relating to the use of our products can lead to injury or other adverse events. These events could lead to recalls or safety alerts relating to our products (either voluntary or required by the FDA or similar governmental authorities in other countries), and could result, in certain cases, in the removal of a product from the market. A recall could result in significant costs, as well as negative publicity and damage to our reputation that could reduce demand for our products. Personal injuries relating to the use of our products could also result in product liability claims being brought against us. In some circumstances, such adverse events could also cause delays in new product approvals.

When a medical human exoskeleton is used by a paralyzed individual to walk, the individual relies completely on the exoskeleton to hold them upright. There are many exoskeleton components that, if they were to fail catastrophically, could cause a fall resulting in severe injury or death of the patient. Such occurrences could bring about costly litigation and could also bring about regulatory activity on the part of the FDA or its foreign counterparts which could interfere with our ability to market our products.

When an industrial or military exoskeleton is used by a healthy individual — for example to carry a heavy load — malfunction of the device at an inopportune moment (such as when descending a stairway or navigating a precarious trail) could cause a fall resulting in severe injury or death of the person using the device. Such occurrences could bring about costly litigation and could also bring about regulatory activity on the part of OSHA or its foreign counterparts which could interfere with our ability to market our products.

We could be exposed to significant liability claims if we are unable to obtain insurance at acceptable costs and adequate levels or otherwise protect ourselves against potential product liability claims.

The testing, manufacture, marketing and sale of medical devices entail the inherent risk of liability claims or product recalls. Product liability insurance is expensive and may not be available on acceptable terms, if at all. A successful product liability claim or product recall could inhibit or prevent the successful commercialization of our products, cause a significant financial burden on the Company, or both, which in either case could have a material adverse effect on our business and financial condition.

If we are not able to both obtain and maintain adequate levels of third-party reimbursement for our products, it would have a material adverse effect on our business.

Healthcare providers and related facilities are generally reimbursed for their services through payment systems managed by various governmental agencies worldwide, private insurance companies, and managed care organizations. The manner and level of reimbursement in any given case may depend on the site of care, the procedure(s) performed, the final patient diagnosis, the device(s) utilized, available budget, or a combination of these factors, and coverage and payment levels are determined at each payer’s discretion. The coverage policies and reimbursement levels of these third-party payers may impact the decisions of healthcare providers and facilities regarding which medical products they purchase and the prices they are willing to pay for those products. Thus, changes in reimbursement levels or methods may either positively or negatively impact sales of our products.

The Company has no direct control over payer decision-making with respect to coverage and payment levels for our medical device products. Additionally, we expect many payers to continue to explore cost-containment strategies (e.g., comparative and cost-effectiveness analyses, so-called “pay-for-performance” programs implemented by various public and private payers, and expansion of payment bundling schemes such as Accountable Care Organizations, and other such methods that shift medical cost risk to providers) that may potentially impact coverage and/or payment levels for our current products or products we develop.

As our product offerings are diverse across healthcare settings, they are affected to varying degrees by the many payment systems. Therefore, individual countries, product lines or product classes may be impacted by changes to these systems.

Changes in reimbursement practices of third-party payers could affect the demand for our products and the prices at which they are sold.

The sales of our products could depend, in part, on the extent to which healthcare providers and facilities or individual users are reimbursed by government authorities, private insurers and other third-party payers for the costs of our products or the services performed with our products. The coverage policies and reimbursement levels of third-party payers, which can vary among public and private sources and by country, may affect which products customers purchase and the prices they are willing to pay for those products in a particular jurisdiction. Reimbursement rates can also affect the acceptance rate of new technologies. Legislative or administrative reforms to reimbursement systems in the United States or abroad, or changes in reimbursement rates by private payers, could significantly reduce reimbursement for procedures using the Company’s products or result in denial of reimbursement for those products, which would adversely affect customer demand or the price customers may be willing to pay for such products.

Clinical outcome studies regarding our products may not provide sufficient data to either cause third-party payers to approve reimbursement or to make human exoskeletons a standard of care.

Our business plan relies on broad adoption of human exoskeletons to provide neuro-rehabilitation in the form of gait training to individuals who have suffered a neurological injury or disorder. Although use of human exoskeletons in neuro-rehabilitation is new, use of robotic devices to provide gait training has been going on for over a decade and the clinical studies relating to such devices have had both positive and negative outcomes. Much of the rehabilitation community has rejected the use of such devices based on the data from some of these studies. Although we believe that human exoskeletons will outperform such robotic equipment, this has not been proven. Furthermore, it may prove impossible to prove an advantage in a timely manner, or at all, which could prevent broad adoption of our products.

Part of our business plan relies on broad adoption of the Ekso device to provide “early mobilization” of individuals who have been immobilized by an injury, disease, or other condition. Although the health benefits of other methods of “early mobilization” have been demonstrated in clinical studies in fields such as stroke, those studies did not test early mobilization with human exoskeletons directly. It may be necessary to provide outcome studies on early mobilization with exoskeletons directly in order to convince the medical community of their effectiveness. Such studies have not been designed at this time, and may be too large and too costly for us and our partners to conduct.

The technology of load carriage exoskeletons (such as the HULCTM human exoskeleton) is at a very early stage of development and the technology may not be broadly adopted in military or other markets.

The most recent testing of our Human Universal Load Carrier (“HULC”TM) technology showed that the metabolic cost of load carriage while wearing the device varied greatly from subject to subject. This implied that the device helped some subjects and hindered others. The source of this phenomenon and whether it will go away with training of the subjects using the device remains unknown and requires further research and development. This phenomenon and others like it could limit the adoption of such devices by militaries or other customers to a certain portion of their personnel or in the worst case could make it impractical to deploy at all. If Lockheed Martin Corporation is unable to market the HULC exoskeleton, it would negatively affect our results of operations.

We may be unable to attract and retain key employees.

The success of the Company depends on our ability to identify, hire, train and retain highly qualified managerial, technical and sales and marketing personnel. In addition, as the Company introduces new products or services, it will need to hire additional personnel. Currently, competition for personnel with the required knowledge, skill and experiences is intense, and the Company may not be able to attract, assimilate or retain such personnel. The inability to attract and retain the necessary managerial, technical and sales and marketing personnel could have a material adverse effect on the business, results of operations and financial condition of the Company.

We will experience long and variable sales cycles, which could have a negative impact on our results of operations for any given quarter and may result in volatility in our stock price.

The Ekso device has a lengthy sales and purchase order cycle because it is a major capital item and generally requires the approval of senior management at purchasing institutions, which may contribute to substantial fluctuations in our quarterly operating results. Other factors that may cause our operating results to fluctuate include:

•	general economic uncertainties and political concerns;
•	the introduction of new products or product lines;
•	product modifications;
•	the level of market acceptance of new products;
•	the timing of R&D and other expenditures;
•	timing of the receipt of orders from, and product shipments to, distributors and customers;
•	changes in the distribution arrangements for our products;
•	manufacturing or supply delays;
•	the time needed to educate and train additional sales and manufacturing personnel; and
•	costs associated with defending our intellectual property.

In addition to these factors, expenditures are based, in part, on expected future sales. If sales levels in a particular quarter do not meet expectations, we may be unable to adjust operating expenses quickly enough to compensate for the shortfall of sales, and our results of operations may be adversely affected.

International sales of our products account for a portion of our revenues, which will expose the Company to certain operating risks. If we are unable to successfully manage our international activities, our net sales, results of operations and financial condition could be adversely impacted.

Our business currently depends in part on our activities in Europe and other foreign markets, making it subject to a number of challenges that specifically relate to international business activities. These include:

•	failure of local laws to provide the same degree of protection against infringement of our intellectual property rights;
•	protectionist laws and business practices that favor local competitors, which could slow our growth in international markets;
•	the expense of establishing facilities and operations in new foreign markets;
•	building an organization capable of supporting geographically dispersed operations;
•	challenges caused by distance, language and cultural differences;
•	challenges caused by differences in legal regulations, markets, and customer preferences, which may limit our ability to adapt our products or succeed in other regions;
•	multiple, conflicting, and changing laws and regulations, including complications due to unexpected changes in regulatory requirements, foreign laws, tax schemes, international import and export legislation, trading and investment policies, exchange controls and tariff and other trade barriers;
•	foreign tax consequences;
•	fluctuations in currency exchange rates and foreign currency translation adjustments;
•	foreign exchange controls that might prevent us from repatriating income earned outside the United States;
•	imposition of public sector controls;

•	political, economic and social instability; and
•	restrictions on the export or import of technology.

If we are unable to meet and overcome these challenges, then our international operations may not be successful, which could adversely affect our net sales, results of operations and financial condition and limit our growth.

We may be unable to manage our growth and entry into new business areas.

If the initial response to our exoskeleton products exceeds the Company’s capacity to provide services timely and efficiently, then the Company may need to expand our operations accordingly and swiftly. Management of the Company believes that establishing industry leadership will require the Company to:

•	test, introduce and develop new products and services including enhancements to our Ekso device;
•	develop and expand the breadth of products and services offered;
•	develop and expand our market presence through relationships with third parties; and
•	generate satisfactory revenues from such expanded products or services to fund the foregoing requirements while obtaining and maintaining satisfactory profit margins.

To be able to expand our operations in a cost-effective or timely manner and increase the overall market acceptance of our products and services in this manner, we will need additional capital and technical and managerial human resources. These additional resources may not be available to the Company. Failure of the Company to timely and efficiently expand our operations and successfully achieve the four requirements listed above could have a material adverse effect on the business, results of operations and financial condition of the Company.

The disruption or loss of relationships with vendors and suppliers for the components of our products could materially adversely affect our business.

Our ability to manufacture and market our products successfully is dependent on relationships with both third party vendors and suppliers. Although most of the raw materials that the Company uses to manufacture our products are readily available from a number of suppliers, we generally procure raw materials and components through purchase orders, with no guaranteed supply arrangements. Our inability to obtain sufficient quantities of various components, if and as required in the future, may subject us to:

•	delays in delivery or shortages in components that could interrupt and delay manufacturing and result in cancellations of orders for our products;
•	increased component prices and supply delays as we establish alternative suppliers;
•	inability to develop alternative sources for product components;
•	required modifications of our products, which may cause delays in product shipments, increased manufacturing costs, and increased product prices; and
•	increased inventory costs as we hold more inventory than we otherwise might in order to avoid problems from shortages or discontinuance, which may result in write-offs if we are unable to use all such products in the future.

In addition, failure of any one supplier’s components could result in a product recall, which could materially adversely affect our business, operations and cash flows.

New product introductions may adversely impact our financial results.

We may introduce new products with enhanced features and extended capabilities from time to time. The products will be subject to various regulatory processes, and we will need to obtain and maintain regulatory approvals in order to sell our new products. If a potential purchaser believes that we plan to introduce a new product in the near future or if a potential purchaser is located in a country where a new product that we have introduced has not yet received regulatory approval, planned purchases may be deferred or delayed. As a result, new product introductions may adversely impact our financial results.

The acquisition of other companies, businesses, or technologies could result in operating difficulties, dilution, and other harmful consequences.

We may selectively pursue strategic acquisitions, any of which could be material to our business, operating results, and financial condition. Future acquisitions could divert management’s time and focus from operating our business. In addition, integrating an acquired company, business or technology is risky and may result in unforeseen operating difficulties and expenditures associated with integrating employees from the acquired company into our organization and integrating each company’s accounting, management information, human resources and other administrative systems to permit effective management. The anticipated benefits of future acquisitions may not materialize. Future acquisitions or dispositions could result in potentially dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities or amortization expenses, or write-offs of goodwill, any of which could harm our financial condition. Future acquisitions may also require us to obtain additional financing, which may not be available on favorable terms or at all.

The impact of United States healthcare reform legislation remains uncertain.

In 2010, the Patient Protection and Affordable Care Act (“PPACA”) was enacted into law. The legislation seeks to reform the United States healthcare system. It is far-reaching and is intended to expand access to health insurance coverage, improve quality and reduce costs over time. We expect the new law will have a significant impact upon various aspects of our business operations. The PPACA reduces Medicare and Medicaid payments to hospitals, clinical laboratories and pharmaceutical companies, and could otherwise reduce the volume of medical procedures. These factors, in turn, could result in reduced demand for our products and increased downward pricing pressure. It is also possible that the PPACA will result in lower reimbursements. While the PPACA is intended to expand health insurance coverage to uninsured persons in the United States, the impact of any overall increase in access to healthcare on sales of our products remains uncertain. In addition, the new law imposes a 2.3 percent excise tax on medical devices that will apply to United States sales of our medical device product. Many of the details of the new law will be included in new and revised regulations, which have not yet been promulgated, and require additional guidance and specificity to be provided by the Department of Health and Human Services, Department of Labor and Department of the Treasury. Accordingly, while it is too early to understand and predict the ultimate impact of the new law on our business, the legislation and resulting regulations could have a material adverse effect on our business, cash flows, financial condition and results of operations.

Healthcare changes in the United States and other countries resulting in pricing pressures could have a negative impact on our future operating results.

In addition to the PPACA, initiatives sponsored by government agencies, legislative bodies and the private sector to limit the growth of healthcare costs, including price regulation and competitive pricing, are ongoing in markets where we will do business. Pricing pressure has also increased in these markets due to continued consolidation among health care providers, trends toward managed care, the shift towards governments becoming the primary payers of health care expenses and laws and regulations relating to reimbursement and pricing generally. Reductions in reimbursement levels or coverage or other cost-containment measures could unfavorably affect our future operating results.

Continuing worldwide macroeconomic instability, such as recent recessions in Europe and the debt crisis in certain countries in the European Union, could negatively affect our ability to conduct business in those geographies.

Since 2008, the global economy has been impacted by the sequential effects of an ongoing global financial crisis which has caused extreme disruption in the financial markets, including severely diminished liquidity and credit availability. There can be no assurance that further deterioration will not occur. Our customers and suppliers may experience financial difficulties or be unable to borrow money to fund their operations which may adversely impact their ability to purchase our products or to pay for them on a timely basis, if at all. The continuing debt crisis in certain European countries could cause the value of the euro to deteriorate, reducing the purchasing power of our European customers. Failure to receive payment of all or a significant portion of our receivables could adversely affect our results of operations. In addition, financial difficulties experienced by our suppliers could result in product delays and inventory issues.

Natural or other disasters could disrupt our business and result in loss of revenue or in higher expenses.

Natural disasters, terrorist activities, military conflict and other business disruptions could seriously harm our revenue and financial condition and increase our costs and expenses. Our corporate headquarters are located in California, a seismically active region. A natural disaster in any of our major markets in North America or Europe could have a material adverse impact on our operations, operating results and financial condition. Further, any unanticipated business disruption caused by Internet security threats, damage to global communication networks or otherwise could have a material adverse impact on our operating results.

Risks Related to our Financial Condition

We have a history of losses and we may not achieve or sustain profitability in the future.

Ekso Bionics has incurred losses in each fiscal year since its incorporation in 2005. We anticipate that our operating expenses will increase in the foreseeable future as we continue to invest to grow our business, acquire customers and develop our platform and new functionality. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenues sufficiently to offset these higher expenses.

We may not be able to reduce the cost to manufacture our products as planned.

Our business plan assumes that exoskeletons can be manufactured more inexpensively than they are currently being manufactured. However, we have not yet found a way to significantly reduce the manufacturing cost of our products and doing so may prove more difficult than expected or even impossible. For example, if expectations for greater functionality of the products drive costs up as other factors drive costs down, the result may be that the overall cost of manufacturing the product stays the same or even increases.

If we are unable to obtain additional financing on acceptable terms, we may have to curtail our growth or cease our development plans and operations.

The operation of our business and our growth efforts will require significant cash outlays and advance capital equipment expenditures and commitments. We are largely dependent on capital raised through our private placement financing that was completed in the first quarter of 2014 to implement our business plan and support our operations. Other than the Offer to Amend and Exercise, at the present time, we have not made any arrangements to raise additional cash. We anticipate for the foreseeable future that cash on hand and cash generated from operations will not be sufficient to meet our cash requirements, and that we will need to raise additional capital through investments to fund our operations and growth. We cannot assure you that we will be able to raise additional working capital as needed on terms acceptable to us, if at all. If we are unable to raise capital as needed, we may be required to reduce the scope of our business development activities, which could harm our business plans, financial condition and operating results, or cease our operations entirely, in which case, you may lose all your investment. Financings, if obtained, may be on terms that are dilutive to our stockholders, and the prices at which new investors would be willing to purchase our securities may be lower than the price at which you purchase your shares.

Potential investors should be aware that the value of an investment in the Company may go down as well as up. In addition, there can be no certainty that the market value of an investment in the Company will fully reflect its underlying value.

Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.

Generally accepted accounting principles in the United States are subject to interpretation by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the Securities and Exchange Commission and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change.

Changes in tax laws or exposure to additional income tax liabilities could have a material adverse impact on our financial condition and results of operations.

We are subject to income taxes as well as non-income based taxes, in both the U.S. and various jurisdictions outside the U.S. We are subject to ongoing tax audits in various jurisdictions. Tax authorities may disagree with certain positions we have taken and assess additional taxes and penalties. We regularly assess the likely outcomes of these audits in order to determine the appropriateness of our tax provision. However, there can be no assurance that we will accurately predict the outcomes of these audits, and the actual outcomes of these audits could have a material impact on our consolidated earnings and financial condition. Additionally, changes in tax laws or tax rulings could materially impact our effective tax rate. Proposals for fundamental U.S. corporate tax reform, if enacted, could have a material adverse impact on our future results of operations.

Investment Risks

You could lose all of your investment.

An investment in our securities is speculative and involves a high degree of risk. Potential investors should be aware that the value of an investment in the Company may go down as well as up. In addition, there can be no certainty that the market value of an investment in the Company will fully reflect its underlying value. You could lose your entire investment.

You may experience dilution of your ownership interests because of the future issuance of additional shares of our common or preferred stock or other securities that are convertible into or exercisable for our common or preferred stock.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders and the holders of Original Warrants who participate in the Offer to Amend and Exercise. The Company’s current Articles of Incorporation authorize the Company to issue an aggregate of 500,000,000 shares of common stock and 10,000,000 shares of “blank check” preferred stock. We may issue additional shares of our common stock or other securities that are convertible into or exercisable for our common stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of our common stock may create downward pressure on the trading price of the common stock. We will need to raise additional capital in the near future to meet our working capital needs, and there can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with these capital raising efforts, including at a price (or exercise prices) below the price you paid for your stock.

The ability of our Board of Directors to issue additional stock may prevent or make more difficult certain transactions, including a sale or merger of the Company.

Our Board of Directors will be authorized to issue up to 10,000,000 shares of preferred stock with powers, rights and preferences designated by it. Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company. The ability of the Board to issue such additional shares of preferred stock, with rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of the Company by tender offer or other means. Such issuances could therefore deprive stockholders of benefits that could result from such an attempt, such as the realization of a premium over the market price for their shares in a tender offer or the temporary increase in market price that such an attempt could cause. Moreover, the issuance of such additional shares of preferred stock to persons friendly to the Board of Directors could make it more difficult to remove incumbent managers and directors from office even if such change were to be favorable to stockholders generally.

There currently is a limited trading market for our common stock. Failure to maintain a trading market could negatively affect the value of our common stock and make it difficult or impossible for you to sell your shares.

Our common stock is quoted on the OTC Markets under the symbol “EKSO.” The OTC Markets is a thinly traded market and lacks the liquidity of certain other public markets with which some investors may have more experience. We may not ever be able to satisfy the listing requirements for our common stock to be listed on a national securities exchange, which is often a more widely-traded and liquid market. Some, but not all, of the factors which may delay or prevent the listing of our common stock on a more widely-traded and liquid market include the following: our stockholders’ equity may be insufficient; the market value of our outstanding securities may be too low; our net income from operations may be too low; our common stock may not be sufficiently widely held; we may not be able to secure market makers for our common stock; and we may fail to meet the rules and requirements mandated by the several exchanges and markets to have our common stock listed. Should we fail to satisfy the initial listing standards of the national exchanges, or our common stock is otherwise rejected for listing, and remains listed on the OTC Markets or is suspended from the OTC Markets, the trading price of our common stock could suffer and the trading market for our common stock may be less liquid and our common stock price may be subject to increased volatility. Further, there is no established trading market for the Original Warrants nor do we except there will there ever be an established trading market for the Original Warrants or the Amended Warrants.

Our common stock is subject to the “penny stock” rules of the SEC and the trading market in the securities is limited, which makes transactions in the stock cumbersome and may reduce the value of an investment in the stock.

Rule 15g-9 under the Exchange Act establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (a) that a broker or dealer approve a person’s account for transactions in penny stocks; and (b) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must: (a) obtain financial information and investment experience objectives of the person and (b) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form: (a) sets forth the basis on which the broker or dealer made the suitability determination; and (b) confirms that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our common stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker or dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Our stock may be traded infrequently and in low volumes, so you may be unable to sell your shares at or near the quoted bid prices if you need to sell your shares.

Until our common stock is listed on a national securities exchange such as the New York Stock Exchange or the Nasdaq Stock Market, we expect our common stock to remain eligible for quotation on the OTC Markets, or on another over-the-counter quotation system, or in the “pink sheets.” In those venues, however, the shares of our common stock may trade infrequently and in low volumes, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. An investor may find it difficult to obtain accurate quotations as to the market value of our common stock or to sell his or her shares at or near bid prices or at all. In addition, if we fail to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors.

Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect the liquidity of our common stock. This would also make it more difficult for us to raise capital.

We do not anticipate paying dividends on our common stock, and investors may lose the entire amount of their investment.

Cash dividends have never been declared or paid on our common stock, and we do not anticipate such a declaration or payment for the foreseeable future. We expect to use future earnings, if any, to fund business growth. Therefore, stockholders will not receive any funds absent a sale of their shares of common stock. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates. We cannot assure stockholders of a positive return on their investment when they sell their shares, nor can we assure that stockholders will not lose the entire amount of their investment.

Being a public company is expensive and administratively burdensome.

As a public reporting company, we are subject to the information and reporting requirements of the Securities Act, the Exchange Act and other federal securities laws, rules and regulations related thereto, including compliance with the Sarbanes-Oxley Act. Complying with these laws and regulations requires the time and attention of our Board of Directors and management, and increases our expenses. Among other things, we are required to:

•	maintain and evaluate a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;
•	maintain policies relating to disclosure controls and procedures;
•	prepare and distribute periodic reports in compliance with our obligations under federal securities laws;
•	institute a more comprehensive compliance function, including with respect to corporate governance; and
•	involve, to a greater degree, our outside legal counsel and accountants in the above activities.

The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders is expensive and much greater than that of a privately-held company, and compliance with these rules and regulations may require us to hire additional financial reporting, internal controls and other finance personnel, and will involve a material increase in regulatory, legal and accounting expenses and the attention of management. There can be no assurance that we will be able to comply with the applicable regulations in a timely manner, if at all. In addition, being a public company makes it more expensive for us to obtain director and officer liability insurance. In the future, we may be required to accept reduced coverage or incur substantially higher costs to obtain this coverage. These factors could also make it more difficult for us to attract and retain qualified executives and members of our Board of Directors, particularly directors willing to serve on an audit committee which we expect to establish.

Any failure to maintain effective internal control over our financial reporting could materially adversely affect us.

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to include in our annual reports on Form 10-K and quarterly reports on Form 10-Q an assessment by management of the effectiveness of our internal control over financial reporting. In addition, at such time, if any, as we are no longer a “smaller reporting company,” our independent registered public accounting firm will have to attest to and report on management’s assessment of the effectiveness of such internal control over financial reporting. Based upon the last evaluation conducted as of June 30, 2014, our management concluded that our disclosure controls and procedures were not effective as of such date to ensure that information required to be disclosed in the reports that we file or submit under the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. The Company is in the process of implementing changes to its internal controls over financial reporting but has not yet completed implementing these changes.

While we intend to diligently and thoroughly document, review, test and improve our internal control over financial reporting in order to ensure compliance with Section 404, management may not be able to conclude that our internal control over financial reporting is effective. Furthermore, even if management were to reach such a conclusion, if our independent registered public accounting firm is not satisfied with the adequacy of our internal control over financial reporting, or if the independent auditors interpret the requirements, rules or regulations differently than we do, then (if required in the future) they may decline to attest to management’s assessment or may issue a report that is qualified. Any of these events could result in a loss of investor confidence in the reliability of our financial statements, which in turn could negatively affect the price of our common stock.

In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and (if required in future) our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404. Our compliance with Section 404 may require that we incur substantial accounting expense and expend significant management efforts.

Risks related to the Offer to Amend and Exercise.

Our Board of Directors makes no recommendation with regard to whether you should accept the Offer to Amend and Exercise.

Although our Board of Directors has approved the Offer to Amend and Exercise, it makes no recommendation as to whether holders of Original Warrants should accept the Offer to Amend and Exercise. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of Original Warrants for purposes of negotiating the terms of the Offer to Amend and Exercise. We cannot assure you that the value of the shares issued upon exercise of the Amended Warrants will in the future equal or exceed the exercise price per share of the Amended Warrants. We do not take a position as to whether you ought to participate in the Offer to Amend and Exercise.

If you choose to participate in the Offer to Amend and Exercise, you will be required to exercise your Amended Warrants for common stock, and will be subject to all the risks associated with being a stockholder of the Company, give up the time value attributable to your Original Warrant and waive your anti-dilution rights.

The Amended Warrants will terminate if the holders do not exercise their Amended Warrants prior to the Expiration Date. If you choose to participate in the Offer to Amend and Exercise, you will be required to exercise your Amended Warrants prior to the Expiration Date. As a result, you will be subject to all the risks and uncertainties set forth in these risk factors as a holder of the Company’s common stock. In addition, you will be giving up the time value attributable to your Original Warrants by exercising the Original Warrants, as amended, prior to the original expiration date of your Original Warrant. Additionally, the terms of the Amended Warrants delete the anti-dilution provisions set forth in the Original Warrants and provide that these provisions have no application to the issuance or exercise of the Amended Warrants.

If we receive the requisite approval for the amendment of the Original Warrants to remove the price-based anti-dilution provisions contained therein, the Original Warrants that are not exercised pursuant to the Offer to Amend and Exercise will be amended to remove the price-based anti-dilution provisions even if you do not consent to the amendment of the Original Warrants to remove the price-based anti-dilution provisions.

The Original Warrants have weighted-average anti-dilution protection, which allows for a decrease in the per share exercise price of the Original Warrants if the Company issues additional shares of common stock without consideration or for consideration per share less than the exercise price of the Original Warrants, subject to customary exceptions. Regardless of whether you elect to participate in the Offer to Amend and Exercise, the Company is requesting that the holders of the Original Warrants nevertheless consent to the amendment to the Original Warrants to remove the price-based anti-dilution provisions contained in the

Original Warrants. The Original Warrants may be amended with the consent of the Company and the holders of Original Warrants exercisable to purchase a majority of the Warrant Shares. If we receive the requisite approval for the amendment of the Original Warrants to remove the price-based anti-dilution provisions therein, the price-based anti-dilution protections contained in the Original Warrants that are not exercised pursuant to the offer to Amend and Exercise will be deleted and will have no application with respect to the Company’s future issuance of additional securities. Moreover, because only the approval of the Company and the holders of Original Warrants exercisable to purchase a majority of the Warrant Shares issuable upon exercise of the Original Warrants is required in order to amend all outstanding Original Warrants, the anti-dilution protections in your Original Warrants may be removed even if you do not consent to the amendment.

The Original Warrants, Amended Warrants and shares of common stock issuable upon exercise of the Amended Warrants are “restricted securities.”

The Original Warrants, the Amended Warrants and the shares of common stock issuable upon exercise of the Original Warrants or Amended Warrants are “restricted securities” and may not be sold by the holder absent a registration statement covering the resale of the shares or an exemption from the registration requirement. There is no established trading market for the Original Warrants or the Amended Warrants, and we do not intend to list the Original Warrants or the Amended Warrants for trading on any exchange or market.

Pursuant to the terms of a Registration Rights Agreement dated January 15, 2014 between the Company and the purchasers of securities in the Company’s private placement financing with respect to which closing occurred on January 15, 2014, January 29, 2014 and February 6, 2014, we have previously filed a Registration Statement on Form S-1 (File No. 333-195783) to register the resale of the shares of common stock underlying the Original Warrants under the Securities Act. Promptly following the Expiration Date, we intend to file a prospectus supplement to the prospectus included in the Registration Statement to reflect the substantive changes from the information currently set forth in such prospectus as a result of the Offer to Amend and Exercise. Thereafter, subject to your compliance with the Lock-Up Period, the holders of shares of common stock issuable upon exercise of the Amended Warrants and who are listed as selling stockholders in the Registration Statement may sell their shares of common stock covered under the Registration Statement in accordance with the resale restrictions set forth in the “Plan of Distribution” section of the Prospectus in the Registration Statement. Each holder of Original Warrants should read the applicable Prospectus carefully before deciding whether to participate in the Offer to Amend and Exercise. In addition, any holder (including any transferees or acquirers) of an Original Warrant or Amended Warrant who is not listed as a selling stockholder in the Prospectus cannot resell the shares received by such holder upon exercise of an Original Warrant or Amended Warrant in reliance on the Prospectus, unless and until the Company files a prospectus supplement or a post-effective amendment to the Registration Statement to include such holder as a selling stockholder. Absent the filing of the prospectus supplement or post-effective amendment to the Registration Statement, the holder (including any transferees or acquirers) will be required to qualify for an exemption from the registration requirements, which may require a holding period of at least six months.

The shares of common stock issuable upon exercise of the Amended Warrants are subject to resale and market restrictions during the Lock-Up Period.

The shares of common stock issuable upon exercise of the Amended Warrants are subject to lock up provisions that provide that the holder will not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any of the shares issuable upon exercise of the Amended Warrants without the prior written consent of the Company for a period for fifty (50) days after the Expiration Date. In addition, the Company may impose stop-transfer restrictions to enforce these restrictions. In addition, a holder, acting alone or with others, participating in the Offer to Amend and Exercise has agreed not to effect any purchases or sales of any securities of the Company in any “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, or any type of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) or similar arrangements, or sales or other transactions through non-U.S. broker dealers or foreign regulated brokers through the expiration of the Lock-Up Period. As a result, the holder will be subject to market and the other risks discussed herein during the period of these resale and market restrictions.

Income tax consequences of participation in the Offer to Amend and Exercise.

We have not obtained and do not intend to obtain a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of amending the Original Warrants and immediately exercising the Amended Warrants. You should consult with your own tax advisor with regard to the possibility of any federal, state, local or other tax consequences of the Offer to Amend and Exercise. See Section 20 “Material U.S. Federal Income Tax Consequences” under “Description of the Offer to Amend and Exercise.”

We will have substantial discretion over the use of proceeds we receive from the exercise of Amended Warrants.

Our management will retain broad discretion over the use of proceeds from the Offer to Amend and Exercise. See Section 2 “Purposes of the Offer to Amend and Exercise and Use of Proceeds; Plans or Proposals” for a description of our present intentions with respect to the allocation of the proceeds resulting from exercise of the Amended Warrants. The amounts and timing of the expenditures may vary significantly depending on numerous factors. The occurrence of certain unforeseen events or changed business conditions, however, could result in the application of the proceeds resulting from the exercise of the Amended Warrants in a manner other than as described in this Offer to Amend and Exercise.

***

The risks above do not necessarily comprise all of those associated with an investment in the Company. Offer to Amend and Exercise contains forward looking statements that involve unknown risks, uncertainties and other factors that may cause the actual results, financial condition, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Factors that might cause such a difference include, but are not limited to, those set out above.

DESCRIPTION OF THE OFFER TO AMEND AND EXERCISE

Ekso Bionics Holdings, Inc., a Nevada corporation, is referred to in this Offer to Amend and Exercise as “we,” “us,” “Ekso Bionics Holdings” or the “Company,” and eligible holders of outstanding warrants are referred to as “you.” Our wholly-owned subsidiary, Ekso Bionics, Inc., a Delaware corporation, is referred to in this Offer to Amend and Exercise as “Ekso Bionics.” On January 15, 2014, Ekso Bionics merged with a newly-formed, wholly-owned subsidiary of the Company, with Ekso Bionics remaining as a wholly-owned subsidiary of the Company (the “Merger”).

The Company is offering to amend, upon the terms and subject to the conditions set forth herein, warrants to purchase an aggregate of 30,300,000 shares of common stock (the “Offer to Amend and Exercise”), consisting of outstanding warrants to purchase 30,300,000 shares of the Company’s common stock at an exercise price of $2.00 per share, issued to investors participating in the Company’s private placement financing with respect to which closings occurred on January 15, 2014, January 29, 2014 and February 6, 2014 (the “Original Warrants”).

Pursuant to the Offer to Amend and Exercise, the Original Warrants of holders who elect to participate in the Offer to Amend and Exercise will be amended (the “Amended Warrants”) to: (i) reduce the exercise price to $1.00 per share of common stock in cash, (ii) shorten the exercise period so that they expire concurrently with the expiration of the Offer to Amend and Exercise at 5:00 p.m. (Pacific Time) on November 20, 2014, as may be extended by the Company in its sole discretion (the “Expiration Date”), (iii) delete any price-based anti-dilution provisions; (iv) restrict the ability of the holder of shares issuable upon exercise of the Amended Warrants to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any of such shares without the prior written consent of the Company for a period of fifty (50) days after the Expiration Date (the “Lock-Up Period”); and (v) provide that a holder, acting alone or with others, will agree not to effect any purchases or sales of any securities of the Company in any “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any type of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) or similar arrangements, or sales or other transactions through non-U.S. broker dealers or foreign regulated brokers through the expiration of the Lock-Up Period.

SECTION 1. FORWARD LOOKING STATEMENTS

This Offer to Amend and Exercise contains forward-looking statements. These statements relate to anticipated future events, future results of operations or future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “intends,” “expects,” “plans,” “goals,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology. These forward-looking statements are only expectations, are uncertain and involve substantial known and unknown risks, uncertainties and other factors which may cause the Company’s (or its industry’s) actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements. The factors that could cause the Company’s actual results to differ materially from current expectations include, but are not limited to, the Company’s inability to obtain adequate financing to fund the Company’s operations and necessary to develop or enhance our technology, the significant length of time and resources associated with the development of the Company’s products, the Company’s failure to achieve broad market acceptance of the Company’s products, the failure of our sales and marketing organization or partners to market our products effectively, adverse results in future clinical studies of the Company’s medical device products, the failure to obtain or maintain patent protection for the Company’s technology, failure to obtain or maintain regulatory approval to market the Company’s medical devices, lack of product diversification, volatility in the price of the Company’s raw materials, existing or increased competition, and the Company’s failure to implement the Company’s business plans or strategies. The “Risk Factors” section of this Offer to Amend and Exercise sets forth detailed risks, uncertainties and cautionary statements regarding the Company’s business, the Company’s common stock and the risks of participating in the Offer to Amend and Exercise. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that the Company may issue in the future. Except as required by applicable law, the Company does not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events.

SECTION 2. PURPOSES OF THE OFFER TO AMEND AND EXERCISE AND USE OF PROCEEDS; PLANS OR PROPOSALS

The purposes of this Offer to Amend and Exercise are as follows:

Reduction of Warrant Liability

The Offer to Amend and Exercise can help the Company reduce the warrant liability recorded by the Company on its financial statements. The warrant liability on the Company’s balance sheet may make it more difficult for the Company to list its shares of common stock on a national securities exchange.

The Original Warrants have weighted-average anti-dilution protection, which allows for a decrease in the per share exercise price of the Original Warrants if the Company issues additional shares of common stock without consideration or for consideration per share less than the exercise price of the Original Warrants. Based on these anti-dilution provisions, the Company is required to record a derivative liability on its balance sheet each fiscal quarter for these warrants for as long as they are not exercised or have not expired. The warrant liability recorded by the Company was approximately $88.1 million and $27.6 million for the fiscal quarters ended March 31, 2014 and June 30, 2014, respectively. The Company expects future changes in the fair value of these warrants to continue to vary significantly from quarter to quarter. The Company believes these significant variations make it more difficult for investors to evaluate the Company’s business and operations.

The warrant liability also serves as an impediment to the Company’s longer term goal to pursue listing of its common stock on a national securities exchange. The warrant liability required to be recorded by the Company may have the adverse effect of substantially reducing the Company’s stockholders’ equity. The initial listing standards applicable to the Company for both the NYSE MKT and NASDAQ require that a company meet minimum stockholders’ equity requirements.

Operating Capital to Accelerate Medical Product Adoption and Explore Able-Bodied Markets

A second purpose of the Offer to Amend and Exercise is to raise funds to support the Company’s future operations and capital requirements by encouraging the participating holders to exercise their Original Warrants at a significantly reduced exercise price during a shortened exercise period. The Company plans to use the net proceeds from the Offer to Amend and Exercise to fund its ongoing operations, including the Company’s efforts to accelerate adoption of its EksoTM in the medical rehabilitation market, to develop its medical product offerings for use outside the rehabilitation environment, and to explore opportunities in able-bodied exoskeleton applications on its own or with partners.

Plans or Proposals

The Company intends to cancel the Original Warrants that are amended and exercised by the holders thereof pursuant to the Offer to Amend and Exercise. Original Warrants that are not so amended and exercised will remain outstanding pursuant to their original terms; provided, however, that the Original Warrants may be amended with the Requisite Approval to remove any price-based anti-dilution terms, as provided in the Anti-Dilution Amendment.

No plans or proposals described in this Offer to Amend and Exercise or in any materials sent to the holders of the Original Warrants in connection with this Offer to Amend and Exercise relate to or would result in the conditions or transactions described in Regulation M-A, Item 1006(c)(1) through (10), except as follows:

Any holder of Original Warrants who elects to exercise such holder’s Original Warrants will acquire additional shares of common stock of the Company as a result of such exercise. As of September 30, 2014, the Company had 78,584,173 shares of common stock outstanding. The Original Warrants are exercisable for an aggregate of 30,300,000 shares of common stock. Assuming all Original Warrants are exercised, the Company’s outstanding shares of common stock would increase to 108,884,173 shares, with the shares issued upon exercise of the Original Warrants representing 27.8% of the then outstanding shares of common stock.

SECTION 3. ELIGIBILE WARRANTS

The Original Warrants that are subject to the Offer to Amend and Exercise consist of outstanding warrants to purchase 30,300,000 shares of the Company’s common stock at an exercise price of $2.00 per share, issued to investors participating in the Company’s private placement financing with respect to which closings occurred on January 15, 2014, January 29, 2014 and February 6, 2014.

SECTION 4. EXPIRATION DATE

The Offer to Amend and Exercise will be open through 5:00 p.m., Pacific Time on November 20, 2014, as may be extended by the Company in its sole discretion (the “Expiration Date”).

SECTION 5. TERMS OF AMENDED WARRANTS

Pursuant to the Offer to Amend and Exercise, the Original Warrants of holders who elect to participate in the Offer to Amend and Exercise will be amended as described below:

New Exercise Price:  The exercise price will be reduced from $2.00 per share to $1.00 per share.

New Termination Date:  The termination date of the Original Warrants is being shortened to run concurrently with the Expiration Date.

Lock-Up Period:  The Amended Warrants will contain a lock-up provision that provides that the holder will not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any of the shares issuable upon exercise of the Amended Warrants without the prior written consent of the Company for a period for fifty (50) days after the Expiration Date. In addition, the Company may impose stop-transfer restrictions to enforce these restrictions.

No Cashless Exercise:  The Amended Warrants must be exercised for cash, and any cashless exercise provisions in the Original Warrants will be inapplicable to the Amended Warrants.

Anti-Dilution:  The price-based anti-dilution provisions contained in the Original Warrants will be deleted and will have no application to the issuance (or deemed issuance) or exercise of the Amended Warrants.

Market Restrictions:  A holder, acting alone or with others, will agree not to effect any purchases or sales of any securities of the Company in any “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, or any type of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) or similar arrangements, or sales or other transactions through non-U.S. broker dealers or foreign regulated brokers through the expiration of the Lock-Up Period.

Other Terms:  Except as set forth above all other terms of the Amended Warrants will be the same as the terms of the Original Warrants. See the form of amendment to Original Warrant attached as Exhibit A-1 to the Election to Consent, Participate and Amend Warrant.

Partial Participation Permitted:  Holders may elect to participate in the Offer to Amend and Exercise with respect to some, all or none of their Original Warrants. If a holder of Original Warrants elects to participate in the Offer to Amend and Exercise with respect to less than all of such holder’s Original Warrants, then the Company will issue a new Original Warrant with an exercise price of $2.00 per share exercisable for that number of shares of common stock that such holder elects to exclude from the Offer to Amend and Exercise; provided, however, that your Original Warrants may be amended with the Requisite Approval to remove any price-based anti-dilution terms, as provided in the Anti-Dilution Amendment (as defined below). See Section 9 “Proposed Anti-Dilution Amendment and Procedure for Consenting to the Anti-Dilution Amendment But Not Participating in the Offer to Amend and Exercise” for a description of the Anti-Dilution Amendment.

SECTION 6. CONDITIONS TO THE OFFER TO AMEND AND EXERCISE

The Offer to Amend and Exercise is subject to certain conditions as described herein:

(i) As part of the Election to Consent, Participate and Exercise Warrant, the holders of the Original Warrants must complete an Accredited Investor Questionnaire. The holders of the Original Warrants previously represented to the Company that they were “accredited investors” in connection with the transactions in which such holders acquired the Original Warrants. The Company will not accept any Election to Consent, Participate and Exercise Warrant from or on behalf of any Original Warrant holders if the Company determines that a valid securities exemption is not available under the Securities Act.

(ii) In addition, we are not making this Offer to Amend and Exercise to, nor will we accept any Election to Consent, Participate and Exercise Warrant from or on behalf of, Original Warrant holders in any jurisdiction in which the Offer to Amend and Exercise or the exercise of the Amended Warrants would not be in compliance with the laws of such jurisdiction.

(iii) You may not elect to exercise your Original Warrants pursuant to this Offer to Amend and Exercise unless you both consent to (a) the amendment of your Original Warrants in the form of amendment to Original Warrant attached as Exhibit A-1 to the Election to Consent, Participate and Amend Warrant and (b) the exercise of your Amended Warrant, which will happen simultaneously should you choose to participate in the Offer to Amend and Exercise.

SECTION 7. EXTENSION OF OFFER TO AMEND AND EXERCISE PERIOD; TERMINATION; AMENDMENTS

The Company expressly reserves the right, in its sole discretion and at any time or from time to time, to extend the Expiration Date.

There can be no assurance, however, that the Company will exercise its right to extend the Offer to Amend and Exercise. Amendments to the Offer to Amend and Exercise will be made by written notice thereof to the holders of the Original Warrants. Material changes to information previously provided to holders of the Original Warrants in this Offer to Amend and Exercise or in documents furnished subsequent thereto will be disseminated to holders of Original Warrants. Also, should the Company, pursuant to the terms and conditions of the Offer to Amend and Exercise, materially amend the Offer to Amend and Exercise, the Company will ensure that the Offer to Amend and Exercise remains open long enough to comply with U.S. federal securities laws.

If the Company materially changes the terms of the Offer to Amend and Exercise or the information concerning the Offer to Amend and Exercise, or it waives a material condition of the Offer to Amend and Exercise, the Company will extend the Offer to Amend and Exercise to the extent required under applicable law. The minimum period during which an offer must remain open following any material change in the terms of the Offer to Amend and Exercise or information concerning the Offer to Amend and Exercise (other than a change in price, change in dealer’s soliciting fee or change in percentage of securities sought all of which require up to ten (10) additional business days) will depend on the facts and circumstances, including the relative materiality of such terms or information.

SECTION 8. PROCEDURE FOR PARTICIPATING IN OFFER TO AMEND AND EXERCISE AND EXERCISING AMENDED WARRANTS

To participate in the Offer to Amend and Exercise and exercise an Amended Warrant and receive the number of shares of Company common stock issuable therefor, you must deliver to the Company before the Expiration Date all of the following: (i) a signed copy of the Election to Consent, Participate and Exercise Warrant, (ii) a signed copy of an Accredited Investor Questionnaire, (iii) the original copy of your Original Warrant (or an Affidavit of Loss and Indemnification Agreement) for cancellation, and (iv) cash in the amount equal to $1.00 per share multiplied by the number of shares of common stock the holder elects to purchase (collectively, the “Acceptance and Exercise Documents”). The cash must be tendered in the form of a check payable to CSC Trust Company of Delaware (the “Escrow Agent”), as Escrow Agent for the Company, or by wire transfer to the Company’s escrow account at the Escrow Agent, as set forth in the Election to Consent, Participate and Exercise Warrant, and the cash must be received before the Expiration Date. Each of the Acceptance and Exercise Documents must be properly delivered, before the Expiration Date to: Ekso Bionics

Holdings, Inc., 1414 Harbour Way South, Suite 1201 Richmond, California 94804, Attn: Corporate Secretary, telephone number (203) 723-EKSO (or in the case of the cash exercise price, pursuant to the wire or check delivery instructions set forth in the Election to Consent, Participate and Exercise Warrant).

If you execute and deliver an Affidavit of Loss and Indemnification Agreement in lieu of delivering the original copy of your Original Warrant, your Original Warrant will be cancelled by the Company, and the Company will promptly following the Expiration Date issue to you a new Original Warrant with an exercise price of $2.00 per share exercisable for that number of shares of common stock that such holder elects to exclude from the Offer to Amend and Exercise; provided, however, that your Original Warrants may be amended with the Requisite Approval to remove any price-based anti-dilution terms, as provided in the Anti-Dilution Amendment.

SECTION 9. PROPOSED ANTI-DILUTION AMENDMENT AND PROCEDURE FOR CONSENTING TO THE ANTI-DILUTION AMENDMENT BUT NOT PARTICIPATING IN THE OFFER TO AMEND AND EXERCISE

Anti-Dilution Amendment

Regardless of whether you elect to participate in the Offer to Amend and Exercise, you may nevertheless consent to the amendment to the Original Warrants to remove the price-based anti-dilution provisions contained in the outstanding Original Warrants (the “Anti-Dilution Amendment”), the form of which is attached as Exhibit A-2 to the Election to Consent, Participate and Exercise Warrant. See Section 2 “Purposes of the Offer to Amend and Exercise and Use of Proceeds; Plans or Proposals” below for a discussion of the Company’s reasons for eliminating the price-based anti-dilution provisions contained in the Original Warrants. The Original Warrants may be amended with the consent of the Company and the holders of Original Warrants exercisable to purchase a majority of the Warrant Shares (the “Requisite Approval”). If the Requisite Approval is received, the Original Warrants that are not exercised in the Offer to Amend and Exercise will be amended to remove the price-based anti-dilution provisions contained in the Original Warrants.

If you want to consent to the Anti-Dilution Amendment but you do not want to participate in the Offer to Amend and Exercise, you may submit a signed copy of the Election to Consent, Participate and Exercise and indicate your consent to the Anti-Dilution Amendment therein.

Other Outstanding Warrants

In addition to the Original Warrants, there are outstanding warrants to purchase an aggregate of 6,376,363 shares of the Company’s common stock, comprised of the following separate classes of warrants: (i) outstanding warrants to purchase 2,500,000 shares of the Company’s common stock at an exercise price of $1.00 per share, issued on January 15, 2014 to investors participating in the Ekso Bionics bridge financing completed in November 2013 (the “Bridge Warrants”); (ii) outstanding warrants to purchase 2,530,000 shares of the Company’s common stock at an exercise price of $1.00 per share, issued to the placement agent and its sub-agents in the Company’s private placement financing with respect to which closings occurred on January 15, 2014, January 29, 2014 and February 6, 2014 (the “PPO Agent Warrants”); (iii) outstanding warrants to purchase 500,000 shares of the Company’s common stock at an exercise price of $1.00 per share, issued on January 15, 2014 to the placement agent and its sub-agents in the Ekso Bionics bridge financing completed in November 2013 (the “Bridge Agent Warrants”); (iv) outstanding warrants to purchase 225,000 shares of the Company’s common stock at an exercise price of $1.00 per share, issued on January 15, 2014 to a prior lender of Ekso Bionics (the “PPO Lender Warrant”); (v) outstanding warrants to purchase 591,897 shares of the Company’s common stock at an exercise price of $1.3781 per share, which warrants were originally issued between May 20, 2013 and September 27, 2013 to investors participating in Ekso Bionics’ pre-Merger private placement financings; and (vi) the outstanding warrant to purchase 29,466 shares of the Company’s common stock at an exercise price of $1.3781 per share, issued on January 15, 2014 to a prior lender of Ekso Bionics.

The Bridge Warrants, PPO Agent Warrants, Bridge Agent Warrants and PPO Lender Warrants contain the same type of price-based weighted-average anti-dilution provisions as the Original Warrants. Like the Original Warrants, the terms of each of the Bridge Warrants, PPO Agent Warrants, Bridge Agent Warrants and PPO

Lender Warrants may be amended with the consent of the Company and the holders of warrants exercisable to purchase a majority of the shares issuable upon exercise of the respective class of warrants. Separate and apart from this Offer to Amend and Exercise, the Company intends to seek the requisite consent of the holders of each such class of warrants in order to remove the price-based anti-dilution provisions from such warrants. There can be no assurance that the Company will be successful in obtaining the requisite consent of the holders of such warrants.

SECTION 10. MANNER OF ACCEPTANCE OF PAYMENT AND ISSUANCE OF SHARES

If you properly tender (and do not validly withdraw) your Original Warrants and the other Acceptance and Exercise Documents on or prior to the Expiration Date, promptly following the Expiration Date, we intend to notify our Escrow Agent and our transfer agent of our acceptance of your payment of the exercise price and your other Acceptance and Exercise Documents and issue and deliver to you the number of shares of Company common stock issuable under the Amended Warrant.

SECTION 11. WITHDRAWAL RIGHTS

If you change your mind and do not want to participate in the Offer to Amend and Exercise, you may submit the Notice of Withdrawal to us. However, to be effective, the Notice of Withdrawal must be properly completed and must be returned, before the Expiration Date, to: Ekso Bionics Holdings, Inc., 1414 Harbour Way South, Suite 1201 Richmond, California 94804, Attn: Corporate Secretary, or via facsimile to: (510) 927-2647. Following the Expiration Date, you cannot withdraw your Election to Consent, Participate and Exercise Warrant. However, if we have not accepted your tendered Original Warrants and other Acceptance and Exercise Documents by November 20, 2014, which is the fortieth business day from the commencement of the Offer to Amend and Exercise, you may change your mind and submit a Notice of Withdrawal to us after November 20, 2014.

If you properly withdraw prior to the Expiration Date, we will promptly: (i) cancel your signed copy of the Election to Consent, Participate and Exercise Warrant, (ii) return the original copy of your Original Warrant or issue you a new Original Warrant if you submitted an Affidavit of Loss and Indemnification Agreement, and (iii) provide you with a check equal to the amount of cash you paid upon exercise of the Amended Warrant without interest thereon or deduction therefrom.

SECTION 12. REGISTRATION OF WARRANT SHARES

The Original Warrants, the Amended Warrants and the shares of common stock issuable upon exercise of the Original Warrants or Amended Warrants are “restricted securities” and may not be sold by the holder absent a registration statement covering the resale of the shares or an exemption from the registration requirement. There is no established trading market for the Original Warrants or the Amended Warrants, and we do not intend to list the Original Warrants or the Amended Warrants for trading on any exchange or market.

Pursuant to the terms of a Registration Rights Agreement dated January 15, 2014 between the Company and the purchasers of securities in the Company’s private placement financing with respect to which closing occurred on January 15, 2014, January 29, 2014 and February 6, 2014, we have previously filed a Registration Statement on Form S-1 (File No. 333-195783) (the “Registration Statement”) to register the resale of the shares of common stock underlying the Original Warrants under the Securities Act. Promptly following the Expiration Date, we intend to file a prospectus supplement to the prospectus included in the Registration Statement to reflect the substantive changes from the information currently set forth in such prospectus as a result of the Offer to Amend and Exercise. Thereafter, subject to your compliance with the Lock-Up Period, the holders of shares of common stock issuable upon exercise of the Amended Warrants and who are listed as selling stockholders in the Registration Statement may sell their shares of common stock covered under the Registration Statement in accordance with the resale restrictions set forth in the “Plan of Distribution” section of the Prospectus in the Registration Statement. Each holder of Original Warrants should read the applicable Prospectus carefully before deciding whether to participate in the Offer to Amend and Exercise. In addition, any holder (including any transferees or acquirers) of an Original Warrant or Amended Warrant who is not listed as a selling stockholder in the Prospectus cannot resell the shares received by such holder upon exercise of an Original Warrant or Amended Warrant in reliance on the Prospectus, unless and until the Company files a prospectus supplement or a post-effective amendment to the Registration Statement to include such holder as a selling stockholder. Absent the filing of the prospectus supplement or post-effective amendment to the Registration Statement, the holder (including any transferees or acquirers) will be required to qualify for an exemption from the registration requirements, which may require a holding period of at least six months.

SECTION 13. TRADING MARKET AND PRICE RANGE OF ORIGINAL WARRANTS, AMENDED WARRANTS AND COMMON STOCK

There is no established trading market for the Original Warrants or the Amended Warrants.

Our common stock is quoted on the OTC Markets (OTCQB) under the symbol “EKSO.” No shares of common stock had been traded as of December 31, 2013. Trading in shares of common stock in the OTC Markets commenced on or about January 17, 2014.

The following table sets forth the high and low last-bid prices for our common stock for the periods indicated, as reported by the OTC. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	2014
	High	Low
First quarter (January 17th through March 31st)	$7.65	$2.00
Second quarter (April 1st through June 30th)	$3.50	$1.47
Third quarter (July 1st through September 30th)	$1.52	$0.79
Fourth quarter (October 1st through October 21st)*	$0.75	$1.64

*	Last trading day before printing of this Offer to Amend and Exercise. The Company’s fourth quarter ends on December 31st.

Trades in our common stock may be subject to Rule 15g-9 of the Exchange Act, which imposes requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction before the sale.

The SEC also has rules that regulate broker/dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities listed on certain national exchanges, provided that the current price and volume information with respect to transactions in that security is provided by the applicable exchange or system). The penny stock rules require a broker/dealer, before effecting a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing before effecting the transaction, and must be given to the customer in writing before or with the customer’s confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for shares of our common stock. As a result of these rules, investors may find it difficult to sell their shares.

SECTION 14. SOURCE AND AMOUNT OF FUNDS

Because this transaction is solely an offer to holders to amend their outstanding Original Warrants, there are no funds or other consideration being paid to participants. The Company will use its existing working capital to pay the fees and expenses associated with this Offer to Amend and Exercise.

SECTION 15. TRANSACTIONS AND AGREEMENTS CONCERNING ORIGINAL WARRANTS

Except with respect to the negotiation and execution of the Warrant Agent Agreements described in Section 22 below, none of our directors or executive officers participated in any transaction involving the Original Warrants during the past 60 days.

SECTION 16. INFORMATION REGARDING THE COMPANY

The following summary highlights selected information regarding the Company. Because it is a summary, it does not contain all of the information you should consider before making a decision to participate in the Offer to Amend and Exercise or exercise your Amended Warrant. Before making an investment decision, you should read the entire Offer to Amend and Exercise carefully, including the “Risk Factors” section above.

We were incorporated in Nevada as PN Med Group Inc. on January 30, 2012. Our original business was to distribute medical supplies and equipment to municipalities, hospitals, pharmacies, care centers, and clinics throughout the country of Chile. Prior to the Merger, our Board determined to discontinue operations in this area and to seek a new business opportunity. As a result of the Merger, we have acquired the business of Ekso Bionics and its subsidiary.

Our authorized capital stock currently consists of 500,000,000 shares of common stock, par value $0.001, and 10,000,000 shares of “blank check” preferred stock, par value $0.001. Our common stock is quoted on the OTC Markets (OTCQB) under the symbol “EKSO.”

As of September 30, 2014, the Company has: (i) 78,584,173 shares of common stock outstanding; (ii) outstanding warrants to purchase 36,676,363 shares of common stock (30,300,000 of which are the Original Warrants); and (iii) outstanding equity awards to purchase 9,910,969 shares of common stock issued pursuant to the Company’s 2014 Equity Incentive Plan (the “Plan”). In addition, the Company has reserved an additional 4,360,782 shares of common stock for issuance pursuant to the Plan.

Our principal executive offices are located at 1414 Harbour Way South, Suite 1201, Richmond, California 94804, USA. Our telephone number is (203) 723-EKSO. Our website address is www.eksobionics.com.

Ekso Bionics was incorporated on January 19, 2005, under the laws of the State of Delaware, to design, develop, and commercialize human robotic exoskeletons to augment human strength, endurance and mobility. Since its inception, Ekso Bionics has achieved several significant milestones:

•	In 2006, Ekso Bionics designed and sold the first practical human exoskeleton.
•	In 2009, Ekso Bionics signed its first agreement with Lockheed Martin Corporation (“Lockheed”) establishing the companies’ collaborative partnership to ruggedize and commercialize a human exoskeleton for military and other able-bodied applications. In July 2013, we entered into a new agreement with Lockheed to further strengthen the collaborative efforts in non-medical applications.
•	In February 2012, we sold our first human exoskeleton suit for medical applications, called EksoTM to a rehabilitation center for use by patients with complete spinal cord injuries (“SCI”).
•	In December 2013, we delivered our first Ekso GTTM (gait training), a new generation Ekso with added hardware and software functionality, including Variable Assist.
•	In July 2013, Ekso Bionics delivered a key technology upgrade for Ekso called Variable Assist, expanding the potential user population by adding utility for incomplete SCI patients, stroke patients and patients with related neurological disorders who can benefit from gait training and rehabilitation.
•	In December 2013, we delivered our first Ekso GTTM (gait training), a new generation Ekso with added hardware and software functionality, including Variable Assist.

Since closing on our private placement financing in the first quarter of 2014, we have accomplished the following additional achievements:

•	We shipped 18 units in the third quarter of 2014, bringing the number of units shipped in the first nine months of 2014 to 45, 350% of the same period of 2013 and more than double the units we shipped in all of 2013.
•	We have increased utilization of Ekso medical devices, as demonstrated by our having crossed the 12 million steps taken milestone.

•	A partner, SoldierSocks, a 501(c)(3) company dedicated to working with veterans and veterans organizations, has established a goal to purchase 80 suits over the next 3 years for VA Hospitals, organizations serving veterans, and eventually direct to veterans.
•	In the first known comparison study of human exoskeletons, the Ekso GT robotic exoskeleton was designated the best choice among exoskeletons evaluated by Bergmannstrost Center, a top rated hospital for rehabilitation research. Additionally, we have had significant positive clinical data presented by world renowned clinics including The Kessler Foundation, Rehabilitation Institute of Chicago, Miami Project and BG Klinikum Bergmannstrost to name a few.
•	We continued to build our medical device team, including the addition of a Chief Commercial Officer, a VP of Medical Engineering and a Director of Product Management.

Overview

Ekso Bionics designs, develops and sells wearable robots, or “human exoskeletons,” that have applications in medical, military, industrial, and consumer markets. Our exoskeletons systems are strapped over the user’s clothing, enabling individuals with neurological conditions affecting gait (e.g., spinal cord injury or stroke) to walk again; permitting soldiers to carry heavy loads for long distances while mitigating lower back, knee, and ankle injuries; and allowing industrial workers to perform heavy duty work for extended periods.

Our Ekso GT is used by hospitals on patients with lower extremity weakness or paralysis. Our products have been listed with the FDA and have received a CE Mark (indicating compliance with European Union legislation). Through the end of September, 2014, we had shipped over 90 devices to rehabilitation centers and individual users for rehabilitation since February 2012. We also have a collaborative partnership with Lockheed to develop products for able-bodied exoskeleton applications.

From inception to June 30, 2014, Ekso Bionics has accumulated over $63.7 million of losses (including $27.6 million of a non-cash warrant liability expense).

Based on technology initially developed by an engineering team from the University of California, Berkeley, Ekso Bionics’ devices employ a number of proprietary, advanced robotics technologies.

We believe the Company is at a key point in the growth of its business. Accordingly, in order to provide the appropriate resources to accelerate its business initiatives, the Company believes it is beneficial to encourage the amendment and exercise of the Original Warrants at a significantly reduced exercise price.

Ekso Bionics’ Medical Technology

The Company’s most current product, the Ekso GT, is a wearable bionic suit that provides individuals with spinal cord injuries, stroke and other lower-extremity paralysis or weakness the ability to stand and walk over ground with a full weight-bearing, reciprocal gait using a cane, crutches or a walker under the supervision of a physical therapist. Walking is achieved by the shifting of the user’s body to activate sensors in the device that initiate steps. Battery-powered motors drive the legs, replacing deficient neuromuscular function. First-time users can expect to walk with aid from the device the first time they put on the Ekso exoskeleton (after passing an assessment), while an experienced user can transfer to or from their wheelchair and don or remove Ekso in less than five minutes.

By allowing individuals with spinal cord injuries to stand and walk in a full weight-bearing setting, early clinical evidence is beginning to show that the Ekso skeleton may offer potential healthcare benefits that may reduce post-injury medical costs through reduction in secondary complications such as pressure sores, urinary tract infections, bowel problems, pneumonia and other respiratory issues, bone loss/osteoporosis, cardiovascular disease and psychological disorders. For people with some motor ability intact (for example, after a stroke or an incomplete spinal cord injury), we believe Ekso offers the potential to help them re-learn to walk again by teaching them proper step patterns and weight shifts using a task-based platform.

Ekso Bionics’ Engineering Services (also known as Ekso Labs)

In addition to the design, development and commercialization of exoskeletons for medical applications, Ekso Bionics performs research and development work on human exoskeletons and related technologies paid for by grant funding, by collaboration partners such as Lockheed, or by engineering services customers such as the U.S. military.

In addition to furthering exoskeleton technology into markets outside Ekso Bionics’ current medical applications, this work has potential applications in future models of the Ekso human exoskeleton. Many of the research projects funded by grants are focused on researching future medical applications and capabilities not yet ready for commercial development. Other projects, often funded by commercial partners or the U.S. military, focus on able-bodied human exoskeleton applications. One such development project is the Human Universal Load Carrier (“HULC”TM), a robotic exoskeleton designed for Lockheed and potential military applications to augment strength and endurance, allowing users to carry up to 200 pounds over long distances and rough terrain. Similarly, industrial models that Ekso Bionics is developing are intended to increase an individual’s workload, endurance and efficiency, allowing workers to carry heavy objects for much longer. The goal of these technologies is to increase worker productivity while at the same time helping to prevent employee injuries. Both the HULC and our other industrial exoskeleton products are in the developmental stage.

To date, the majority of our engineering services revenue has been in the form of grants. The Company currently has four grants underway, representing approximately $3.75 million in total funding. Grantors include the U.S. National Science Foundation, the U.S. Defense Advanced Research Projects Agency (DARPA), and the U.S. Department of Defense.

The Technology

Ekso Bionics has established an extensive intellectual property (“IP”) portfolio that includes various U.S. patents and patent applications, including eight patents that have been granted, 19 patent applications that are currently pending, which means a complete application has been filed with the applicable patent authority and additional action is pending, and 7 provisional patent filings, which means that we have filed a short form application to establish an early filing date in anticipation of completion and submission of a complete application. Some of these patents and patent applications are owned either solely by or jointly with the University of California, as further described below. Many of these have also been filed internationally as appropriate for their respective subject matter and have begun to issue. Ekso Bionics’ patent portfolio includes product and method type claims, since the devices that Ekso Bionics produces and the processes performed by those devices are patentable. Our patents encompass technologies relevant to our devices, including medical exoskeletons, commercial exoskeletons, actuators, and strength-enhancing exoskeletons. The earliest priority date of the portfolio reaches back to 2003, and new applications continue to be filed.

Two license agreements and one amendment constitute the licenses from the University of California for various patents and applications relevant to the business of Ekso Bionics. The table below indicates the cross section of patents by issuing status and license status.

License Status	Issued Patents	Issuing Status Pending Applications	Provisional Applications
Owned by University of California, exclusively licensed to Ekso Bionics	6	—	—
Co-owned with University of California, exclusively licensed to Ekso Bionics	2	2	—
Co-owned with University of California	—	3	—
Sole ownership by Ekso Bionics	—	14	7
Total: 34	8	19	7

The exclusive license with the Regents of the University of California (“RUC”) consists of two agreements and one amendment covering ten patent cases, seven of which have issued and three of which remain in prosecution (the “RUC License Agreements”). Inventions covered by a further three patent applications are co-owned by Ekso Bionics and RUC, with no license agreement between Ekso Bionics and RUC. As a result, RUC may license its rights in these patents to a third party. With respect to two of these co-owned patent applications, RUC has licensed their rights in the U.S. to an unrelated third party. The third patent application will need to be fully prosecuted before it can be determined which claims are exclusive to us (through a previous license) and which claims RUC may license to other entities. The RUC License Agreements provide Ekso Bionics the right to grant sub-licenses. We believe that the breadth of the coverage across various bionic systems and technologies, together with our freedom to grant sub-licenses under the RUC License Agreements gives us the potential to generate licensing revenue in fields outside our present areas of commercialization, To date we have generated approximately $1 million in such licensing revenue. Pursuant to the RUC License Agreements, Ekso Bionics initially paid RUC consideration consisting of $5,000 in cash and 310,400 common shares of Ekso Bionics, and is also committed to pay a 1% royalty on sales, including sales generated by sublicenses. We do not pay royalties to RUC on products sold or to be resold to the U.S. government.

A remaining 21 cases are solely owned by Ekso Bionics. In some cases, as a result of government funding received by Ekso Bionics, the patents have a government use license, granting the U.S. government a non-exclusive, non-transferable, irrevocable, paid-up license for use of the inventions for or on behalf of the U.S. government, as is typical in the case of government sponsored research.

Ekso in the Medical Market

Ekso is a robotic exoskeleton, or wearable robot, used in the medical market to enable individuals living with lower extremity paralysis or weakness, due to such neurological conditions as stroke or spinal cord injury, to stand and walk over ground with a full weight-bearing, reciprocal gait under the supervision of a physical therapist. The suit is strapped over the users’ clothing, accommodates a wide range of patient sizes and clinical presentations, and is currently used primarily in a clinic or rehabilitation setting. With medical clearance, the suit typically facilitates walking for individuals who are non- or pre-ambulatory post-stroke, or with up to C7 (cervical spinal nerve 7) complete or any level of incomplete SCI, along with other neurological conditions.

For those with medical clearance and who pass a physical examination, first-time users can expect to walk in Ekso in their first session, and we expect that an experienced user can transfer to/from their wheelchair and don or doff the Ekso in less than five minutes. Walking is achieved by the user shifting his or her weight to activate sensors in the device that initiate the steps, or with the push of a button on a handheld user interface. Battery-powered motors drive the legs, replacing deficient neuromuscular function.

For people with complete paralysis from a spinal cord injury, for example, walking in Ekso provides the powerful benefit of seeing the world eye-to-eye again and we believe may facilitate the reduction of complications commonly associated with life in a wheelchair, such as bowel and bladder dysfunction, loss of bone density, muscle spasticity, neuropathic pain and pressure sores. For patients with some motor ability intact (for example after a stroke or an incomplete spinal cord injury), Ekso may help them re-learn proper step patterns and weight shifts using a task-based platform, which we believe could be important for people who have the potential to re-learn to walk.

In 2012 Ekso Bionics delivered its first robotic exoskeleton for medical and rehabilitation purposes to Craig Hospital, a world-renowned institution in Englewood, Colorado, that specializes in the neuro-rehabilitation and research of patients with SCI and traumatic brain injury (“TBI”). By the end of 2013, Ekso Bionics had achieved two major Ekso software upgrades as well as two hardware upgrades. Among these advancements, our new Variable Assist software provides the ability for patients with any amount of lower extremity strength to contribute their own power from either leg to achieve self-initiated walking. The amount of assistance Ekso provides can be set to provide a specific amount of power, or to allow the Ekso to dynamically adjust to the patient’s needs in real-time in order to follow the patient’s progression with his or her rehabilitation.

Medical Market Strategy

Our initial go-to-market strategy in the medical market, which began in the first quarter of 2012, was to establish proof of concept and credibility among thought leaders and renowned rehabilitation centers specializing in SCI across the U.S. and Europe, and to initiate preliminary studies on safety and efficacy. In this early phase of technology diffusion, the first two generations of the Ekso robotic exoskeleton provided full power assistance to facilitate walking for individuals with as much as complete lower extremity paralysis, and the clinical focus was primarily spinal cord injury.

We initiated our second, and current, go-to-market strategy in the medical market in July 2013. The goal of our current go-to-market strategy is to broaden the addressable market and drive deeper adoption among the neuro-rehabilitation community by adding more utility to the Ekso robotic exoskeleton as a technology platform. Advancements in both software and hardware are represented in the introduction of Ekso GTTM with Variable Assist. In their pursuit of the best possible outcomes for patients with a wider spectrum of clinical presentations, such as hemiparesis (weakness on one side of the body) after stroke or TBI, therapists now have more opportunities to explore therapeutic interventions and various impacts of patient/technology interaction, and to adjust therapy as the patient regains function. This means the Ekso robotic exoskeleton has the potential to go beyond helping people with paralysis to stand and walk, but also to provide a game-changing tool that may help those with some motor ability intact to learn to walk again.

As we increase the adoption of Ekso among the medical community in rehabilitation settings, we may seek to develop a device optimized for an individual’s personal use, allowing users to perform rehabilitation in their home and to have an ambulation option for activities of daily living; however, our exploration of this potential market is in the very early stages.

Potential Market for our Medical Products

Today, primary current and potential customers are SCI and stroke in-patient and outpatient rehabilitation centers in North America and Europe. According to the National Spinal Cord Injury Statistical Center, there are approximately 12,000 to 14,000 incidences of spinal cord injuries every year in the U.S., and the total U.S. SCI population is approximately 264,000.1 The Christopher and Dana Reeve Foundation estimates the total U.S. SCI population to be significantly higher, up to 1,200,000.2 Considering the range of paraplegics and quadriplegics receiving therapy using the Ekso robotic exoskeleton, either by Ekso Bionics or its customers, the Company estimates that approximately 73% of the U.S. SCI population can potentially use an Ekso robotic exoskeleton in such rehabilitation settings.

Additionally, there are approximately 5,700 registered hospitals in the U.S.3, many of which provide stroke care, and over 1,000 of which are listed as primary stroke centers.4 There are approximately 800,000 strokes every year in the U.S., of which 650,000 patients survive, and approximately 7,000,000 stroke survivors in the U.S.5

In terms of the market in Europe, there are approximately 12,000 private and public hospitals, of which an estimated 4,600 are classified as acute care facilities.6

[1]	National Spinal Cord Injury Statistical Center (NSCISC). Spinal cord injury facts and figures at a glance. Birmingham (AL): University of Alabama at Birmingham; 2012 Feb. 2 p. Also available: https://www.nscisc.uab.edu/PublicDocuments/fact_figures_docs/Facts%202013.pdf.
[2]	The Christopher and Dana Reeve Foundation, Paralysis Facts and Figures. Available http://www.christopherreeve.org/site/c.mtKZKgMWKwG/b.5184255/k.6D74/Prevalence_of_Paralysis.htm.
[3]	The American Hospital Association., Fast Facts on US Hospitals; http://www.aha.org/research/rc/stat-studies/fast-facts.shtml.
[4]	The Joint Commission, Facts about Primary Stroke Center Certification: http://www.jointcommission.org/certification/primary_stroke_centers.aspx.
[5]	National Stroke Association, http://www.stroke.org/site/PageServer?pagename=rehabt.
[6]	Based on a 2010 presentation by Paul Garassus, M.D., the Vice President of the French Health Economic Society and member of the European Private Hospitals Union, http;//www.worldofhealthit.org/sessionhandouts/documents/PS21-4-Garassus.pdf.

Our goal is to penetrate the rehabilitation centers, hospitals and similar facilities to become an integral part of their neuro-rehabilitation programs. The Company believes that each facility has the potential to purchase 1 – 5 units, with the expectation that the useful life — or replacement cycle — of the units will range from 3 – 5 years in such clinical settings.

Over the next twelve months, we expect to deepen our understanding of the proper protocols, and potential benefits, of using Ekso for gait training and rehabilitation, and the corresponding value propositions for our customers. The Company will further investigate the potential for use beyond SCI and stroke, including multiple sclerosis, TBI, amyotrophic lateral sclerosis, Parkinson’s and other neurological conditions that inhibit gait. We will also expand sales and marketing efforts beyond North America and Europe through partnering with country/region specific robotic/medical device distributors. See “Current Sales and Marketing Efforts” below for more details.

Clinical Research

Ekso Bionics understands that an important factor in further technology adoption is demonstrating clinical evidence to support the Ekso for use in rehabilitation, gait training and wellness. There is a compendium of existing studies examining the extra health care costs of SCI patients. These studies calculate the costs of re-hospitalization, secondary complications and quality of life challenges facing such patients.

We are eager for further initiation of clinical research that will demonstrate evidence of the health benefits of walking in the Ekso robotic exoskeleton. To that end, some of our early clinical customers have undertaken research to evaluate the use of exoskeletons in general and the Ekso robotic exoskeleton in particular. Centers that have announced publicly their initial favorable findings that include the Ekso robotic exoskeleton are: the Kessler Foundation (in two separate studies), Santa Clara Valley Medical Center (in two separate studies), The Miami Project to Cure Paralysis of the University of Miami, Rehabilitation Institute of Chicago, and BG Klinikum Bergmannstrost.

Bergmannstrost Center in Halle, Germany, a leader in rehabilitation research, presented data on September 17, 2014 at The International Workshop on Wearable Robotics, WeRob2014 in Baiona, Spain showing the benefits of the EksoTM robotic ekoskeleton compared to other robotic exoskeletons on the market. The presentation followed recent publication of the article “Comparison of Therapy with the Exoskeletons ReWalk, Ekso and HAL” by Dr. Jane Nitschke and Dr. Klaus Rohl, which was published in German in the Journal Orthopädietechnik. The presentation detailed the advantages of Ekso over other robotic exoskeletons in the clinical environment, citing the ease of changing from patient to patient in Ekso, the absence of skin injuries from using the Ekso device, and the operation of its Variable AssistTM software.

In the much larger area of stroke treatment, Ekso Bionics also plans to build a portfolio of clinical data intended to demonstrate that the Ekso human exoskeleton can allow gait training to occur earlier in the treatment schedule, that it can mobilize much more difficult patients than traditional training, and that it will be an effective gait training device. Though the Company has only recently entered the stroke field (with the release of the Variable Assist upgrade package in July 2013), the two top rehabilitation centers in the United States (according to US News and World Report rankings), the Rehabilitation Institute of Chicago and Kessler Foundation, are initiating Ekso human exoskeleton studies in this area. As in the field of spinal cord injury, the field of stroke has a large body of existing research, and there is broad evidence that early mobilization of stroke patients (by traditional manual means) results in lower secondary complications and lower length of stay. Ekso Bionics currently benefits from this existing data by demonstrating to customers that the Ekso human exoskeleton can mobilize more patients earlier, and we are evaluating the feasibility of direct research to link the Ekso directly to such outcomes.

Current Sales and Marketing Efforts

Ekso Bionics historically focused its sales efforts on key SCI centers in the U.S. and Europe. In 2013, the Company began to expand its sales efforts, and today the sales and marketing team consists of:

•	Seven direct sales people and one Manager of Distributors (five direct sales people in the U.S., two direct sales people in Europe and one Manager of Distributors in Europe).
•	Five distributors (Mexico, Italy, Poland, Sweden and Turkey).

•	Seven clinical professionals/physical therapists (Five in the U.S. and two in Europe).
•	Four marketing professionals (three in the U.S. and one in Europe).
•	Three customer relations personnel.

The Company plans on continuing to build the sales and marketing team, with a particular emphasis on adding distributors in target markets/countries, initiating a comprehensive lead generating and nurturing program and on increasing marketing and clinical efforts.

To succeed in the medical market, we believe we need to better address the concerns of a series of stakeholders at each potential customer. These include: the customer’s CEO/CFO (vision and economics), Medical/Research Director (moving their field/reputation forward), clinical staff (achieving improved patient outcomes), user groups (improving the well-being of patients) and foundation director (seeking ways to ensure successful and more frequent donor/capital campaigns).

The sales cycle to build consensus among these stakeholders and achieve a sale of a device(s) is generally three to 12 months. We believe our ability to accelerate the sales cycle and accelerate adoption will also be based, in part, on our ability to build on our (and our partners’) early efforts to expand clinical evidence.

Exoskeleton Technology for Able-Bodied Applications

Ekso Bionics’ original exoskeleton technology was an evolution of the RUC technology related to able-bodied augmentation, enabling healthy individuals to carry heavy loads.

The Ekso Bionics’ team’s original exoskeleton design, called ExoHikerTM, was completed in February 2005 and was intended to help hikers carry heavy loads over extended periods of time. The ExoHiker demonstrated load carriage at power consumption levels that were approximately 1,000 times lower than the state-of-the-art human exoskeletons of the time. There was no user interface required to operate the device. Instead, ExoHiker responded to the movements of the person wearing the device. It could be easily strapped on or off, and it had a small handheld LCD display used to configure the device. The ExoHiker weighed approximately 30 pounds and operated at an average speed of 2.5 miles per hour for 42 miles with one 80 watt-hour lithium polymer battery.

ExoHiker evolved into the ExoClimberTM, which injected power when ascending stairs and climbing steep slopes. It weighed 50 pounds and could assist the wearer to ascend 600 feet vertically with a 150-pound load. Neither ExoHiker nor ExoClimber was commercialized. The third generation device is called the Human Universal Load Carrier (“HULC”TM) and includes hip actuation used to assist the user in swinging his or her legs during walking, even on level ground.

This development of able-bodied, powered and non-powered exoskeletons continues with funding from government grants and engineering contracts for Lockheed and U.S. government customers. Investing in the ongoing development of exoskeleton technology through these non-dilutive forms of funding is intended to help Ekso Bionics remain at the forefront of this nascent bionic robotics technology, working with leaders in complementary fields such as materials, battery and sensor technology.

One of Ekso Bionics’ development partners for able-bodied applications is Lockheed, for whom the Company continues to provide research and development services. The Company’s collaboration with Lockheed focuses on anthropomorphic exoskeleton technology used to augment the strength and endurance of people. For the commercial (able-bodied) field of use, the Company and Lockheed have co-exclusive rights, with the Company having the right to sub-license technology and Lockheed having the right to sub-license only with our consent. For the government (able-bodied) field of use, Lockheed and the Company have co-exclusive rights to military markets through 2017. So long as certain annual minimum obligations are met, Lockheed will obtain exclusive rights to the government market after 2017.

Since 2008, Lockheed has purchased approximately $6 million in non-recurring engineering services from Ekso Bionics and paid $1 million in licensing fees for the further development of the HULC and other exoskeletons. More recently, Lockheed and Ekso Bionics initiated development of a non-powered exoskeleton called FORTISTM. FORTIS is designed to allow industrial workers in a dynamic and unstructured work environment to achieve their tasks with reduced musculoskeletal injuries related to lifting and working with heavy tools. While the Company believes industrial exoskeletons have the potential to help prevent workforce injuries, improve productivity and over time reduce workmen’s compensation and related costs, the Company has invested little of its own resources to date on these efforts and these developments are at an early stage of commercialization.” The focus of our work so far has been in building an IP portfolio that will help us enter that market at a future date.

It is important to note that both the HULC and industrial exoskeleton products are in the developmental stage. Nevertheless, Ekso Bionics plans to continue to pursue able-bodied exoskeleton technology and will seek to commercialize products on its own or with partners when and if appropriate.

In December 2013, the Company was awarded a twelve-month, $1 million fixed-price contract by United States Special Operations Command (USSOCOM) to develop design, build, test and deliver a next generation military exoskeleton prototype. The statement of work describes four milestones divided into tasks and sub-tasks, with required accomplishments and progress payments associated with each milestone. Each milestone must be successfully accomplished and verified in order to receive payment and proceed to the next sub-task. The first four milestones relate to the development and delivery of a functional prototype exoskeleton device that significantly reduces the load on users while introducing a negligible metabolic impact and meets other specifications set forth in the agreement. Payments for these milestones are $150,000, $200,000, $250,000 and $250,000 for each of the first four milestones. The final task of the project relates to the submission of a report summarizing testing results and a recommended path forward for which the payment is $146,000. This is the first award granted under USSOCOM’s TALOS (Tactical Assault Light Operator Suit) project.

In September 2014, the Company completed an evaluation for the Defense Advanced Research Projects Agency (DARPA) as part of the Warrior Web program as a subcontractor to Boston Dynamics. The Company completed the program for Boston Dynamics after Boston Dynamics was purchased by Google. The Company designed and built a mobile hydraulic power unit, electrical system, and control system to use with Boston Dynamics’ warrior web spars. The Company further supported testing at the Army Research Lab over a three week time period, completing 84 miles of terrain during the evaluation while the devices was worn by soldiers.

Governmental Regulation and Product Approval

U.S. Regulation

Ekso Bionics’ medical technology products and operations are subject to regulation by the FDA and various other federal and state agencies, as well as by foreign governmental agencies. These agencies enforce laws and regulations that govern the development, testing, manufacturing, labeling, advertising, marketing and distribution, and market surveillance of the Company’s medical device products.

Under the U.S. Federal Food, Drug, and Cosmetic Act, medical devices are classified into one of three classes — Class I, Class II or Class III — depending on the degree of risk associated with each medical device and the extent of control needed to ensure safety and effectiveness. Our current medical products are categorized as Class I. Class I devices are those for which safety and effectiveness can be assured by adherence to a set of guidelines, which include compliance with the applicable portions of the FDA’s Quality System Regulation (“QSR”), facility registration and product listing, reporting of adverse medical events, and appropriate, truthful and non-misleading labeling, advertising, and promotional materials (the “General Controls”).

Ekso Bionics actively maintains FDA 21 CFR Part 820 Quality System Regulation and ISO 13485:2003 Quality Management Systems that establish standards for its product design, manufacturing, and distribution processes. Following the introduction of a product, the FDA and foreign agencies engage in periodic reviews of our quality systems, as well as product performance and advertising and promotional materials. These regulatory controls, as well as any changes in FDA policies, can affect the time and cost associated with the development, introduction and continued availability of new products. Where possible, Ekso Bionics anticipates these factors in our product development processes. These agencies possess the authority to take various administrative and legal actions against the Company, such as product recalls, product seizures and other civil and criminal sanctions.

The Company’s Ekso GT robotic exoskeleton has been registered and listed as a Powered Exercise Equipment device (Class I) since February 2012. During that time, there have been no reportable events in the device’s commercial lifetime, indicating a risk profile in line with its classification. The indications for use of the Company’s Ekso robotic exoskeleton and their presentation in device labeling and promotional material have remained consistent. The FDA has neither made a determination about whether our medical products are Class I medical devices nor has it notified the Company regarding a change to the device registration or classification applicable to our robotic exoskeleton.

On June 26, 2014, the FDA announced the creation of a new product classification for Powered Exoskeleton devices. This new product classification was designated as being Class II. While the new Powered Exoskeleton classification is broadly similar to the Ekso robotic exoskeleton, it includes specific terms, such as “user controlled” and “wrist worn wireless interface,” that do not apply to the Ekso robotic exoskeleton in its current marketed form as a clinical device for gait training by medical personnel. The “user controlled” and “wrist worn wireless interface” features are, however, in line with a robotic exoskeleton that is intended for use outside the supervision of medical staff (i.e. in the home/community), for which the Ekso labeling clearly contraindicates. As a result of these discrepancies, some ambiguity exists as to the application of this product classification to the Ekso robotic exoskeleton.

The Company has determined to proactively file with the FDA a Premarket Notification (called the 510(k)) seeking clearance to market the current device under the new Powered Exoskeleton device classification, and expects to make this filing in the fourth quarter of 2014. The Company intends to continue marketing the Ekso robotic exoskeleton under its current Class I registration and listing with its current indications for use until 510(k) clearance is either granted or denied by the FDA or the Company is otherwise notified by the FDA. The Company believes that in situations where the class of a product has been elevated by FDA, manufacturers are normally given ample time to seek clearance at the new class level.

Foreign Regulation

In addition to regulations in the United States, Ekso Bionics will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our products in foreign countries. Whether or not the Company obtains FDA approval for a product, Ekso Bionics must obtain approval of a product by the comparable regulatory authorities of foreign countries before the Company can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

The policies of the FDA and foreign regulatory authorities may change and additional government regulations may be enacted which could prevent or delay regulatory approval of our products and could also increase the cost of regulatory compliance. We cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the United States or abroad.

Research and Development

The Company engages in research and development in an effort to enhance the effectiveness, ease of use, safety and reliability of its medical, commercial, and strength-enhancing exoskeletons and to expand the applications for its products. The Company’s research and development expenditures were $2.7 million and $4.3 million in 2013 and 2012, respectively, and were $1.7 million for the six months ended June 30, 2014. In addition, as part of its engineering services, which are paid for by grant funding, by collaboration partners, or by engineering services customers, the Company incurred research and development costs associated with its engineering services revenue of $1.3 million and $1.8 million in 2013 and 2012, respectively, and $0.9 million in the six months ended June 30, 2014.

Competition

The medical technology, industrial robotics and military equipment industries are characterized by intense competition and rapid technological change. We believe a number of other companies are developing competitive technology and devices for both the medical and able-bodied fields of use, and many of these competitors have significantly more financial and other resources than we possess.

In the medical field, we face competition from companies that are focused on technology for rehabilitation of patients suffering from stroke and related neurological disabilities as well as from companies that focus on SCI. In stroke, Cyberdyne is developing over-ground exoskeletons, and Hocoma, AlterG, Aretech and Reha Technology are selling treadmill-based gait therapies. In SCI, ReWalk Robotics and Rex Bionics sell over-ground exoskeletons. Parker Hannifin has announced plans to sell over-ground exoskeletons beginning in 2015.

Technologies developed by competitors in the areas of stroke rehabilitation and SCI represent therapeutic interventions with utility at varying points of the continuum of care. Clinically, the Ekso is unique in its broad ability to mobilize pre- or even non-ambulatory patients using a full weight bearing, over ground, task-based platform. From a practice management perspective, the Ekso is less expensive than many other systems, has a smaller footprint, the ability to move around the hospital, and uses standard power requirements that make it easy to integrate into existing infrastructure. Other over-ground exoskeletons were initially designed as an individual user’s alternative to a wheelchair with the primary goal of providing a means for patients to achieve mobility reliant on the device. By contrast, the Ekso’s design accommodates patients with complete paraplegia and additionally includes features that are optimized to assist therapists in helping patients with some motor ability learn to walk again in a clinical setting, treating several patients and indications in a single day.

Notwithstanding the foregoing, the most pressing challenges Ekso Bionics faces are not necessarily competitive technologies, but rather achieving rapid market awareness and adoption of this emerging technology while acclimating prospects to a fundamentally new paradigm in neuro-rehabilitation and mobility. In addition, there is the matter of securing the funds for acquisition in environments where capital expenses of this magnitude are not common in the rehabilitation department of a clinic.

In the able-bodied field, Raytheon, Panasonic, Honda, Daewoo and Cyberdyne are each developing some form of exoskeleton for military and industrial applications.

The field of robotic exoskeleton technology remains in infancy. As this field develops, we believe we will face increased competition on the basis of product features, clinical outcomes, price, services and other factors. Our competitive position will depend on multiple, complex factors, including our ability to achieve market acceptance for our products, develop new products, implement production and marketing plans, secure regulatory approvals for products under development and protect our intellectual property. In some instances, competitors may also offer, or may attempt to develop, alternative therapies for disease states that may be delivered without a medical device.

Employees

We employ 70 persons on a full time basis, including 9 in Europe. The Company currently plans to hire an additional 8 to 12 full-time employees within the next six months, whose principal responsibilities will be the support of our sales, marketing, research and development, and clinical development activities. Should the Company secure further contracts for engineering services for our government work/clients, we would seek to hire further engineering personnel.

Description of Properties

Our principal executive offices are currently located at 1414 Harbour Way South, Suite 1201, Richmond, CA 94804, where the Company leases approximately 45,000 square feet. The Company believes this facility is adequate for its current needs, including providing the space and infrastructure to assemble Ekso exoskeletons based on its current growth plan and to accommodate its development work for able-bodied applications per its current operating plan.

Ekso Bionics does not own any real property.

SECTION 17. HISTORICAL AND PRO FORMA FINANCIAL INFORMATION AND OTHER FINANCIAL INFORMATION REGARDING THE COMPANY

The Merger of Ekso Bionics with a wholly-owned subsidiary of the Company occurred on January 15, 2014. The Merger is being accounted for as a “reverse merger,” and Ekso Bionics is deemed to be the acquirer in the reverse merger. Consequently, the assets and liabilities and the historical operations reflected in the financial statements prior to the Merger are those of Ekso Bionics and are recorded at the historical cost basis of Ekso Bionics, and the consolidated financial statements after completion of the Merger will include the assets and liabilities of Ekso Bionics, historical operations of Ekso Bionics and operations of the Company and its subsidiaries from the closing date of the Merger.

The Company has included the financial statements of Ekso Bionics for the fiscal years ended December 31, 2013 and 2012 (including unaudited pro forma financial statements for the year ended December 31, 2013) and financial statements of the Company for the quarterly period ended June 30, 2014 as Exhibits A and B hereto, respectively. The Company’s book value per share as of June 30, 2014, based on 78,497,558 shares of common stock outstanding on such date, was ($0.23) per share.

The Company has included pro forma information reflecting the effect of the Offer to Amend and Exercise attached hereto as Exhibit C. In preparing the attached pro forma condensed financial data, the Company assumed that all holders of Original Warrants to purchase an aggregate of 30,300,000 shares of common stock elected to participate in the Offer to Amend and Exercise and that the Offer to Amend and Exercise was completed as of the end of the quarterly period ended June 30, 2014. The pro forma consolidated financial data is presented for informational and illustrative purposes only.

As of September 30, 2014, the Company’s cash and cash equivalents were $7,180,000 compared to $10,970,000 at June 30, 2014. During the three months ended September 30, 2104, the Company used $3,790,000 of cash in operations compared to $5,680,000 and $3,610,000 for the three month periods ended March 31, 2014 and June 30, 2014, respectively. The Company believes its cash resources as of September 30, 2104 are sufficient to fund its current business plan, support operations, fund research and development and meet current obligations into the second quarter of 2015. Assuming that all of the Original Warrants are exercised in the Offer to Amend and Exercise resulting in estimated net proceeds of approximately $28,745,000, the Company anticipates it would have sufficient capital to fund its current business plan, support operations, fund research and development and meet current obligations until at least the end of 2016.

SECTION 18. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE OFFER TO AMEND AND EXERCISE

The current officers and directors of the Company are:

Name	Position(s)
Steven Sherman	Chairman of the Board
Nathan Harding	Director and Chief Executive Officer
Dan Boren	Director
Marilyn Hamilton	Director
Jack Peurach	Director
Thomas Looby	President and Chief Commercial Officer
Max Scheder-Bieschin	Chief Financial Officer
Russ Angold	Chief Technology Officer

As of June 30, 2014, there were outstanding Original Warrants to purchase an aggregate of 30,300,000 shares of common stock. The Company’s executive officers, directors and control persons, as described below, hold the following Original Warrants and will be entitled to participate in the Offer to Amend and Exercise on the same terms and conditions as the other holders of Original Warrants:

Name	Position with the Company	Number of Original Warrants Held	Percentage of Original Warrants Held
David Daniel Boren	Director	20,000	*
Marilyn Hamilton	Director	200,000	*
Steven Sherman	Director	1,000,000	3.3%

*	Less than 1%.

Except as set forth above, none of the Company’s other executive officers, directors or control persons hold Original Warrants.

SECTION 19. LEGAL MATTERS AND REGULATORY APPROVALS

We are not aware of any license or regulatory permit material to our business that might be adversely affected by the Offer to Amend and Exercise and the issuance of the shares of common stock upon the exercise of the Amended Warrants. Our obligations under the Offer to Amend and Exercise are subject to the conditions described in Section 6 “Conditions of the Offer to Amend and Exercise” above.

SECTION 20. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain material U.S. federal income tax consequences that we believe will be applicable to Original Warrant holders who participate in the Offer to Amend and Exercise. However, we have not requested a ruling from the IRS or any opinion of counsel with regard to the treatment of warrant holders participating in the exchange and there can be no assurance, as discussed below, that the IRS will not take a position inconsistent with our expectations.

This discussion does not address all aspects of federal income taxation that may be relevant to you in light of your particular circumstances, or to those Original Warrant holders who are subject to special rules, such as financial institutions and mutual funds; banks; insurance companies; investment companies; retirement plans; tax-exempt organizations; dealers or traders in securities; any person that holds their Original Warrants as part of a straddle or hedge arrangement; partnerships or other pass-through entities; persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts for U.S. federal income tax purposes or whose functional currency is not the U.S. dollar; or persons who are subject to the alternative minimum tax provisions of the Internal Revenue Code (the “Code”).

This discussion assumes that Original Warrant holders hold the Original Warrants as capital assets. In addition, the following discussion does not address the tax consequences of the participation in the Offer to Amend and Exercise under foreign, state or local tax laws. You are urged to consult your tax advisors as to the U.S. federal income tax consequences of participating in the Offer to Amend and Exercise and related reporting obligations, as well as the effects of state, local and non-U.S. tax laws and U.S. tax laws other than income tax laws.

Tax Treatment of Original Warrant Holders Participating in the Offer to Amend and Exercise

Although not free from doubt, the Company intends to take the position that the amendment of your Original Warrants followed by an exercise of the Amended Warrants are treated as separate events for U.S. tax purposes and that the exchange of Original Warrants for Amended Warrants will therefore constitute a recapitalization within the meaning of Code Section 368(a)(1)(E) for U.S. federal income tax purposes, followed by the subsequent exercise of the Amended Warrants. Under this treatment, (i) the exchange of Original Warrants for Amended Warrants by an Original Warrant holder would not require income recognition under Code Section 356, (ii) such U.S. holder’s tax basis in the shares of our common stock received upon exercise of the Amended Warrants would be equal to the U.S. holder’s tax basis in the Original Warrants plus the amount of any cash paid to exercise the Amended Warrants, and (iii) the holding period of the common stock would begin on the day after the exercise of the Amended Warrants.

The foregoing tax discussion is based on current tax law, regulations and interpretive rulings as they exist at this time. The Internal Revenue Service has not made a determination, nor has the Company received any opinion of counsel, on the U.S. federal income tax consequences of the Offer to Amend or of a holder’s participation in the Offer to Amend, and there is no published guidance directly on point. Because of the lack of authority dealing with transactions similar to the Offer to Amend, the U.S. federal income tax consequences of the Offer to Amend are unclear, and alternative characterizations are possible that could require you to recognize gain or loss or may impact your holding period. Therefore, we urge you to consult your tax advisor regarding the potential tax consequences of the Offer to Amend to you in your particular circumstances, including the consequences of possible alternative characterizations.

Distributions on Common Stock Received upon Exercise of Amended Warrants

After you exercise the Amended Warrant, any distributions you receive in respect of our common stock generally will be treated as a dividend, subject to tax as ordinary income, to the extent payable out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a tax-free return of capital to the extent of your tax basis in the shares of our common stock, and thereafter as gain from the sale or exchange of the stock. Dividends received by a non-corporate holder currently qualify for taxation at a reduced 15% rate (subject to increase for tax years beginning after December 31, 2012) if the holder meets certain holding period and other applicable requirements. Dividends received by a corporate holder will be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements.

Sale or Other Taxable Disposition of Common Stock

You will generally recognize gain or loss upon the sale, exchange or other taxable disposition of shares of our common stock equal to the difference between (1) the amount of cash and the fair market value of any property received and (2) your adjusted tax basis in the shares of our common stock. Any gain or loss you recognize generally will be treated as a capital gain or loss. The capital gain or loss will be long-term if your holding period in the common stock is more than one year at the time of sale, exchange or other taxable disposition and will be short-term if your holding period is one year or less. Long-term capital gains of individuals and other non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Medicare Tax

For taxable years beginning after December 31, 2012, certain holders that are individuals, estates or trusts will be subject to a 3.8% Medicare tax on, among other things, dividends on and capital gains from the sale or other disposition of stock, subject to certain exceptions. You are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains arising from ownership and disposition of our common stock.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to certain holders with respect to dividends paid on, or, under certain circumstances, the proceeds of a sale, exchange or other disposition of, common stock. Under the Code and applicable Treasury Regulations, a holder of common stock may be subject to backup withholding (currently at a rate of 28%, subject to increase for taxable years beginning after December 31, 2012) with respect to dividends paid on common stock, or the proceeds of a sale, exchange or disposition of common stock, unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact in the manner required, or (b) within a reasonable period of time, provides a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. You should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

SECTION 21. ACCOUNTING TREATMENT

Under U.S. generally accepted accounting principles (“GAAP”), the anti-dilution provisions in the Original Warrants cause the Original Warrants to be treated as a derivative liability. As a result, we must record the Original Warrants at their fair value on each balance sheet date and any change in value between reporting periods must be recorded as other income or expense, as the case may be, for the period ending on such reporting date. The fair value of the derivative liabilities associated with the Original Warrants increases as the price of our common stock increases, resulting in other expense in our consolidated statements of operations, and decreases as the price of our common stock decreases, resulting in other income. In other words, the existence of the anti-dilution provision causes our reported net income to decrease when the price of our common stock increases, and vice versa.

If the Original Warrants are amended and exercised pursuant to the Offer to Amend and Exercise or if the Original Warrants are amended by the Anti-Dilution Amendment, this effect on our derivative liability will no longer occur for future periods for these warrants. In addition, upon the exercise of the Original Warrants or if the Original Warrants are amended by the Anti-Dilution Amendment, the liability associated with the Original Warrants would be reclassified from liabilities to stockholders’ equity, which would result in a decrease to the derivative liability account included in our balance sheet and an increase in stockholders’ equity.

SECTION 22. FEES AND EXPENSES

The Company has retained Katalyst Securities LLC and EDI Financial, Inc. (together, the “Warrant Agents”) to act as its co-exclusive Warrant Agents for the Offer to Amend and Exercise pursuant to Warrant Agent Agreements attached as Exhibits (d)(1) and (d)(2) to the Schedule TO. The Warrant Agents, in accordance with the terms of the Warrant Agent Agreements, will use their reasonable best efforts to maximize the number of holders of Original Warrants who elect to participate in the Offer to Amend and Exercise and exercise their Amended Warrants, including appropriate communications with the Original Warrant holders, as well as with the Original Warrant holders’ brokers, agents or other representatives. The Warrant Agents will receive an aggregate fee equal to 5% of the cash exercise prices paid by holders of the Original Warrants who participate in the Offer to Amend and Exercise. In addition, the Company has agreed to reimburse the Warrant Agents for their legal fees and expenses in the aggregate amount of $35,000 and their reasonable out-of-pocket expenses. The Warrant Agents must obtain the Company’s prior approval for any expenses in the aggregate in excess of $2,500 for each Warrant Agent.

The Company has agreed to indemnify the Warrant Agents against certain liabilities in connection with the Offer to Amend and Exercise, including certain liabilities under the federal securities laws. The Company may also use the services of its officers and employees to solicit holders of the Original Warrants to participate in the Offer to Amend and Exercise without additional compensation.

SECTION 23. TRANSFERS

The terms of the Original Warrants provide that a holder may transfer the Original Warrants to a third party if the transfer qualifies for an exemption from the registration requirements of the Securities Act to the reasonable satisfaction of the Company. Any holder of an Original Warrant who desires to transfer an Original Warrant should contact the Company prior to such transfer to ensure that the planned transfer satisfies the transfer restrictions set forth in the Original Warrants.

SECTION 24. ADDITIONAL INFORMATION

The Company has filed with the SEC a Tender Offer Statement on Schedule TO of which this Offer to Amend and Exercise is a part. This Offer to Amend and Exercise does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that holders of the Original Warrants review the Schedule TO, including the exhibits, and the Company’s other materials that have been filed with the SEC before making a decision on whether to participate in the Offer to Amend and Exercise.

The Board of Directors of the Company recognizes that the decision to participate in the Offer to Amend and Exercise is an individual one that should be based on a variety of factors. The holders of the Original Warrants should consult with their respective professional advisors if they have questions about their financial or tax situation. The information about this Offer to Amend and Exercise from the Company is limited to the Offering Materials.

The Company is subject to the information requirements of Section 15(d) of the Exchange Act, and in accordance therewith files and furnishes reports and other information with the SEC. All reports and other documents the Company has filed with the SEC, including the Schedule TO relating to the Offer to Amend and Exercise, or will file with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

SECTION 25. INFORMATION REQUESTS

Please direct questions or requests for assistance regarding this Offer to Amend and Exercise, Election to Consent, Participate and Exercise Warrant, and Notice of Withdrawal or other materials, in writing, to the Warrant Agents at the following addresses.

Katalyst Securities LLC 15 Maiden Lane, Suite 601 New York, New York 10038 Attention: Michael Silverman (917) 696-1708	EDI Financial, Inc. 142 East 42nd Street, Suite 1616 New York, New York 10168 Attention: David Landskowsky (212) 612-3223

Please direct requests for additional copies of this Offer to Amend and Exercise, Election to Consent, Participate and Exercise Warrant, and Notice of Withdrawal or other materials, in writing, to the Company  — Ekso Bionics Holdings, Inc., 1414 Harbour Way South, Suite 1201 Richmond, California 94804, Attn: Corporate Secretary, telephone number (203) 723-EKSO, facsimile number (510) 927-2647.

Sincerely,

/s/ Nathan Harding
Nathan Harding
Chief Executive Officer

Ekso Bionics Holdings, Inc.
1414 Harbour Way South, Suite 1201
Richmond, California 94804

Exhibit A

EKSO BIONICS, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

INDEX TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Financial Statements	A-31
Notes to Proforma Condensed Combined Financial Statements (Unaudited)	A-35

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Ekso Bionics, Inc.

We have audited the accompanying consolidated balance sheets of Ekso Bionics, Inc. and Subsidiary as of December 31, 2013 and 2012 and the related consolidated statements of operations, convertible preferred stock and stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements audited by us present fairly, in all material respects, the consolidated financial position of Ekso Bionics, Inc. and Subsidiary at December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ OUM & CO. LLP
San Francisco, California
March 31, 2014

Ekso Bionics, Inc. and Subsidiary

Consolidated Balance Sheets

	December 31,
	2013	2012
Assets
Current assets:
Cash	$805,306	$1,738,662
Accounts receivable	549,469	788,241
Inventories, net	725,096	615,365
Note receivable from stockholder	103,735	99,035
Prepaid expenses and other current assets	250,998	109,236
Deferred cost of revenue, current	768,599	436,483
Total current assets	3,203,203	3,787,022
Property and equipment, net	1,575,286	1,665,191
Deferred cost of revenue, non-current	803,298	693,763
Security deposits	54,390	54,390
Security issuance costs	947,760	9,460
Total assets	$6,583,937	$6,209,826
Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Notes payable, current	$1,638,505	$1,656,040
Convertible debt	5,062,417	3,528,313
Accounts payable	1,498,680	1,729,731
Accrued liabilities	1,430,799	997,476
Customer advances and deferred revenues, current	2,419,226	1,566,153
Liability due to early stock option exercise	5,293	10,587
Total current liabilities	12,054,920	9,488,300
Customer advances and deferred revenues, non-current	2,209,111	1,898,560
Notes payable, non-current	866,950	2,509,634
Warrant liability	377,747	563,822
Deferred rent	123,709	159,916
Total liabilities	15,632,437	14,620,232
Commitments and contingencies (Note 16)
Convertible preferred stock issuable in series, $0.001 par value; 22,000,000, and 10,365,000 shares authorized at December 31, 2013 and 2012 respectively; 14,011,028 and 8,831,684 shares issued and outstanding at December 31, 2013 and 2012 respectively; liquidation preference of $1.75 – $2.10 per share at December 31, 2013 and 2012	27,324,208	16,675,983
Stockholders’ deficit:
Common stock, $0.001 par value; 40,000,000 and 30,000,000 shares authorized at December 31, 2013 and 2012, respectively; 10,391,400 and 9,887,079, shares issued and outstanding at December 31, 2013 and 2012, respectively	10,025	9,920
Additional paid-in capital	1,648,886	1,047,936
Accumulated deficit	(38,031,619)	(26,144,245)
Total stockholders’ deficit	(36,372,708)	(25,086,389)
Total liabilities, convertible preferred stock and stockholders’ deficit	$6,583,937	$6,209,826

See Accompanying Notes to Consolidated Financial Statements.

Ekso Bionics, Inc. and Subsidiary

Consolidated Statement of Operations

	For the years ended December 31,
	2013	2012
Revenue:
Medical devices	$1,611,709	$566,222
Engineering services	1,690,235	2,140,355
Total revenue	3,301,944	2,706,577
Cost of revenue:
Cost of medical devices	1,460,692	553,429
Cost of engineering services	1,253,942	1,782,848
Total cost of revenue	2,714,634	2,336,277
Gross profit	587,310	370,300
Operating expenses:
General and administrative	3,913,047	4,381,067
Research and development	2,677,310	4,304,317
Sales and marketing	4,291,282	5,925,905
Total operating expenses	10,881,639	14,611,289
Loss from operations	(10,294,329)	(14,240,989)
Other income (expense):
Interest expense	(1,726,455)	(736,346)
Interest income	5,225	10,692
Non-cash gain on changes in fair value of warrants	186,075	17,126
Other expense, net	(57,890)	(92,441)
Total other income (expense), net	(1,593,045)	(800,969)
Net loss	$(11,887,374)	$(15,041,958)

See Accompanying Notes to Consolidated Financial Statements.

Ekso Bionics, Inc. and Subsidiary

Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit

	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2011	4,820,549	$8,199,909	9,738,580	$9,739	670,514	$(11,102,287)	$(10,422,034)
Issuance of Series A-2 convertible preferred stock at $2.10 per share issued in exchange for cash	4,011,135	8,476,074	—	—	—	—	—
Issuance of common stock upon exercise of options	—	—	156,624	156	31,560	—	31,716
Common stock repurchased	—	—	(8,125)	(8)	(804)	—	(812)
Vesting of early exercised options	—	—	—	33	13,200	—	13,233
Stock-based compensation expense	—	—	—	—	333,466	—	333,466
Net loss	—	—	—	—	—	(15,041,958)	(15,041,958)
Balance at December 31, 2012	8,831,684	16,675,983	9,887,079	9,920	1,047,936	(26,144,245)	(25,086,389)
Issuance of Series B convertible preferred stock at $2.10 per share issued in exchange for cash	2,088,820	4,294,259	—	—	—	—	—
Issuance of Series B convertible preferred stock upon conversion of convertible debt and accrued interest	3,090,524	6,490,071	—	—	—	—	—
Common stock warrants issued in connection with issuance of Series B convertible preferred stock	—	275	—	—	—	—	—
Common stock warrants issued in connection with issuance of Series B convertible preferred stock	—	(136,380)	—	—	136,380	—	136,380
Issuance of common stock upon exercise of options	—	—	506,196	94	65,499	—	65,593
Common stock repurchased	—	—	(1,875)	(2)	(187)	—	(189)
Vesting of early exercised options	—	—	—	13	3,961	—	3,974
Compensation expense for options issued a non-employee	—	—	—	—	4,679	—	4,679
Stock-based compensation expense	—	—	—	—	390,618	—	390,618
Net loss	—	—	—	—	—	(11,887,374)	(11,887,374)
Balance at December 31, 2013	14,011,028	$27,324,208	10,391,400	$10,025	$1,648,886	$(38,031,619)	$(36,372,708)

See Accompanying Notes to Consolidated Financial Statements.

Ekso Bionics, Inc. and Subsidiary

Consolidated Statements of Cash Flows

	For the Years ended December 31,
	2013	2012
Operating activities:
Net loss	$(11,887,374)	$(15,041,958)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	468,906	342,078
Loss on sale of property and equipment	223	20,212
Inventory allowance expense	(7,574)	19,432
Amortization of deferred rent	(36,207)	157,066
Amortization of debt discounts	169,248	120,931
Amortization of notes payable offering costs	21,137	7,871
Interest expense accrued to convertible notes	230,805	42,475
Interest income added to note receivable from stockholder	—	(3,810)
Fair value of warrant accounted for as a reduction of revenue	—	57,494
Adjustment to record convertible note at fair value	799,194	174,292
Stock-based compensation expense	390,617	333,466
Gain due to changes in fair value of warrant liability	(186,075)	(17,126)
Changes in operating assets and liabilities:
Accounts receivable	238,771	(396,603)
Inventories	(102,157)	(828,776)
Prepaid expense and other assets	(87,335)	(5,326)
Deferred costs of revenue	(441,650)	(1,130,246)
Accounts payable	(231,050)	808,813
Accrued liabilities	433,323	74,259
Customer advances and deferred revenues	1,163,626	2,602,311
Net cash used in operating activities	(9,063,577)	(12,663,145)
Investing activities:
Security deposits	—	10,000
Note receivable from stockholder	—	(45,000)
Acquisition of property and equipment	(393,734)	(832,303)
Proceeds from sales of property and equipment	14,511	2,465
Net cash used in investing activities	(379,223)	(864,838)
Financing activities:
Proceeds from issuance of 2013 Series B Convertible Bridge Notes, net of issuance costs	4,929,196	—
Proceeds from issuance of notes payable and warrants, net of issuance costs	—	3,500,000
Principal payments on notes payable	(1,829,466)	(609,753)
Proceeds from issuance of 2012 Series B Convertible Bridge Notes	2,000,000	3,311,546
Proceeds from issuance of convertible preferred stock and warrants, net of issuance costs	4,152,329	8,476,074
Payments for private placement offerings	(947,758)	—
Proceeds from issuance of common stock, net of repurchases	205,143	30,904
Net cash provided by financing activities	8,509,444	14,708,771
Net (decrease) increase in cash	(933,356)	1,180,788
Cash at beginning of year	1,738,662	557,874
Cash at end of year	$805,306	$1,738,662

See Accompanying Notes to Consolidated Financial Statements.

Ekso Bionics, Inc. and Subsidiary

Consolidated Statements of Cash Flows – (continued)

	For the Years ended December 31,
	2013	2012
Supplemental disclosure of cash flow activities:
Cash paid for interest	$632,540	$387,391
Cash paid for taxes	$25,035	$172
Supplemental disclosure of non-cash activities:
Acquisition of property and equipment with note payable	$—	$200,000
Acquisition of property and equipment with capital lease	$—	$23,079
Transfer to property and equipment from inventory	$—	$467,547
Preferred stock and common warrants issued to lender	$5,293	$355,116
Conversion of principal on convertible notes into Series B convertible preferred stock	$6,490,071	$—
Common stock warrants issued in connection with Series B convertible preferred stock offering	$168,872	$—
Vesting of early exercised stock options	$5,283	$13,233

See Accompanying Notes to Consolidated Financial Statements.

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

1. Organization

Description of Business

Ekso Bionics, Inc. (the “Company”) was incorporated in January 2005 in the State of Delaware and is currently headquartered in Richmond, California. The Company, a leading developer and manufacturer of human bionic exoskeletons, was founded after the University of California at Berkeley’s Robotics and Human Engineering Laboratory had a breakthrough in demonstrating human exoskeletons that are more energy efficient than previously thought possible.

Ekso Bionics pioneered the field of human exoskeletons to augment human strength, endurance and mobility. Ekso Bionics designs, develops and sells wearable robots, or “human exoskeletons,” that have applications in medical, military, industrial, and consumer markets. The Company’s exoskeleton systems are strapped over the user’s clothing, enabling individuals with neurological conditions affecting gait (e.g., spinal cord injury or stroke) to walk again; permitting soldiers to carry heavy loads for long distances while mitigating lower back, knee, and ankle injuries; and allowing industrial workers to perform heavy duty work for extended periods.

Ekso Bionics’ current medical device, or exoskeleton — the Ekso GTTM, or “Ekso,” is used by hospitals on patients with lower extremity weakness or paralysis. Our products have been listed with the U.S. Food and Drug Administration (“FDA”) and have received a CE Mark (indicating compliance with European Union legislation). We have sold over 50 devices to rehabilitation centers and individual users for rehabilitation since February 2012. Ekso Bionics also has a collaborative partnership with Lockheed Martin Corporation (“Lockheed”) to develop products for military applications.

A wholly-owned UK subsidiary serves as the Company’s sales and marketing agent for Ekso products in Europe.

Subsequent to December 31, 2013, the Company entered into a merger agreement with PN Medical Group Inc. See Note 18, Subsequent Events, Merger with Ekso Bionics Holdings, Inc.

Liquidity

The Company has incurred significant operating losses and negative cash flows from operations. At December 31, 2013, the Company had an accumulated deficit of $38,031,619, a working capital deficit of $8,851,717 and a stockholders’ deficit of $36,372,708.

Management believes that the Company’s cash resources as of December 31, 2013, along with the proceeds received in connection with the PPO discussed in Note 18, Subsequent Events, Merger with Ekso Bionics Holdings, Inc., received in January and February 2014, are sufficient to implement its business plan, support operations, fund research and development and meet its obligations through at least the middle of 2015. The Company plans to raise additional capital to finance its operations beyond the middle of 2015. There can be no assurance that financing will be available when required in sufficient amounts, on acceptable terms or at all. In the event that the necessary additional financing is not obtained, the Company may have to reduce its discretionary overhead costs substantially, including research and development, general and administrative and sales and marketing expenses or otherwise curtail operations.

2. Summary of Significant Accounting Policies and Estimates

Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and include the accounts of Ekso Bionics, Inc. and its wholly-owned subsidiary, Ekso Bionics, Ltd. All significant intercompany transactions and balances have been eliminated.

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies and Estimates  – (continued)

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet, and the reported amounts of revenues and expenses during the reporting period. For the Company, these estimates include, but are not limited to: revenue recognition, useful lives assigned to long-lived assets, realizability of deferred tax assets, valuation of common and preferred stock warrants and options, and the valuation of common stock for purposes of determining stock-based compensation and contingencies. Actual results could differ from those estimates.

Foreign Currency Translation

The Company uses the U.S. dollar as its functional currency. Since some of the Company’s transactions are executed in various non-U.S. dollar currencies, the Company converts these transactions into U.S. dollars for reporting purposes. Income, expenses and cash flows are translated at average exchange rates prevailing during the reporting period, and assets and liabilities are translated at year-end exchange rates. Foreign exchange transaction gains and losses are included in other income (expense), in the accompanying consolidated statements of operations. Amounts of such gains and losses were not significant through December 31, 2013.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The Company’s cash is deposited in bank accounts with the Company’s primary cash management bank. The Company places its cash and cash equivalents in highly liquid instruments with, and in the custody of, financial institutions with high credit ratings and limits the amounts invested with any one institution, type of security and issuer. The Company did not have any cash equivalents or investments in money market funds as of December 31, 2013 and 2012.

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. The Company maintains its cash accounts in excess of federally insured limits. However, management believes the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which these deposits are held.

The Company extends credit to customers in the normal course of business and performs ongoing credit evaluations of its customers. Concentrations of credit risk with respect to accounts receivable exist to the full extent of amounts presented in the consolidated financial statements. The Company performs ongoing credit evaluations of its customers and does not require collateral from its customers to secure accounts receivable.

Accounts receivable are derived from the sale of products shipped and services performed for customers located in the U.S. and throughout the world. Invoices are aged based on contractual terms with the customer. The Company reviews its accounts receivable for collectability and provides an allowance for credit losses, as needed. The Company has not experienced any losses related to accounts receivable as of December 31, 2013 and 2012.

Many of the sales contracts with customers outside of the U.S. are settled in a foreign currency other than the U.S. dollar. The Company does not enter into any foreign currency hedging agreements and is susceptible to gains and losses from foreign currency fluctuations. To date, the Company has not experienced significant gains or losses upon settling foreign contracts.

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies and Estimates  – (continued)

In 2013, the Company had two customers with accounts receivable balances totaling 10% or more of the Company’s total accounts receivable (28% and 19%), compared with four customers in 2012 (26%, 24%, 21% and 17%).

In 2013, the Company had three customers with net revenue balances of 10% or more of the Company’s total customer revenue (24%, 12% and 10%), compared with four customers in 2012 (32%, 15%, 12% and 10%).

Inventories, net

Inventories are recorded at the lower of cost or market value. Cost is principally determined using the average cost method. Parts from vendors are received and recorded as raw material. Once the raw materials are incorporated in the fabrication of the product, the related value of the component is recorded as work in progress (“WIP”). Direct and indirect labor and applicable overhead costs are also allocated and recorded to WIP inventory. Finished goods are comprised of completed products that are ready for customer shipment. The Company periodically evaluates the carrying value of inventory on hand for potential excess amounts over sales and forecasted demand. Excess and obsolete inventories identified would be recorded as an inventory impairment charge to the consolidated statement of operations.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and are depreciated on a straight-line basis over the estimated useful lives of the assets, generally ranging from three to five years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the related terms of the leases, generally ranging from five to ten years.

The costs of repairs and maintenance are expensed when incurred, while expenditures for refurbishments and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. When assets are retired or sold, the asset cost and related accumulated depreciation or amortization are removed from the accompanying consolidated balance sheets, with any gain or loss reflected in the accompanying consolidated statements of operations.

Impairment of Long-Lived Assets

The Company assesses the impairment of long-lived assets whenever events or changes in circumstances indicate that their carrying value may not be recoverable from the estimated future cash flows expected to result from their use or eventual disposition. The Company’s long-lived assets subject to this evaluation include only property and equipment. If estimates of future undiscounted net cash flows are insufficient to recover the carrying value of the assets, the Company will record an impairment loss in the amount by which the carrying value of the assets exceeds the fair value. If the assets are determined to be recoverable, but the useful lives are shorter than originally estimated, the Company will depreciate or amortize the net book value of the assets over the newly determined remaining useful lives. For each of the years ended December 31, 2013 and 2012, none of the Company’s property and equipment was determined to be impaired. Accordingly, no impairment loss has been recognized.

Convertible Debt Instruments

The Company accounts for hybrid contracts that feature conversion options in accordance with applicable GAAP. Accounting Standards Codification (“ASC”) 815, Derivatives and Hedging Activities, (“ASC 815”) requires companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria includes circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies and Estimates  – (continued)

otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

Conversion options that contain variable settlement features such as provisions to adjust the conversion price upon subsequent issuances of equity or equity linked securities at exercise prices more favorable than that featured in the hybrid contract generally result in their bifurcation from the host instrument.

The Company accounts for convertible instruments, when the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, in accordance with ASC 470-20, Debt with Conversion and Other Options (“ASC 470-20”). Under ASC 470-20 the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. The Company accounts for convertible instruments (when the Company has determined that the embedded conversion options should be bifurcated from their host instruments) in accordance with ASC 815. Under ASC 815, a portion of the proceeds received upon the issuance of the hybrid contract are allocated to the fair value of the derivative. The derivative is subsequently marked to market at each reporting date based on current fair value, with the changes in fair value reported in results of operations.

The Company also follows ASC 480-10, Distinguishing Liabilities from Equity (“ASC 480-10”) in its evaluation of the accounting for a hybrid instrument. A financial instrument that embodies an unconditional obligation, or a financial instrument other than an outstanding share that embodies a conditional obligation, that the issuer must or may settle by issuing a variable number of its equity shares shall be classified as a liability (or an asset in some circumstances) if, at inception, the monetary value of the obligation is based solely or predominantly on any one of the following: (a) a fixed monetary amount known at inception (for example, a payable settleable with a variable number of the issuer’s equity shares); (b) variations in something other than the fair value of the issuer’s equity shares (for example, a financial instrument indexed to the Standard and Poor’s S&P 500 Index and settleable with a variable number of the issuer’s equity shares); or (c) variations inversely related to changes in the fair value of the issuer’s equity shares (for example, a written put option that could be net share settled). Hybrid instruments meeting these criteria are not further evaluated for any embedded derivatives, and are carried as a liability at fair value at each balance sheet date with remeasurements reported in interest expense in the accompanying consolidated statements of operations.

Warrants Issued in Connection with Financings

The Company generally accounts for warrants issued in connection with debt and equity financings as a component of equity, unless the warrants include a conditional obligation to issue a variable number of shares or there is a deemed possibility that the Company may need to settle the warrants in cash. For warrants issued with a conditional obligation to issue a variable number of shares or the deemed possibility of a cash settlement, the Company records the fair value of the warrants as a liability at each balance sheet date and records changes in fair value in other income (expense) in the accompanying consolidated statements of operations.

Fair Value of Financial Instruments

ASC 820, Fair Value Measurements (“ASC 820”) clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability.

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies and Estimates  – (continued)

ASC 820 requires that the valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. ASC 820 establishes a three tier value hierarchy, which prioritizes inputs that may be used to measure fair value as follows:

•	Level 1 — Observable inputs that reflect quoted prices for identical assets or liabilities in active markets.
•	Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The carrying amounts of current assets, current liabilities and the non-current portion of customer advances and deferred revenues approximate their fair values because of the relatively short periods until they mature or are required to be settled. The fair values of the notes payable also approximate their fair values because of the relatively short periods until they mature. A majority of the notes are payable in 2014 and 2015. The fair value of convertible debt is based on its settlement value “as if” conversion occurred on the reporting date, and stock options and preferred stock warrant liabilities are estimated using the Black-Scholes option pricing model, all as more fully discussed in their respective footnotes.

Deferred Rent

Deferred rent consists of the difference between cash payments and the recognition of rent expense on a straight-line basis over the life of the lease.

Revenue and Cost of Revenue Recognition

When collaboration, other research arrangements and product sales include multiple-element revenue arrangements, the Company accounts for these transactions by identifying the elements, or deliverables, included in the arrangement and determining which deliverables are separable for accounting purposes. The Company considers delivered items to be a separate unit of accounting if the delivered item(s) have stand-alone value to the customer and delivery or performance of the undelivered item is considered probable and substantially in the control of the vendor.

The Company recognizes revenue when the four basic criteria of revenue recognition are met:

•	Persuasive evidence of an arrangement exists. Customer contracts and purchase orders are generally used to determine the existence of an arrangement.
•	The transfer of technology or products has been completed or services have been rendered. Customer acceptance, when applicable, is used to verify delivery.
•	The sales price is fixed or determinable. The Company assesses whether the cost is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund or adjustment.
•	Collectability is reasonably assured. The Company assesses collectability based primarily on the creditworthiness of the customer as determined by credit checks and analysis as well as the customer’s payment history.

Beginning in 2012, with the commercialization of the Ekso, the Company began to recognize revenue from the sales of the Ekso and related services.

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies and Estimates  – (continued)

Medical Device Revenue and Cost of Revenue Recognition

The Company builds medical devices called the Ekso for sale and capitalizes into inventory materials, direct and indirect labor and overhead in connection with manufacture and assembly of these units.

In a typical Ekso sales arrangement, the Company is obligated to deliver to the customer the Ekso unit and related software (the software is essential to the unit’s functionality), post-sale training, technical support and maintenance. Because of the uniqueness of the Ekso unit and its use, none of these deliverables has standalone value to the customer. Accordingly, once a sales arrangement with a fixed or determinable price and reasonably assured payment is in place, the entire arrangement is accounted for as a single unit of accounting. The total sales price for the delivered and undelivered elements are deferred and amortized to revenue beginning at the completion of training on a straight line basis over the maintenance period, usually three years, which is the last delivered item.

Because of the limited guidance about how to account for costs associated with a delivered item that cannot be separated from the undelivered items, the accounting for such costs must be based on the conceptual framework and analogies to the limited guidance that does exists. Accordingly, the Company accounts for the costs of the delivered items following, by analogy, the guidance in Accounting Standards Codification (“ASC”) 310-20, Nonrefundable Fees and Other Costs (“ASC 310-20”). Under this guidance, upon completion of training, the costs capitalized into inventory including direct material, direct and indirect labor, as well as overhead costs are deferred and then amortized to costs of sales on the same basis as deferred revenue. The Company’s inclusion of indirect labor and overhead costs are included in inventory because, under the conceptual framework, they add value to the Ekso unit and are otherwise appropriate inventory costs. Since the Company has an enforceable contract for the remaining deliverables and the entire arrangement is expected to generate positive margins, realization of the capitalized costs is probable and, as such, deferring and amortizing them on the same basis as deferred revenue is appropriate.

At the time of shipment to the customer, the related inventory is reclassified to deferred cost of revenue where it is amortized to cost of revenue over the same period that revenue is recognized. All costs incurred subsequent to the date of shipment are expensed as incurred. The cost of medical device revenue includes expenses associated with the manufacture and delivery of devices including materials, payroll, benefits, subcontractor expenses, depreciation of manufacturing equipment, excess and obsolete inventory costs, and shipping charges.

Engineering Services Revenue and Cost of Revenue

The Company enters into technology license agreements that typically provide for annual minimum access fees. When these annual minimum payments have separate stand-alone values, the Company recognizes revenue when the technology is transferred or accessed, provided that the technology transferred or accessed is not dependent on the outcome of continuing research and/or other development efforts.

Collaborative arrangements typically consist of cost reimbursements for specific engineering and development spending, and future product royalty payments. Cost reimbursements for engineering and development spending are recognized as the related project labor hours are incurred in relation to all labor hours and when collectability is reasonably assured. Amounts received in advance are recorded as deferred revenue until the technology is transferred, services are rendered, or milestones are reached. Product royalty payments are recorded when earned under the arrangement.

Government grants, which support the Company’s research efforts in specific projects, generally provide for reimbursement of approved costs as defined in the notices of grant awards. Grant revenue is recognized as the associated project labor hours are incurred in relation to total labor hours. There are some grants, like the National Science Foundation grants, which the Company draws upon and spends based on budgets preapproved by the grantor.

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies and Estimates  – (continued)

The cost of engineering services revenue includes payroll and benefits, subcontractor expenses and materials. All costs related to engineering services are expensed as incurred and reported as cost of revenue.

Research and Development

Research and development costs consist of costs incurred for the Company’s own internal research and development activities. These costs primarily include salaries and other personnel-related expenses, contractor fees, facility costs, supplies, and depreciation of equipment associated with the design and development of new products prior to the establishment of their technological feasibility. Such costs are expensed as incurred.

Advertising and Marketing Costs

Advertising and marketing costs are charged to sales and marketing expense as incurred. Advertising and marketing expense was $113,223 and $518,747 for the years ended December 31, 2013 and 2012, respectively.

Shipping Costs

Amounts billed to customers for shipping costs are recognized as revenue. Costs incurred to ship devices from the Company’s manufacturing facility are recorded in cost of revenues. Shipping revenues and costs were immaterial for all periods presented.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under this method, income tax expense or benefit is recognized for the amount of taxes payable or refundable for the current year and for deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company’s consolidated financial statements or tax returns. The Company accounts for any income tax contingencies in accordance with accounting guidance for income taxes. The measurement of current and deferred tax assets and liabilities is based on provisions of currently enacted tax laws. The effects of any future changes in tax laws or rates have not been considered.

For the preparation of the Company’s consolidated financial statements included herein, the Company estimates its income taxes and tax contingencies in each of the tax jurisdictions in which it operates prior to the completion and filing of its tax returns. This process involves estimating actual current tax expense together with assessing temporary differences resulting from differing treatment of items, such as deferred revenue, for tax and accounting purposes. These differences result in net deferred tax assets and liabilities. The Company must then assess the likelihood that the deferred tax assets will be realizable, and to the extent they believe that realizability is not likely, the Company must establish a valuation allowance. In assessing the need for any additional valuation allowance, the Company considers all the evidence available to it, both positive and negative, including historical levels of income, legislative developments, expectations and risks associated with estimates of future taxable income, and ongoing prudent and feasible tax planning strategies.

Stock-based Compensation

The Company measures stock-based compensation expense for all stock-based awards made to employees and directors based on the estimated fair value of the award on the date of grant using the Black-Scholes option pricing model and recognizes the fair value less estimated forfeitures, on a straight-line basis over the requisite service periods of the awards. Stock-based awards made to non-employees are measured and recognized based on the estimated fair value on the vesting date and are remeasured at each reporting period.

The Company’s determination of the fair value of stock-based awards on the date of grant using the Black-Scholes option pricing model is affected by the Company’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to the Company’s expected stock price volatility over the term of the awards, and actual and projected employee

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies and Estimates  – (continued)

stock option exercise behaviors. Because there is insufficient information available to estimate the expected term of the stock-based awards, we adopted the simplified method of estimating the expected term pursuant to SEC Staff Accounting Bulletin No. 110. On this basis, we estimated the expected term of options granted by taking the average of the vesting term and the contractual term of the option.

The Company has, from time to time, modified the terms of its stock options to employees. The Company accounts for the incremental increase in the fair value over the original award on the date of the modification as an expense for vested awards or over the remaining service (vesting) period for unvested awards. The incremental compensation cost is the excess of the fair value based measure of the modified award on the date of modification over the fair value of the original award immediately before the modification.

Comprehensive Income/(Loss)

ASC 220, Comprehensive Income requires that an entity’s change in equity (or net assets) be reported if it arises from transactions and other events having non-owner sources. Comprehensive loss for the periods presented was comprised solely of the Company’s consolidated net loss. The comprehensive loss for the years ended December 31, 2013 and 2012 was $11,887,374 and $15,041,958, respectively. There were no other changes in equity that were excluded from the Company’s consolidated net loss for all periods presented.

Recently Adopted Accounting Standards

In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2013-02, Comprehensive Income (ASC Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The new ASU requires entities to disclose in a single location (either on the face of the financial statement that reports net income or in the notes) the effects of reclassifications out of accumulated other comprehensive income (“AOCI”). For items reclassified out of AOCI and into net income in their entirety, entities must disclose the effect of the reclassification on each affected net income item. For AOCI reclassification items that are not reclassified in their entirety into net income, entities must provide a cross-reference to other required U.S. GAAP disclosures. There is no change in the requirement to present the components of net income and other comprehensive income in either a single continuous statement or two separate consecutive statements. The ASU does not change the items currently reported in other comprehensive income.

For public entities, the new disclosure requirements are effective for annual reporting periods beginning after December 15, 2012, and interim periods within those years (i.e., the second quarter of 2013 for entities with calendar year-ends). For nonpublic entities, ASU 2013-02 is effective prospectively for reporting periods beginning after December 15, 2013. The ASU applies prospectively, and early adoption is permitted. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements as of and for the years ended December 31, 2013 and 2012.

3. Fair Value Measurements

The Company records its consolidated financial assets and liabilities at fair value. The accounting standard for fair value provides a framework for measuring fair value, and defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The accounting standard establishes a three-tier hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities. The Company considers a market to be active when transactions for the asset occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

3. Fair Value Measurements  – (continued)

•	Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. The valuation of Level 3 investments requires the use of significant management judgments or estimation.

The Company’s fair value hierarchies for its financial assets and liabilities which require fair value measurement on a recurring basis are as follows:

	Total	Quoted Prices in Active Markets for Identical Items Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
December 31, 2013
Liabilities:
Warrant liability	$377,747	$—	$—	$377,747
Convertible debt	5,062,417	—	—	5,062,417
Total liabilities measured at estimated fair value	$5,440,164	$—	$—	$5,440,164
December 31, 2012
Liabilities:
Warrant liability	$563,822	$—	$—	$563,822
Convertible debt	3,528,313	—	—	3,528,313
Total liabilities measured at estimated fair value	$4,092,135	$—	$—	$4,092,135

The valuation of the convertible debt and the warrant liability are more fully discussed in Note 9, Convertible Debt, and Note 13, Capital Stock.

During the years ended December 31, 2013 and 2012, there were no transfers to or from Level 3. The Company had no assets measured on a recurring basis at fair value at December 31, 2013 and 2012.

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

3. Fair Value Measurements  – (continued)

The changes in the value of the Level 3 liabilities are summarized below:

	Convertible Notes Payable	Warrant Liability
Balance at January 1, 2012	$—	$168,338
Issuance of warrants at fair value	—	412,610
Issuance of 2012 Series B convertible bridge notes at fair value	3,354,021	—
Mark to market, included in other expense, net	—	(17,126)
Mark to market, included in interest expense	174,292	—
Balance at December 31, 2012	3,528,313	563,822
Issuance of 2012 Series B convertible bridge notes at fair value	2,162,564	—
Issuance of 2013 Series B convertible bridge notes at fair value	5,062,417	—
Issuance of right to receive common stock warrants at fair value included in other expense, net	—	95,760
Mark to market, included in other expense, net	—	(281,835)
Mark to market, included in interest expense	799,194	—
Converted to Series B convertible preferred stock	(6,490,071)	—
Balance at December 31, 2013	$5,062,417	$377,747

4. Inventories

Inventories, net consist of the following:

	December 31,
	2013	2012
Raw materials	$501,187	$346,634
Work in process	235,767	288,163
	736,954	634,797
Less inventory reserve	(11,858)	(19,432)
Inventory, net	$725,096	$615,365

5. Property and Equipment, net

Property and equipment, net, consists of the following:

	Estimated Life	December 31,
		2013	2012
Machinery and equipment	3 – 5 years	$1,137,240	$790,165
Computers and peripherals	5 years	327,152	326,443
Computer software	3 – 5 years	78,351	78,351
Leasehold improvement	5 – 10 years	606,483	598,740
Tools, molds, dies and jigs	5 years	36,932	36,932
Furniture and office equipment	3 – 7 years	251,019	251,019
Other	5 years	23,079	23,079
		2,460,256	2,104,729
Accumulated depreciation and amortization		(884,970)	(439,538)
Property and equipment, net		$1,575,286	$1,665,191

Depreciation and amortization expense totaled $468,906 and $342,078 in 2013 and 2012, respectively.

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

6. Customer Advances and Deferred Revenues

In connection with its research services, the Company often receives cash payments before its earnings process is complete. In these instances, the Company records the payments as customer advances until the earnings process or milestone is achieved.

As described in its revenue recognition policy for EksoTM unit sales, revenues are deferred and recognized over the expected maintenance period. Accordingly, at the time of shipment the amount billed is recorded as deferred revenue. Also, at the time of shipment to the customer, the related inventory is reclassified to deferred costs of revenue where it is amortized to cost of revenue over the same period as the related revenue.

Customer advances, deferred revenues, and deferred unit costs consist of the following:

	December 31,
	2013	2012
Customer advances and deposits	$443,436	$329,006
Deferred Ekso unit revenues	3,462,980	2,928,411
Deferred service and software revenues	721,921	207,296
Customer advances and deferred revenues	4,628,337	3,464,713
Less current portion	(2,419,226)	(1,566,153)
Customer advances and deferred revenues, non-current	$2,209,111	$1,898,560
Deferred Ekso unit costs	$1,571,897	$1,130,246
Less current portion	(768,599)	(436,483)
Deferred cost of revenue, non-current	$803,298	$693,763

7. Accrued Liabilities

Accrued liabilities consist of the following:

	December 31,
	2013	2012
Salaries, benefits and related expenses	$657,628	$771,137
Professional fees	421,966	114,676
Warranty expense	288,110	—
Taxes	62,283	35,810
Other	812	75,853
Total	$1,430,799	$997,476

8. Senior Notes Payable

Principle and Interest

On April 27, 2011, the Company entered into a senior note payable agreement with Venture Lending & Leasing VI, Inc. (the “Lender”). The initial loan commitment of $1,500,000 was funded in two tranches: $1,000,000 in April 2011 and $500,000 in October 2011. In May 2012, the Lender funded an additional $3,500,000 under an amendment to the 2011 agreement. Collectively, the $5,000,000 funded is referred to as the “Senior Note Payable”.

The Senior Note Payable was interest-only for the first 6 months, after which it converted into a fully-amortizing 30-month term note. During the interest only period, interest on the Senior Note Payable was fixed at 13% and during the repayment period interest was charged at the prime rate plus 6.25%, subject to a

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

8. Senior Notes Payable  – (continued)

minimum rate of 9.5%. The Senior Note Payable was secured by substantially all of the Company’s assets, including accounts receivable, inventories, property and equipment, and intangible assets, including intellectual property.

As of December 31, 2013 and 2012, the outstanding principal of the loan amounted to $2,552,632 and $4,341,862, respectively, and the Company recorded interest expense of $447,570 and $379,312, respectively, for the years then ended.

Debt Covenants

The Senior Note Payable had various covenants that, among other things, limited the Company’s ability to incur debts and liens and to make asset sales and dividend payments. In July 2013, the Company defaulted on the Senior Note Payable by failing to make a required payment when due. In November 2013, the Lender waived the default. In return for the waiver, the Lender required the Company to cure the payment default using proceeds from the November 2013 Bridge Note financing which is more fully described in Note 9, Convertible Debt. Additionally, the Company agreed to cause the surviving parent company in the Merger (see Note 18, Subsequent Events, Merger with Ekso Bionics Holdings, Inc.) to subsequently issue to the Lender warrants to purchase 225,000 shares of the surviving parent company’s common stock at an exercise price of $1.00 per share. The fair value of the Lender’s right to receive warrants was $95,760 based on the Black-Scholes option pricing model and was recorded as a warrant liability and reflected in other expense, net in the consolidated statement of operations.

As of December 31, 2013, the Company was in compliance with all of the Senior Note Payable’s covenants.

Warrants

Under the terms of the 2011 and 2012 agreements, the Lender received warrants to purchase shares of the Company’s preferred stock. Under the 2011 agreement, the Lender received warrants to purchase 128,570 shares of the Company’s Series A convertible preferred stock. The 2011 warrants had an exercise price of $1.75 per share and were to expire on October 31, 2021. The fair value of the 2011 warrants at the issuance date was estimated to be $167,256 using the Black-Scholes option-pricing model.

In connection with the 2012 amendment, the Lender received additional warrants to purchase shares of Series B convertible preferred stock. The terms of the 2012 warrants varied depending on which of three conversion options the Lender chose. Since the funding date, the Lender chose to receive 257,829 shares of the Company’s Series B convertible preferred stock at an exercise price of $2.10 per share and warrants to purchase 19,337 of the Company’s common stock at an exercise price of $2.10 per share. The warrants expire on June 1, 2022. The fair value of the 2012 warrants on the issuance date was determined to be $355,116 using probability weighted models.

The fair value of the 2013 and 2012 warrants was recorded as a debt discount and is being amortized to expense over the term of the loan using the interest method. The accounting for the warrants is more fully discussed in Note 13, Capital Stock.

Repayment of Senior Notes Payable Subsequent to December 31, 2013

Subsequent to December 31, 2013, upon the closing of the Merger and the private placement financing discussed in Note 18, Subsequent Events, Merger with Ekso Bionics Holdings, Inc., the Senior Notes Payable were settled with proceeds from the Merger, and the warrants to purchase preferred stock issued to the Lender were exchanged for common stock; the common stock warrants remain outstanding.

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

9. Convertible Debt

2012 Series B Convertible Bridge Notes

In November 2012, the Company entered into two convertible bridge note agreements pursuant to which the Company issued convertible bridge notes in the aggregate original principal amount of $3,311,546 (the “2012 Tranche 1 Bridge Notes”) in anticipation of closing a Series B convertible preferred stock financing in early 2013. In January through April 2013, the Company issued additional convertible bridge notes in the aggregate original principal amount of $2,000,000 (the “2012 Tranche 2 Bridge Notes”) (collectively, the “2012 Bridge Notes”). The 2012 Tranche 1 Bridge Notes carried interest at a rate of 5% per annum with a maturity date of November 12, 2013. The 2012 Tranche 2 Bridge Notes had identical terms to the 2012 Tranche 1 Bridge Notes except that the 2012 Tranche 2 Bridge Notes accrued interest at 10% per annum instead of 5% per annum. In April 2013, the Company modified the 2012 Tranche 1 Bridge Notes retroactively increasing the interest rate to 10%.

The terms of conversion of the 2012 Bridge Notes provided for issuance of a variable number of shares and warrants which could increase the amount of the obligation depending upon the timing of the Series B preferred stock offering.

The Company determined that the 2012 Bridge Notes should be recorded at fair value at inception and remeasured at each subsequent reporting period through conversion since the terms of the agreements provided that the principal and interest would be converted into a variable number of Series B preferred stock. Fair value was determined by calculating the settlement value of the debt “as if” converted at the end of each reporting period. At December 31, 2012, the fair value of the 2012 Bridge Notes was determined to be $3,528,313 based on a conversion discount of 5% comprised of $3,311,546 of principle, $42,475 of accrued interest and $174,292 of unrealized appreciation.

On May 20, 2013, the fair value of the 2012 Bridge Notes was determined to be $6,490,071. In accordance with the terms of the 2012 Bridge Note agreements, the fair value of the 2012 Bridge Notes was converted into 3,090,524 shares of Series B convertible preferred stock with detachable warrants for the purchase of 388,435 shares of common stock.

The Company determined that the common stock warrants issued upon conversion of the Series B Bridge Notes were more closely related to equity than debt due to their conversion into common stock and lack of debt-like features and, accordingly, their fair value of $136,380 as of May 20, 2013 based on the Black-Scholes option pricing model was reallocated to additional paid-in capital.

2013 Series B Convertible Bridge Notes

In November 2013, in anticipation of the Merger and related financing completed in January and February 2014, the Company completed a private placement to accredited investors of $5,000,000 of its senior subordinated secured convertible notes (the “2013 Bridge Notes”). The 2013 Bridge Notes bore interest at 10% per annum and were payable on July 15, 2014, subject to earlier conversion as described below. Interest on the 2013 Bridge Notes was to be payable at maturity; provided that upon conversion of the 2013 Bridge Notes as described below, accrued interest was forgiven.

The 2013 Bridge Notes were secured by a second priority security interest on all of the assets of the Company and its subsidiary, subject to certain limited exceptions. This security interest terminated upon conversion of the 2013 Bridge Notes in connection with the Merger and related private placement financing.

Similar to the accounting for the 2012 Bridge Notes, the Company determined that the 2013 Bridge Notes should be recorded at fair value at inception and remeasured each subsequent reporting period through conversion since the terms of the agreements provided that the principal and interest would be converted into a variable number of Series B preferred stock. Fair value was determined by calculating the settlement value of the debt “as if” converted at the end of each reporting period. At December 31, 2013, the fair value of the 2013 Bridge Notes was determined to be $5,062,417.

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

9. Convertible Debt  – (continued)

Subsequent to December 31, 2013, upon the closing of the Merger and the private placement financing discussed in Note 18, Subsequent Events, Merger with Ekso Bionics Holdings, Inc., the outstanding principal amount of the Bridge Notes was converted into Units of Holdings at a conversion price of $1.00 per Unit. Also, the investors received an additional warrant to purchase a number of shares of common stock of Holdings equal to 50% of the number of shares of common stock of Holdings contained in the Units into which the Bridge Notes were converted (i.e. 2,500,000 shares in the aggregate), at an exercise price of $1.00 per share, for a term of three years (the “Bridge Warrants”).

10. Employee Benefit Plan

The Company administers a 401(k) retirement plan (the “Plan”) in which all employees are eligible to participate. Each eligible employee may elect to contribute to the Plan. During the years ended December 31, 2013 and 2012, the Company has made no matching contributions.

11. Operating Lease

On November 29, 2011, the Company entered into an operating lease agreement for its new headquarters and manufacturing facility in Richmond, California. The lease term commenced in March 2012 and expires in May 2017. The lease provides the Company with one option to renew for 5 additional years. Prior to moving to the Richmond location, the Company’s operations were run from a leased facility in Berkeley, California that expired in June 2012.

Rent expense under the Company’s operating leases was $339,197 and $388,945 for the years ended December 31, 2013 and 2012, respectively.

Future minimum annual lease payments under these leases are as follows as of December 31, 2013:

2014	$375,404
2015	375,404
2016	375,405
2017	156,419
Total	$1,282,632

Under the lease agreement, the landlord agreed to provide the Company a loan with interest at 7% in the amount of $80,055 to finance a portion of planned leasehold improvements. On March 28, 2012, the lease agreement was modified to increase the landlord financing by $119,945 for a total of $200,000. The terms of the amended loan agreement with the landlord require the Company to make monthly loan payments of $3,960 from June 1, 2012 to May 31, 2017. These loan payments are incremental to the minimum monthly rent payments. The balances included in notes payable current and long-term at December 31, 2013 and 2012 were $162,370 and $209,893, respectively. Payments of $47,523 are due in years 2014, 2015 and 2016 with a remainder of $19,801 due in 2017.

12. Related Party Transactions

The Regents of the University of California, Berkeley (“UCB” or “University”) own 310,400 shares of common stock. The Company has license agreements and various collaboration agreements (see Note 16, Commitments and Contingencies) with UCB. Total payments made to UCB for the years ended December 31, 2013 and 2012 were $15,904 and $255,523, respectively. As of December 31, 2013 and 2012, amounts payable to UCB amounted to $458,755 and $295,462, respectively.

On June 24, 2011, the Company and Eythor Bender, the then Chief Executive Officer, entered into an agreement in which the Company loaned to Mr. Bender $49,000. On May 8, 2012, the Company and Mr. Bender, the then Chief Executive Officer, entered into an agreement in which the Company loaned to Mr. Bender $20,000. On June 6, 2012, the Company and Mr. Bender, the then Chief Executive Officer,

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

12. Related Party Transactions  – (continued)

entered into an agreement in which the Company loaned to Mr. Bender $25,000. All of these loans were due within 12 months and had an interest rate of 5% per annum. Under the terms of an employment separation agreement dated November 28, 2012, the Company and Mr. Bender agreed to consolidate and extend the term of the outstanding notes receivable totaling $94,000. Interest will continue to accrue at 5% per annum. The note was due June 30, 2015. On January 15, 2014 Mr. Bender repaid his loan in full, including interest.

On November 29, 2011, the Company entered into a development agreement with a government entity which also owns 571,420 shares of the Company’s Series A preferred stock as of December 31, 2013 and 2012, and 119,047 shares of the Company’s Series A-2 preferred stock as of December 31, 2013 and 2012. As part of the agreement, the Company developed, fabricated and tested Alpha, Beta, and Pilot versions of a custom exoskeleton system. In exchange, the government entity agreed to make certain milestone payments to the Company over the 1.5 year term of the agreement. For the years ended December 31, 2013 and 2012, the Company recognized as revenue approximately $0 and $424,000, respectively, related to this project. Additionally, accounts receivable, including unbilled receivables representing earned milestone payments, amounted to $114,500 as of December 31, 2012. There were no amounts receivable related to this project in 2013.

Astrolink International LLC (“Astrolink”), an affiliate of Lockheed (a significant customer), owned 857,140 shares of the Company’s Series A convertible preferred stock as of December 31, 2013 and 2012. As of December 31, 2013, Astrolink also owned 758,604 shares of the Company’s Series B convertible preferred stock. For the years ended December 31, 2013 and 2012, the Company recognized as revenue approximately $337,796 and $568,002, respectively, related to this project.

13. Capital Stock

Common stock

Certain shares of outstanding common stock are subject to the terms of the common stock purchase agreements. According to the terms of the agreements, in the event that a holder of common stock ceases their relationship with the Company, the Company has the right to repurchase all or any shares at fair value. The repurchase option terminates in the event that the Company consummates a change of control transaction and involuntary termination, or involuntary termination, as defined.

Convertible Preferred stock

Issued and outstanding convertible preferred stock (without regard to the conversion ratio used in the Merger discussed in Note 18, Subsequent Events, Merger with Ekso Bionics Holdings, Inc.) consisted of the following at December 31, 2013:

Series	Number of Shares Authorized	Number of Shares Issued and Outstanding		Liquidation Preference Per Share	Aggregate Liquidation Preference
A	4,624,840	4,496,270	(1)	$1.75	$7,868,473
A-2	4,527,010	4,335,414		$2.10	$9,104,369
B	12,000,000	5,179,344		$2.10	$10,876,622
					$27,849,464

(1)	Series A financing efforts commenced in December 2010 were completed in July 2011. The Company issued 4,496,270 of the 4,650,000 authorized shares of Series A convertible preferred stock in connection with this transaction. The total amount of equity raised amounted to $7.87 million. Of this amount $2.43 million was received in cash and $393,000 was completed through a conversion of debt during the year ended December 31, 2010 and the rest of the funds were raised during 2011. Lockheed, a key customer, participated in this round of financing by making an equity investment totaling $1.5 million.

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

13. Capital Stock  – (continued)

The rights, privileges and restrictions of Series A, A-2 and B convertible preferred stock (“the Preferred Stock”) were set forth in the Company’s Amended and Restated Certificate of Incorporation. Voting and conversion rights are summarized below:

•	Voting rights — Holders are entitled to one vote for each share of common stock into which such share of Preferred Stock is convertible.
•	Conversion — Each share of the Preferred Stock is convertible, at the option of the holder, according to the conversion ratio obtained by dividing the Original Issue Price (described above) by the Conversion Price, which initially is the Original Issue Price, subject to adjustment for dilution. Each share of Series A, A-2, and B Preferred Stock is currently convertible into one share of common stock. The number of fully paid and nonassessable shares of common stock is determined by dividing the Original Issue Price by the Conversion Price. Each share of the Preferred Stock automatically converts into the number of shares of common stock into which such shares are convertible at the then effective conversion ratio upon: (1) the closing of a public offering of common stock with proceeds to the Company of at least $25,000,000 and in which the pre-money valuation of the Company is not less than $75,000,000 or (2) the date or time specified by vote, written consent or agreement of the holders of the majority of the then outstanding shares of convertible preferred stock, voting together as a class.

For financial accounting purposes, the Company determined that the convertible preferred stock does not meet the requirements under ASC 480-10-25 to be accounted for as a liability because the shares are not mandatorily redeemable, except in the case of a liquidation event in which case the holders are entitled to be paid out a liquidation preference, and the conversion ratio is based on a pre-determined number of shares rather than a variable number of shares. However, it was determined that a “deemed liquidation event” could occur that would be outside the control of the Company. In accordance with ASC 480-10-S99, the convertible preferred stock will be in the “mezzanine” section between liabilities and stockholders’ deficit.

During the years ended December 31, 2013 and 2012, because the timing of any such liquidation event was uncertain, the Company elected not to adjust the carrying values of its preferred stock to their respective liquidation values.

Warrants

The Company issued warrants to lenders in connection with convertible debt and to a customer in connection with a service contract. The outstanding warrants (without regard to the conversion ratio used in the Merger discussed in Note 18, Subsequent Events, Merger with Ekso Bionics Holdings, Inc.) were as follows:

Warrants to purchase shares of:	Number of shares	Date of issue	Exercise Price	Expiration Date	At Inception	Fair Value as of December 31
						2013	2012
Series A, to lender	128,570	4/29/2011	$1.75	10/31/2021	$167,256	$69,312	$151,738
Series B, to lender	257,829	5/31/2012	$2.10	6/1/2022	$348,327	181,567	354,593
Common stock, to lender	19,337	5/31/2012	$2.10	6/1/2022	$6,789	N/A	N/A
Series B to customer	27,500	11/16/2012	$0.01	11/16/2019	$57,494	31,108	57,491
Common stock, to investors in Series B	388,435	Various from 5/20/2013 to 8/29/2013	$2.10	10 years from issue	$136,380	N/A	N/A
						281,987	563,822
Obligation to issue warrant (see last paragraph)						95,760	—
Total warrant liability						$377,747	$563,822

(Note:  The fair value as of period end is not applicable (N/A) for the warrants on common stock because such instruments are carried in equity without revaluation to periodic fair value.)

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

13. Capital Stock  – (continued)

The fair value of the warrants to purchase preferred stock issued to lenders was recorded as a liability at inception with a corresponding charge to discount on debt which is being amortized to interest expense as an adjustment to yield. The fair value of the warrants to purchase common stock issued to lenders was recorded in additional paid in capital at inception with a corresponding charge to discount on debt which is being amortized to interest expense as an adjustment to yield. The fair value of the warrant issued to the customer was recorded as a liability at inception with a corresponding reduction to the amount of revenue recognized under the service contract. The warrants classified as liabilities are marked to market at the end of each reporting period as an item of other income or loss in the accompanying consolidated statement of operations. The warrants to purchase common stock have no further accounting consequence after inception.

The warrants are exercisable during their term at the option of the holder, upon a liquidation event, or the consummation of an initial public offering by the Company, whichever is earlier.

The Company estimates the fair value of warrants using the Black-Scholes option pricing model with inputs for dividend yield, risk-free rate of return, expected life in years and volatility, as applicable, for each instrument at inception and then for each measurement date. Because the terms in the agreement for the warrants on the Series B preferred stock provided the Lender with three conversion options, the Company used a valuation technique with probability weighted inputs.

In addition to the warrant obligation discussed above and as discussed in Note 8, Senior Notes Payable, Debt Covenants, the Company agreed to cause the surviving parent company in the Merger (see Note 18, Subsequent Events, Merger with Ekso Bionics Holdings, Inc.) to subsequently issue to the Lender warrants to purchase 225,000 shares of the surviving parent company’s Common Stock at an exercise price of $1.00 per share. The fair value of the warrant obligation of $95,760 based on the Black-Scholes option pricing model was recorded as a warrant liability. This warrant is marked to market at the end of each reporting period as an item of other income or loss in the accompanying consolidated statements of operations until conversion into common shares in January 2014.

Reverse Merger

Share amounts for common stock, convertible preferred stock, stock options and warrants of the Company included in the consolidated financial statements and notes thereto have not been adjusted to give effect to the conversion of the Company’s stock, warrants and options in connection with the reverse merger transaction in January 2014 described in Note 18, Subsequent Events, except as set forth in Note 18. At the closing of the reverse merger transaction, each share of Ekso Bionics’ common stock issued and outstanding immediately prior to the closing of the Merger was converted into 1.5238 shares of Common Stock of Holdings (as defined in Note 18), each share of Ekso Bionics’ Series A preferred stock issued and outstanding immediately prior to the closing of the Merger was converted into 1.6290 shares of Holdings’ Common Stock, and each share of Ekso Bionics’ Series A-2 and Series B preferred stock issued and outstanding immediately prior to the closing of the Merger was converted into 1.9548 shares of Holdings’ Common Stock.

14. Employee Stock Options

Under the terms of the 2007 Equity Incentive Plan, which was adopted by the Board of Directors in November 2007, the Board of Directors may award stock, options or similar rights having either a fixed or variable price related to the fair market value of the shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any other security with the value derived from the value of the shares. Such awards include stock options, restricted stock, restricted stock units, stock appreciation rights and dividend equivalent rights.

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

14. Employee Stock Options  – (continued)

The Board of Directors may grant nonstatutory stock options under the 2007 Equity Incentive Plan at a price of not less than 100% of the fair market value of the Company’s common stock on the date the option is granted. Incentive stock options under the 2007 Equity Incentive Plan may be granted at a price of not less than 100% of the fair market value of the Company’s common stock on the date the option is granted. Incentive stock options granted to employees who, on the date of grant, own stock representing more than 10% of the voting power of all of the Company’s classes of stock are granted at an exercise price of not less than 110% of the fair market value of the Company’s common stock. The maximum term of these incentive stock options, granted to employees who own stock possessing more than 10% of the voting power of all classes of the Company’s stock, may not exceed five years. The maximum term of an incentive stock option granted to any other participant may not exceed ten years. The Board of Directors determines the term and exercise or purchase price of all other awards granted under the 2007 Equity Incentive Plan. The Board of Directors also determines the terms and conditions of awards, including the vesting schedule and any forfeiture provisions. Awards under the 2007 Equity Incentive Plan may vest upon the passage of time or upon the attainment of certain performance criteria established by the Board of Directors.

Unless terminated sooner, the 2007 Equity Incentive Plan will automatically terminate in 2017. The Board of Directors may at any time amend, suspend or terminate the Company’s 2007 Equity Incentive Plan.

The following table summarizes stock option activity under the Company’s stock option plan (without regard to the conversion ratio used in the Merger discussed in Note 18, Subsequent Events):

	Shares Available For Grant	Number of Options Outstanding	Weighted-Average Exercise Price
Balance at December 31, 2011	2,473,010	3,539,600	$0.357
Options granted	(1,879,375)	1,879,375	0.792
Options exercised	—	(156,624)	0.203
Options repurchased	8,122	—	—
Options cancelled	958,679	(958,679)	0.463
Balance at December 31, 2012	1,560,436	4,303,672	0.524
Options granted	(1,794,782)	1,794,782	0.930
Options exercised	—	(504,321)	0.127
Options cancelled	624,388	(624,388)	0.718
Balance at December 31, 2013	390,042	4,969,745	$0.686

Options exercisable at December 31, 2013 totaled $2,540,220 with a weighted-average exercise price of $0.517 and a weighted average remaining contractual term of 8.03 years.

The fair value of options granted to employees during 2013 and 2012 was $835,896 and $898,963, respectively.

At December 31, 2013 and 2012, the total unamortized employee stock-based compensation expense amounted to $1,125,308 and $817,637 respectively, and is to be recognized over the stock options’ remaining vesting term of approximately three years.

In 2012, the Board of Directors approved an extension to the post termination exercise period for 64,568 vested stock options held by former employees from three months to two years. Since this modification was made post termination, this modification was treated as a new award to nonemployees using the new term. The Company recognized $30,792 during the year ended December 31, 2012 as compensation expense.

In October 2013, the Board of Directors approved an extension to the post-termination exercise period for 233,735 vested stock options held by former employees from three months to two years. The Board of

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

14. Employee Stock Options  – (continued)

Directors also approved an extension to the post termination exercise period for 86,318 vested stock options held by former employees from three months to December 31, 2013.

The Company from time to time grants options to purchase common stock to non-employees for advisory and consulting services. Pursuant to ASC 505-50, Equity-Based Payments to Non-Employees, the Company periodically remeasures the fair value of these stock options using the Black-Scholes option pricing model and recognizes expense ratably over the vesting period of each stock option award. Non-employee stock compensation expense was $32,590 and $46,470 for the years ended December 31, 2013 and 2012, respectively, and is included in the consolidated statements of operation in the cost center of the employee.

The following assumptions were used to determine the fair value of options granted to employees:

—	The expected dividend yield is zero, as the Company has not paid any dividends and does not anticipate paying dividends in the near future.
—	The risk-free interest rate for periods related to the expected life of the options is based on the U.S. Treasury yield curve in effect at the time of grant.
—	The expected volatility is based on historical volatilities of peer group public companies’ stock over the expected term of the option.
—	The expected term of options represents the period that the Company’s stock-based compensation awards are expected to be outstanding. The Company has used the “simplified” method provided in Securities and Exchange Commission’s Staff Accounting Bulletin No. 110 to estimate the expected term which takes into consideration the grant’s contractual life and vesting period, because the Company lacks relevant historical data due to its limited historical experience.
—	The Company also estimates the number of options that are expected to be forfeited. Because of the lack of sufficient history, commencing in 2011, the Company used the average forfeiture rate of comparable peer companies which management determined to be 10%. Management estimates that such average rate represents a reasonable approximation of the currently anticipated rate of forfeiture for granted and outstanding stock options that have not vested.

The assumptions used in the Black-Scholes option pricing model in calculating the fair value of stock options granted to employees are as follows:

	Years ended December 31,
	2013	2012
Dividend yield	—	—
Risk-free interest rate	0.83% – 1.93%	1.20% – 2.49%
Expected term (in years)	5 – 6	6
Volatility	65% – 70%	65%

The assumptions used in the Black-Scholes option pricing model in calculating the fair value of stock options granted to non-employees are as follows:

	Years ended December 31,
	2013	2012
Dividend yield	—	—
Risk-free interest rate	0.83% – 1.73%	1.63%
Expected term (in years)	5	5
Volatility	66% – 71%	67%

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

14. Employee Stock Options  – (continued)

Total stock-based compensation expense related to options granted to employees and non-employees was included in the consolidated statements of operations as follows:

	December 31,
	2013	2012
General and administrative	$197,072	$171,968
Research and development	82,608	69,609
Sales and marketing	110,937	91,889
	$390,617	$333,466

15. Income Taxes

The Company had no current or deferred federal and state income tax expense or benefit for the years ended December 31, 2013 and 2012 because the Company generated net operating losses, and currently management does not believe it is more likely than not that the net operating losses will be realized. The Company’s non-U.S. tax obligation is primarily for business activities conducted through the United Kingdom for which taxes included in other expense (net) for the years ended December 31, 2013 and 2012 were immaterial and accordingly, such amounts were excluded from the following tables.

At December 31, 2013 and 2012, the Company has provided a full valuation allowance against its net deferred tax assets as realization is dependent on future earnings, if any, the timing and amount which is uncertain. The valuation allowance for 2013 increased $4,805,742 from 2012. Significant components of the Company’s deferred tax assets consist of the following:

	December 31,
	2013	2012
Deferred tax assets:
Depreciation and other	$1,032,972	$172,727
Net operating loss carryforwards	13,631,820	9,966,468
Unused R& D tax credits	280,145	—
Less: Valuation allowance	(14,944,937)	(10,139,195)
Net deferred tax asset (liability)	$—	$—

At December 31, 2013, the Company had federal and state net operating loss tax carryforwards of approximately $34,300,000 and $29,200,000, respectively. These net operating loss carryforwards expire in various amounts starting in 2027 and 2017, respectively. In addition, the Company has unused research and development tax credit carryforwards which expire in various amounts beginning in the year 2031. The utilization of the federal net operating loss carryforwards and unused research and development tax credits will depend on the Company’s ability to generate sufficient taxable income prior to the expiration of the carryforwards.

Utilization of the net operating loss and tax credit carry forwards may be subject to substantial annual limitations due to past and future ownership change provisions of Section 382 of the Internal Revenue Code and similar state provisions. The Company has not performed a change in ownership analysis since its formation and, accordingly, some or all of its net operating loss and tax carryforwards may not be available to offset future taxable income, if any.

The Company has evaluated its tax positions to consider whether it has any unrecognized tax benefits. As of December 31, 2013 and 2012, the Company has not recorded any amounts associated with unrecognized tax benefits. The Company recognizes interest and penalties related to uncertain tax positions in the provision for income taxes. As of December 31, 2013, the Company had no accrued interest related to uncertain tax positions. The Company is subject to U.S. federal and state income tax examinations by authorities for

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

15. Income Taxes  – (continued)

tax years 2007 through 2012 due to net operating losses that are being carried forward for tax purposes. No income tax returns are currently under examination by taxing authorities.

Taxes computed at the statutory federal income tax rate of 34% are reconciled to the provision for income taxes as follows for the years ended December 31:

	2013		2012
	Amount	Percent of Pretax Earnings	Amount	Percent of Pretax Earnings
United States federal tax statutory rate	$(4,077,982)	34.0%	$(4,947,324)	34.0%
State taxes (net of deferred benefit)	(698,354)	5.8%	(834,558)	5.7%
Non-U.S. taxes	16,863	(0.1)%	—	—%
Non-deductible expenses	430,631	(3.6)%	44,883	(0.3)%
Tax credits	(280,145)	2.3%	—	—%
Other, net	(196,756)	1.6%	3,153	—%
Change in valuation allowance	4,805,742	(40.1)%	5,733,844	(39.4)%
Provision for income taxes	$—	—%	$—	—%

16. Commitments and Contingencies

Contingencies

In the normal course of business, the Company is subject to various legal matters. In the opinion of management, the resolution of such matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows as of and for the years ended December 31, 2013 and 2012.

Material Contracts

The Company enters into various license, research collaboration and development agreements which provide for payments to the Company for government grants, fees, cost reimbursements typically with a markup, technology transfer and license fees, and royalty payments on sales.

The Company has two license agreements to maintain exclusive rights to patents. The Company is also required to pay 1% of net sales of products sold to entities other than the U.S. government. In the event of a sublicense, the Company will owe 21% of license fees and must pass through 1% of the sub-licensee’s net sales of products sold to entities other than the U.S. government.

The agreements also stipulate minimum annual royalties of $10,000 for 2012, $20,000 for 2013, $40,000 for 2014 and $50,000 for subsequent years.

17. Segment Disclosures

The Company has two reportable segments, Engineering Services and Medical. Engineering Services generates revenue principally from collaborative research and development service arrangements, technology license agreements, and government grants where it used its robotics domain knowledge in bionic exoskeletons to bid on and procure contracts and grants from entities such as such as the National Science Foundation and the Defense Advanced Research Projects Agency. The Medical segment designs, engineers, and manufactures exoskeletons for applications in the medical and military markets.

The Company evaluates performance and allocates resources based on segment gross profit margin. The reportable segments are each managed separately because they serve distinct markets, and one segment provides a service and the other manufactures and distributes a unique product. The Company does not consider net assets as a segment measure and, accordingly, assets are not allocated.

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

17. Segment Disclosures  – (continued)

Segment reporting information is as follows:

	Engineering Services	Medical Devices	Total
Year ended December 31, 2013
Revenue	$1,690,235	$1,611,709	$3,301,944
Cost of revenue	1,253,942	1,460,692	2,714,634
Gross profit	$436,293	$151,017	$587,310
Year ended December 31, 2012
Revenue	$2,140,355	$566,222	$2,706,577
Cost of revenue	1,782,848	553,429	2,336,277
Gross profit	$357,507	$12,793	$370,300

Geographic information based on location of customer is as follows:

	For the years ended December 31,
	2013	2012
United States	$2,810,973	$2,652,265
Europe	418,876	54,312
Other	72,095	—
	$3,301,944	$2,706,577

Major customers based on revenue are as follows:

	For the years ended December 31,
	2013	2012
Lockheed Martin (Astrolink)	$337,796	$568,002
National Science Foundation	780,579	874,492
U.S. Federal Government	150,000	416,422
Defense Advanced Research Projects Agency	411,360	$281,440

18. Subsequent Events

Management’s Evaluation

The Company’s management has evaluated subsequent events occurring after December 31, 2013 and through the issuance date of March 31, 2014, and has determined that the following material events and transactions occurred during this period.

Merger with Ekso Bionics Holdings, Inc.

The Merger

On January 15, 2014, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Ekso Bionics Holdings, Inc., formerly known as PN Med Group, Inc. (“Holdings”), a public reporting company, and Ekso Acquisition Sub, Inc. (“Acquisition Sub”), a newly formed wholly-owned subsidiary of Ekso Bionics Holdings, Inc. Under the Merger Agreement, Acquisition Sub merged with and into the Company, with the Company remaining as the surviving corporation in the Merger, and became a wholly-owned subsidiary of Holdings (the “Merger”).

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

18. Subsequent Events  – (continued)

Holdings was incorporated in the State of Nevada on January 30, 2012, as a distributor of medical supplies and equipment to municipalities, hospitals, pharmacies, care centers, and clinics in Chile. Holdings was until the consummation of the Merger a “shell company” as defined in Rule 12b-2 of the Exchange Act. As a result of the Merger, Holdings discontinued its pre-Merger business and acquired the business of the Company and will continue the existing business operations of the Company.

At the closing of the Merger on January 15, 2014, (a) all shares of the Company’s common stock and preferred stock issued and outstanding immediately prior to the closing of the Merger were converted into an aggregate of 42,615,556 restricted shares of Holdings’ common stock, (b) all warrants to purchase Company stock outstanding immediately prior to the closing of the Merger were converted into warrants to purchase an aggregate of 621,363 restricted shares of Holdings’ common stock, and (c) all options to purchase Company stock outstanding immediately prior to the closing of the Merger were converted into options to purchase an aggregate of 7,586,459 restricted shares of Holdings’ common stock. Additionally, in connection with the Merger, Holdings issued 250,000 shares of Holdings’ common stock to three consultants under a consulting agreement in consideration of business and consulting services provided by the consultants.

In January and February 2014, Holdings completed closings of a private placement to accredited investors of 30,300,000 Units at a price of $1.00 per Unit, resulting in $30.3 million in gross proceeds to Holdings (including the conversion of $5,000,000 of 2013 Bridge Notes issued in November 2013 (the 2013 Bridge Notes are more fully discussed in Note 9, Convertible Debt) and before deducting commissions and expenses of the offering). Each Unit consists of one share of common stock of Holdings and a warrant to purchase one share of common stock of Holdings with a term of five years and an exercise price of $2.00 per share. These warrants have weighted average anti-dilution protection, subject to customary exceptions.

Also, upon the closing of the Merger and the private placement financing, investors in the Bridge Notes received additional warrants (also discussed in Note 9, Convertible Debt) to purchase a number of shares of common stock of Holdings equal to 50% of the number of shares of common stock of Holdings contained in the Units into which the Bridge Notes were converted (i.e. 2,500,000 shares in the aggregate), at an exercise price of $1.00 per share, for a term of three years (the “Bridge Warrants”). The Bridge Warrants have weighted average anti-dilution protection, subject to customary exceptions.

Other Warrants

In connection with the Merger and the private placement financing, in addition to the Bridge Warrants, Holdings issued 500,000 warrants on common stock to the placement agent for the Bridge Notes financing, warrants to purchase 2,530,000 shares of common stock to the private placement offering agent and warrants to purchase 225,000 shares of common stock to the senior lender (also discussed in Note 8, Senior Notes Payable).

Accounting for the Merger

Ekso Bionics, Inc., as the accounting acquirer, will record the merger as the issuance of stock for the net monetary assets of Ekso Bionics Holdings, Inc. (formerly known as PN Med Group, Inc.), accompanied by a recapitalization. This accounting will be identical to that resulting from a reverse merger, except that no goodwill or intangible assets will be recorded. The historical financial statements of Holdings before the Merger will be replaced with the historical financial statements of the Company before the Merger in all future filings with the SEC. The Merger is intended to be treated as a tax-free exchange under Section 368(a) of the Internal Revenue Code of 1986, as amended.

Unaudited Pro Forma Consolidated Financial Statements
(Introductory Note)

The unaudited pro forma consolidated balance sheet as of December 31, 2013, and the unaudited pro forma consolidated statement of operations for the year ended December 31, 2013, give effect to transactions by Ekso Bionics, Inc. (“Ekso Bionics”) and Ekso Bionics Holdings, Inc. (formerly known as PN Med Group, Inc.) (“Holdings”) occurring in connection with the Merger and include (a) the recapitalization of Holdings and spin-off of pre-Merger assets and liabilities, and conversion of Ekso Bionics common and preferred stock and warrants into Holdings common stock and warrants to purchase Holdings common stock, (c) the private placement of securities including conversion of the 2013 Bridge Notes, and (d) the repayment of the senior secured note, all of which occurred on January 15, 2014, and are based on the historical financial statements of Ekso Bionics, as if those transactions occurred on December 31, 2013 for purposes of the pro forma consolidated balance sheet, and on the first day of the respective period for purposes of the pro forma consolidated statement of operations. These pro forma financial statements are also prepared adopting the Ekso Bionics’ year end of December 31.

The unaudited pro forma consolidated financial information is presented for illustrative purposes only and does not purport to represent what Ekso Bionics’ actual results of operations or financial position would have been had the transactions actually been completed on or at the beginning of the indicated periods, and is not indicative of future results of operations or financial condition.

The historical financial information of Holdings for the year ended December 31, 2013 has been derived from the unaudited financial statements for various periods from January 30, 2012 (inception) to December 31, 2013. The unaudited pro forma consolidated financial information should be read in conjunction with the Company’s audited and unaudited consolidated financial statements and notes thereto. The pro forma adjustments are based upon available information and assumptions that management believes are reasonable.

Ekso Bionics, Inc. and Subsidiary

Pro Forma Consolidated Balance Sheet
Year ended December 31, 2013
(unaudited)

	Ekso Bionics	Holdings		Total Pro Forma Adjustments	As Adjusted
Assets
Current Assets
Cash	$805,306	$78	(b)	$(78)	$19,907,895
			(c)	21,781,335
			(d)	(2,678,746)
Accounts receivable	549,469	—		—	549,469
Inventories, net	725,096	—		—	725,096
Prepaid expenses and other current assets	1,123,332	—	(c)	(70,801)	1,052,531
Total Current Assets	3,203,203	78		19,031,710	22,234,991
Property and equipment, net	1,575,286	—		—	1,575,286
Deferred costs of revenue, non-current	803,298	—		—	803,298
Security deposits	54,390	—		—	54,390
Capitalized security issuance costs	947,760	—	(c)	(947,760)	—
Total assets	$6,583,937	$78		$18,083,950	$24,667,965
Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current Liabilities
Notes payable, current portion	$1,638,505	$—	(d)	$(1,599,841)	$38,664
Convertible debt	5,062,417	—	(c)	(5,062,417)	—
Accounts payable	1,498,680	4,170	(b)	(4,170)	1,178,077
			(c)	(320,603)
Accrued liabilities	1,430,799	11,619	(b)	(11,619)	1,430,799
			(d)	—
Customer advances and deferred revenue	2,419,226	—		—	2,419,226
Convertible debt	—	—		—	—
Liability due to early stock option exercise	5,293	—		—	5,293
Total current liabilities	12,054,920	15,789		(6,998,650)	5,072,059
Non-current liabilities
Customer advances and deferred revenues	2,209,111	—		—	2,209,111
Notes payable, less current portion	866,950	—	(d)	(744,462)	122,488
Warrant liability	377,747	—	(a)	(281,987)	—
	—		(d)	(95,760)	—
Deferred rent	123,709	—		—	123,709
Debt issuance costs	—	—		—	—
Total liabilities	$15,632,437	$15,789		$(8,120,859)	$7,527,367
Convertible preferred stock	27,324,208	—	(c)	(27,324,208)	—

Ekso Bionics, Inc. and Subsidiary

Pro Forma Consolidated Balance Sheet
Year ended December 31, 2013 – (continued)
(unaudited)

	Ekso Bionics	Holdings		Total Pro Forma Adjustments	As Adjusted
Stockholders’ deficit:
Common stock	10,025	6,350	(b)	31,521	78,446
			(c)	30,300
			(e)	250
Additional paid-in capital	1,648,886	25,650	(a)	27,606,195	55,428,214
			(b)	(63,521)
			(c)	26,115,494
			(d)	95,760
			(e)	(250)
Accumulated deficit	(38,031,619)	(47,711	)(b)	47,711	(38,366,063)
			(d)	(334,444)
Total stockholders’ equity (deficit)	(36,372,708)	(15,711)		53,529,017	17,140,598
Total liabilities, convertible preferred stock and stockholders’ deficit	$6,583,937	$78		$18,083,950	$24,667,965

Ekso Bionics, Inc. and Subsidiary

Pro Forma Consolidated Statements of Operations
Year ended December 31, 2013
(unaudited)

	Ekso Bionics	Holdings		Total Pro Forma Adjustments	As Adjusted
Revenue	$3,301,944	—		—	$3,301,944
Cost of revenue	(2,714,634)	—		—	(2,714,634)
Gross profit	587,310	—		—	587,310
Operating Expenses
General and administrative	3,913,047	35,130	(f)	(35,130)	3,967,215
			(g)	54,168	—
Research and development	2,677,310	—	(g)	22,547	2,699,857
Sales and marketing	4,291,282	—	(g)	107,235	4,398,517
Total operating expenses	10,881,639	35,130		148,820	11,065,589
Loss from operations	(10,294,329)	(35,130)		(148,820)	(10,478,279)
Other income (expense):
Interest income	5,225	—		—	5,225
Interest expense	(1,726,455)	—	(h)	62,417	(1,664,038)
Non-cash gain on changes in fair value of warrants	186,075	—		—	186,075
Other expense, net	(57,890)	—		—	(57,890)
	(1,593,045)	—		62,417	(1,530,628)
Net loss before provision for income taxes	(11,887,374)	(35,130)		(86,403)	(12,008,907)
Provision for income taxes	—	—		—	—
Net loss	$(11,887,374)	$(35,130)		(86,403)	$(12,008,907)
Earnings per share:
Basic shares assumed outstanding			(i)		78,445,924
Pro forma net loss per share			(i)		$(0.153)

Ekso Bionics Holdings, Inc. (f.k.a. PN Med Group Inc.), and
Ekso Bionics, Inc.

Notes to Proforma Condensed Combined Financial Statements
(Unaudited)

Note 1 — INTRODUCTION

The Merger, Offering and Other Related Transactions

In January and February 2014, Ekso Bionics entered into and executed several contemporaneous and related transactions (together, the “Transaction”), as described below.

Merger

Ekso Bionics Holdings, Inc. (formerly known as PN Med Group, Inc.) (“Holdings”) was incorporated in the State of Nevada on January 30, 2012, as a distributor of medical supplies and equipment to municipalities, hospitals, pharmacies, care centers, and clinics in Chile. Holdings was a “shell company” as defined in Rule 12b-2 of the Exchange Act. Holdings’ fiscal year end was previously March 31 but has been changed to December 31 in connection with the Merger as discussed below.

Ekso Bionics, Inc. (“Ekso Bionics”) was incorporated in the State of Delaware on January 19, 2005 and is a leading developer and manufacturer of bionic exoskeletons where it has pioneered the field of robotic exoskeletons to augment human strength, endurance and mobility.

On January 15, 2014, Holdings and a newly formed wholly-owned subsidiary of Holdings, Ekso Acquisition Corp. (“Acquisition Sub”) entered into an Agreement and Plan of Merger and Reorganization (the “Merger”) with Ekso Bionics. Under the Merger agreement, Acquisition Sub merged with and into Ekso Bionics, with Ekso Bionics remaining as the surviving corporation and with the shareholders of Ekso Bionics exchanging all of their common stock, preferred stock and warrants issued and outstanding immediately prior to the closing of the Merger into an aggregate of 42,615,556 shares of Holdings’ common stock and 621,363 warrants to purchase common stock. These shares are in addition to 5,280,368 outstanding shares of Holdings common stock held by pre-merger PN Med Group, Inc. shareholders.

Upon the closing of the Merger, under the terms of a split-off agreement and a general release agreement, Holdings transferred all of its pre-Merger operating assets and liabilities to a newly formed wholly-owned special-purpose subsidiary (“Split-Off Subsidiary”), and transferred all of the outstanding shares of capital stock of Split-Off Subsidiary to the pre-Merger majority stockholders of Holdings and the former officers and director of Holdings (the “Split-Off”), in consideration of and in exchange for (i) the surrender and cancellation of an aggregate of all shares of Holdings’ common stock held by such stockholders (which will be cancelled and will resume the status of authorized but unissued shares of our common stock) and (ii) certain representations, covenants and indemnities.

Holdings’ Articles of Incorporation were amended prior to the Merger to authorize the issuance of 500,000,000 shares of common stock and 10,000,000 shares of “blank check” preferred stock.

Ekso Bionics, as the accounting acquirer, will record the Merger as the acquisition of Holdings, accompanied by a recapitalization, as the sellers of Ekso Bionics effectively control the combined companies immediately following the transaction. As such, Ekso Bionics is deemed to be the accounting acquirer in the transaction and, consequently, the transaction is being treated as a reverse acquisition. Accordingly, the assets and liabilities and the historical operations that will be reflected in Holdings’ ongoing financial statements will be those of Ekso Bionics and will be recorded at the historical cost basis of Ekso Bionics. Holdings’ historical capital accounts and retained earnings will be retroactively adjusted to reflect the split-off of assets and liabilities, and the equivalent number of shares issued by it in the Transaction while Ekso Bionics’ historical accumulated deficit will be carried forward.

In accordance with “reverse merger” accounting treatment, Holdings’ historical financial statements as of period end, and for periods ended, prior to the Merger will be replaced with the historical financial statements of Ekso Bionics prior to the Merger in all future filings with the SEC. This accounting is identical to that resulting from a reverse merger, except that no goodwill or other intangible assets are recorded. Merger costs (consisting of legal, accounting and other professional fees) have been reflected as a reduction of PPO

Ekso Bionics Holdings, Inc. (f.k.a. PN Med Group Inc.), and
Ekso Bionics, Inc.

Notes to Proforma Condensed Combined Financial Statements
(Unaudited)

Note 1 — INTRODUCTION  – (continued)

proceeds in the pro forma financial statements. The Merger is intended to be treated as a tax-free exchange under Section 368(a) of the Internal Revenue Code of 1986, as amended.

Private Placement Offering

During January and February, 2014, in contemplation of the Merger, Holdings completed a private placement (the “PPO”) for 30,300,000 Units at a purchase price of $1.00 per Unit, each Unit consisting of one share of the common stock and a warrant to purchase one share of common stock at an exercise price of $2.00 per share and a term of five years (the “PPO Warrants”) for a total of $25,300,000 in cash proceeds and the conversion of the 2013 Bridge Note payable into 5,000,000 Units of securities (each Unit consisting of one share of the common stock and a PPO Warrant) and also a warrant to purchase 2,500,000 shares of common stock (“Bridge Warrants”); the 2013 Bridge Note financing is discussed below.

In January 2014, 250,000 shares of Holdings’ common stock were issued to an adviser to Ekso Bionics in connection with the Merger.

2013 Bridge Note Financing

In November 2013, Ekso completed a private placement to accredited investors of $5,000,000 of its senior subordinated secured convertible notes (the “2013 Bridge Notes”). Stated interest on the 2013 Bridge Notes was 10% per annum payable on July 15, 2014, subject to earlier conversion as described below. Interest on the 2013 Bridge Notes was payable at maturity; provided that if the 2013 Bridge Notes are converted as described below, accrued interest would be forgiven.

Upon the closing of the Merger and the PPO, the outstanding principal amount of the 2013 Bridge Notes was automatically converted into Units of the securities (as described above) at a conversion price of $1.00 per Unit, and investors in the 2013 Bridge Notes received a warrant to purchase a number of shares of common stock equal to 50% of the number of shares of common stock contained in the Units into which the 2013 Bridge Notes were converted (equal to an aggregate of warrants to purchase 2,500,000 shares of common stock), at an exercise price of $1.00 per share for a term of three years (the “Bridge Warrants”).

Other Warrants

In addition to the PPO Warrants and Bridge Warrants discussed above, warrants to purchase 3,030,000 shares of common stock were issued to certain placement agents for services in connection with the PPO. Warrants to purchase 225,000 shares of common stock were also issued to a prior lender in connection with the Merger who provided an accommodation.

Stock Options to Directors, Officers and Employees

Director, officer and employee options to purchase shares of Ekso Bionics’ common stock issued and outstanding immediately prior to the closing of the Merger converted into like options to purchase equivalent shares of Holdings common stock. It is assumed that the conversion of options does not give rise to any gain or loss for financial reporting purposes, and therefore, there is no accounting consequence reflected in these pro forma financial statements.

Director options to purchase 450,000 shares of common stock and officer and employee options to purchase 1,850,000 shares of common stock were issued in connection with the Merger. The options have an exercise price of $1.00 per share exercisable over a term of 48 months, with 25% of the shares becoming exercisable on the first anniversary of the date of grant and with  1/48 of the shares becoming exercisable monthly thereafter.

Ekso Bionics Holdings, Inc. (f.k.a. PN Med Group Inc.), and
Ekso Bionics, Inc.

Notes to Proforma Condensed Combined Financial Statements
(Unaudited)

Note 2 — PRO FORMA PRESENTATION

General

The unaudited pro forma consolidated balance sheet as of December 31, 2013, and the unaudited pro forma consolidated statements of operations for the nine months ended December 31, 2013 and for the year ended December 31, 2012 give effect to:

1)	The Merger with PN Med Group, Inc. in exchange for stock, warrants and options including conversion of Ekso Bionics’ preferred stock to common stock,
2)	The offering and sale of (a) 25,300,000 Units of securities, at a purchase price of $1.00 per Unit, each Unit consisting of one share of common stock and a warrant to purchase one share of common stock (at an exercise price of $2.00 per share and a term of five years), for $25,300,000 in cash proceeds, and (b) 5,000,000 Units of securities, at a purchase price of $1.00 per Unit, each Unit consisting of one share of common stock and a warrant to purchase one share of common stock (at an exercise price of $2.00 per share and a term of five years) and additional warrants to purchase 2,500,000 shares of common stock issued upon conversion of the Bridge Loan,
3)	The repayment of the Senior Secured Note,
4)	Issuance of 250,000 shares to a consultant to Ekso Bionics, and
5)	The issuance of warrants for the purchase of 3,030,000 shares of common stock to the placement agents for services in connection with the transaction, and a warrant for the purchase of 225,000 shares of common stock to a prior lender as an accommodation, as if those transactions occurred on December 31, 2013 for purposes of the pro forma consolidated balance sheet, and on the first day of the respective period for purposes of the pro forma consolidated statement of operations.

Pro forma Adjustments

Adjustments to the accompanying unaudited pro forma consolidated financial statements are as follows:

Balance Sheet:

(a)	Reflects all outstanding pre-merger Ekso Bionics convertible preferred stock and warrants on preferred stock converted into equivalent Holdings common stock or warrants to purchase common stock, as if such conversions and exchanges occurred as of December 31, 2013. The conversion of pre-merger convertible preferred stock into Holdings common stock will be accounted for at the carryover basis because the conversion/exchange was pursuant to the original terms of the respective agreements.
(b)	Reflects the recapitalization of Holdings to adjust the par value to $0.001 per share for 42,615,556 shares of common stock issued to Ekso Bionics shareholders and to the 5,280,368 shares held by Holdings pre-merger shareholders as if such recapitalization occurred at December 31, 2013. Also reflects the split-off of Holdings’ assets and liabilities, and the elimination of Holdings’ accumulated deficit for periods prior to the Merger into Ekso Bionics for accounting purposes.
(c)	Reflects the proceeds from the sale of 25,300,000 Units of securities for $25,300,000 in cash and the conversion of the 2013 Bridge Notes into 5,000,000 Units of securities and also warrants to purchase 2,500,000 shares of common stock, net of estimated costs (consisting of placement agent commissions, legal and accounting fees) of approximately $4,217,000 in cash (including amounts prepaid and accrual), assumed to be paid in cash at time of closing as if the transactions occurred at December 31, 2013. The fair value of (i) the 250,000 shares issued to an adviser, and (ii) 3,030,000

Ekso Bionics Holdings, Inc. (f.k.a. PN Med Group Inc.), and
Ekso Bionics, Inc.

Notes to Proforma Condensed Combined Financial Statements
(Unaudited)

Note 2 — PRO FORMA PRESENTATION  – (continued)

warrants issued to the Bridge Placement Agent and Placement Agent, will be accounted for at fair value as an increase in accumulated paid in capital (APIC) and a decrease to the proceeds raised in the offering; accordingly, there is no net effect on equity and therefore, not reflected in the pro forma financial statements. The conversion of the 2013 Bridge Notes into Holdings’ common stock is assumed to be accounted for at the carryover basis because the conversion/exchange was pursuant to the original terms of the agreement.
(d)	Reflects the repayment of the Senior Note Payable, and write-off of unamortized debt issue costs plus a prepayment penalty recorded as interest expenses/accumulated deficit as if such repayment and write-off occurred at December 31, 2013. Also, reflects the issuance of warrants to purchase 225,000 shares of common stock to settle the “obligation to issue warrants” accrued as of December 31, 2013 of $95,760 owed to the prior lender in connection with an accommodation related to the issuance of the 2013 Bridge Notes as if such settlement occurred at December 31, 2013.
(e)	Reflects adjustment to par value for 250,000 shares of common stock issued to a consultant in connection with the offering.

Pro forma consolidated statement of operations for the year ended December 31, 2013:

(f)	Eliminates Holdings expenses as if the split-off occurred at the beginning of the periods presented.
(g)	Reflects the issuance of options to directors to purchase 450,000 shares of common stock and to officers and employees to purchase 1,850,000 shares of common stock issued in connection with the Merger as if such issuance occurred on January 1, 2013. The amount of expense for the year of $183,950 was calculated using the Black-Scholes option pricing model with inputs based on data as of January 15, 2014.
(h)	Eliminates interest expense on the 2013 Bridge Notes since issuance and conversion were directly related to the Merger and PPO.
(i)	The pro forma weighted average shares outstanding gives effect to the exchange of pre-merger shares and the newly issued shares in the Merger as if the exchange and issuance occurred at the beginning of the periods presented. The effect of any potentially dilutive warrants and options were anti-dilutive; therefore, dilutive earnings per share is equivalent to basic earnings per share.

The pro forma consolidated statements of operations do not eliminate interest expense (including the mark-to-market adjustments) related to the 2012 Series B Bridge Notes which were converted into Series B convertible preferred stock in May 2013 and then converted into common stock in the Merger, nor the interest expense (including the mark-to-market adjustments) related to the warrants on preferred stock accounted for as liabilities prior to being converted into common stock in the Merger because the assumption that such financings would not have occurred because of the Merger is not sufficiently supportable. Interest expense and the gain/loss on mark-to market which has not been eliminated in the pro forma consolidated statement of operations for these liabilities is as follows:

Year ended December 31, 2013
Senior Notes Payable	$649,000
2012 Series B Bridge Notes	$962,000

Exhibit B

EKSO BIONICS HOLDIGS, INC.

INDEX TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Page No.
Condensed Consolidated Balance Sheets as of June 30, 2014 (unaudited) and December 31, 2013	B-2
Condensed Consolidated Statements of Operations for the Three and Six Months Ended June 30, 2014 and 2013 (unaudited)	B-3
Condensed Consolidated Statements of Stockholder’s Deficit for the Three and Six Months Ended June 30, 2014 and Twelve Months Ended December 31, 2013 (unaudited)	B-4
Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2014 and 2013 (unaudited)	B-5
Notes to Condensed Consolidated Financial Statements (unaudited)	B-6

Ekso Bionics Holdings, Inc.

Condensed Consolidated Balance Sheets
(Unaudited)

	June 30, 2014	December 31, 2013
		(See Note 1)
Assets
Current assets:
Cash	$10,965,161	$805,306
Accounts receivable, net	1,493,803	549,469
Inventories, net	1,277,033	725,096
Note receivable from stockholder	—	103,735
Prepaid expenses and other current assets	401,164	250,998
Deferred cost of revenue, current	1,169,000	768,599
Total current assets	15,306,161	3,203,203
Property and equipment, net	1,839,965	1,575,286
Deferred cost of revenue, non-current	1,397,198	803,298
Other assets	54,390	1,002,150
Total assets	$18,597,714	$6,583,937
Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Notes payable, current	$40,038	$1,638,505
Convertible debt	—	5,062,417
Accounts payable	1,226,714	1,498,680
Accrued liabilities	1,264,754	1,430,799
Customer deposits, advances and deferred revenues, current	3,570,689	2,419,226
Liability due to early stock option exercise	2,647	5,293
Total current liabilities	6,104.842	12,054,920
Customer deposits, advances and deferred revenues, non-current	2,803,355	2,209,111
Notes payable, non-current	99,956	866,950
Warrant liability	27,592,550	377,747
Deferred rent	105,605	123,709
Total liabilities	36,706,308	15,632,437
Commitments and contingencies (Note 12)
Convertible preferred stock issuable in series, $0.001 par value; 10,000,000 and 33,523,600 shares authorized at June 30, 2014 (unaudited) and December 31, 2013 respectively; none and 25,923,873 shares issued and outstanding at June 30, 2014 (unaudited) and December 31, 2013 respectively; liquidation preference of $2.85 – $4.11 per share at December 31, 2013	—	27,324,208
Stockholders’ deficit:
Common stock, $0.001 par value; 500,000,000 and 60,952,000 shares authorized at June 30, 2014 (unaudited) and December 31, 2013, respectively; 78,497,558 and 21,114,783, shares issued and outstanding at June 30, 2014 (unaudited) and December 31, 2013, respectively	78,500	21,114
Additional paid-in capital	45,482,902	1,637,797
Accumulated deficit	(63,669,996)	(38,031,619)
Total stockholders’ deficit	(18,108,594)	(36,372,708)
Total liabilities, convertible preferred stock and stockholders’ deficit	$18,597,714	$6,583,937

See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

Ekso Bionics Holdings, Inc.

Condensed Consolidated Statement of Operations
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013

Revenue
Medical devices	$690,540	$389,394	$1,217,293	$722,313
Engineering services	506,513	594,598	1,041,471	957,928
Total revenue	1,197,053	983,992	2,258,764	1,680,241
Cost of revenue
Cost of medical devices	501,425	296,869	831,550	529,432
Cost of engineering services	650,043	384,119	902,146	731,333
Total cost of revenue	1,151,468	680,988	1,733,696	1,260,765
Operating expenses
Sales and marketing	1,849,006	1,255,475	3,380,388	2,471,518
Research and development	698,884	789,966	1,467,426	1,711,672
General and administrative	1,808,613	968,663	3,880,056	2,102,117
Total operating expenses	4,356,503	3,014,104	8,727,870	6,285,307
Loss from operations	(4,310,918)	(2,711,100)	(8,202,802)	(5,865,831)
Other income (expense)
Interest expense	(3,777)	(673,731)	(430,380)	(1,312,844)
Gain (loss) on warrant liability	60,457,700	—	(16,979,000)	—
Interest income	1,476	1,555	2,876	2,819
Other expense, net	(17,499)	(16,680)	(29,071)	(20,854)
Total other income (expense), net	60,437,900	(688,856)	(17,435,575)	(1,330,879)
Net income (loss)	$56,126,982	$(3,399,956)	$(25,638,377)	$(7,196,710)
Basic net income (loss) per share	$0.72	$(0.16)	$(0.35)	$(0.34)
Weighted-average shares used in computing basic per share amounts	78,488,087	21,080,414	72,688,073	20,861,127
Diluted net income (loss) per share	$(0.05)	$(0.16)	$(0.35)	$(0.34)
Weighted-average shares used in computing diluted per share amounts	94,772,411	21,080,414	72,688,073	20,861,127

See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

Ekso Bionics Holdings, Inc.

Condensed Consolidated Statements of Stockholders’ Deficit
(Unaudited)

	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2012	15,799,291	$16,675,983	15,065,931	$9,920	$1,047,936	$(26,144,245)	$(25,086,389)
Issuance of Series B convertible preferred stock at $2.10 per share issued in exchange for cash	4,083,225	4,294,259	—	—	—	—	—
Issuance of Series B convertible preferred stock upon conversion of convertible debt and accrued interest	6,041,356	6,490,071	—	—	—	—	—
Common stock warrants issued in connection with issuance of Series B convertible preferred stock	—	275	—	—	—	—	—
Common stock warrants issued in connection with issuance of Series B convertible preferred stock	—	(136,380)	—	—	136,380	—	136,380
Issuance of common stock upon exercise of options	—	—	771,341	94	65,499	—	65,593
Common stock repurchased	—	—	(2,857)	(2)	(187)	—	(189)
Vesting of early exercised options	—	—	—	13	3,961	—	3,974
Compensation expense for options issued a non-employee	—	—	—	—	4,679	—	4,679
Stock-based compensation expense	—	—	—	—	390,618	—	390,618
Effect of merger and recapitalization of share amounts	—	—	—	5,809	(5,809)	—	—
Issuance of shares to stockholders of Ekso Bionics Holdings Inc.	—	—	5,280,368	5,280	(5,280)	—	—
Net loss	—	—	—	—	—	(11,887,374)	(11,887,374)
Balance at December 31, 2013 (See Note 1)	25,923,872	$27,324,208	21,114,783	21,114	1,637,797	(38,031,619)	(36,372,708)
Issuance of common stock upon exercise of options	—	—	90,057	90	1,820	—	1,910
Fair value of warrant liability transferred to equity upon net exercise	767,212	—	—	—	281,987	—	281,987
Conversion of preferred stock	(26,691,084)	(27,324,208)	26,691,084	26,691	27,297,517	—	27,324,208
Balance at January 15, 2014 before Merger and PPO	—	—	47,895,924	47,895	29,219,121	(38,031,619)	(8,764,603)
PPO shares issued for cash	—	—	25,300,000	25,300	25,274,700	—	25,300,000
PPO shares issued upon conversion of 2013 Bridge Notes	—	—	5,000,000	5,000	5,077,578	—	5,082,578
Shares issued to consultant in PPO	—	—	250,000	250	(250)	—	—
Fair value of warrant obligation transferred to equity	—	—	—	—	95,760	—	95,760
Offering costs	—	—	—	—	(4,250,744)	—	(4,250,744)
Issuance of common stock warrants at fair value	—	—	—	—	(10,613,550)	—	(10,613,550)
Balance at January 15, 2014 after Merger and PPO	—	—	78,445,924	78,445	44,802,615	(38,031,619)	6,849,441
Stock option exercises	—	—	51,634	55	22,181	—	22,236
Offering costs	—	—	—		(34,962)	—	(34,962)
Stock-based compensation expense	—	—	—	—	693,068	—	693,068
Net loss	—	—	—	—	—	(25,638,377)	(25,638,377)
Balance at June 30, 2014 (unaudited)	—	$—	78,497,558	$78,500	$45,482,902	$(63,669,996)	$(18,108,594)

See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

Ekso Bionics Holdings, Inc.

Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six months ended June 30,
	2014	2013
Operating activities:
Net loss	$(25,638,377)	$(7,196,709)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	333,353	226,964
Loss on sale of property and equipment	—	223
Inventory allowance expense	21,420	—
Amortization of deferred rent	(18,104)	(18,104)
Amortization of debt discounts	198,306	265,524
Adjustment to record convertible notes at fair value	—	799,195
Stock-based compensation expense	693,068	170,521
Loss on increase in fair value of warrant liability	16,979,000	—
Changes in operating assets and liabilities:
Accounts receivable	(944,334)	(128,811)
Inventories	(573,357)	22,692
Prepaid expense and other assets	(150,064)	(136,497)
Deferred costs of revenue	(917,469)	(480,940)
Accounts payable	(271,966)	(219,709)
Accrued liabilities	(166,045)	46,752
Customer advances and deferred revenues	1,745,707	1,035,039
Net cash used in operating activities	(8,708,862)	(5,613,861)
Investing activities:
Note receivable from stockholder	103,735	—
Acquisition of property and equipment	(674,864)	(97,144)
Net cash used in investing activities	(571,129)	(97,144)
Financing activities:
Principal payments on notes payable	(2,543,606)	(897,684)
Proceeds from Convertible Bridge Notes	—	2,000,000
Proceeds from issuance of convertible preferred stock and warrants, net of issuance costs	—	2,968,117
Proceeds from issuance of common stock, net of repurchases and issuance costs	21,983,452	56,313
Net cash provided by financing activities	19,439,846	4,126,746
Net increase (decrease) in cash	10,159,855	(1,584,259)
Cash at beginning of the period	805,306	1,738,662
Cash at end of the period	$10,965,161	$154,403
Supplemental disclosure of cash flow activities:
Cash paid for interest	$133,685	$257,020
Cash paid for taxes	$1,823	$11,931
Supplemental disclosure of non-cash activities:
Conversion of convertible preferred stock to common stock	$27,324,208	$—

See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

Ekso Bionics Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Throughout this Quarterly Report on Form 10-Q (this “Report”), the words “we,” “us,” “our,” or “the Company” refer to Ekso Bionics Holdings, Inc. and its wholly-owned subsidiaries, Ekso Bionics, Inc. and Ekso Bionics Ltd. unless stated otherwise.

1. Organization

Description of Business and Liquidity

On January 15, 2014, a wholly-owned subsidiary of Ekso Bionics Holdings, Inc. (formerly known as PN Med Group Inc.), Ekso Acquisition Corp, merged with and into Ekso Bionics, Inc. (the Merger). Ekso Bionics, Inc. was the surviving corporation and became a wholly-owned subsidiary of Ekso Bionics Holdings, Inc. As a result of this transaction, Ekso Bionics Holdings, Inc. discontinued its pre-merger operations, acquired the business of Ekso Bionics, Inc. and will continue the operations of Ekso Bionics, Inc. as a publicly traded company. See Note 3, The Merger, Offering and Other Related Matters. Ekso Bionics, Inc. was incorporated in January 2005 in the State of Delaware.

We are currently headquartered in Richmond, California. We are a leading developer and manufacturer of human bionic exoskeletons and were founded after the University of California at Berkeley’s Robotics and Human Engineering Laboratory had a breakthrough in demonstrating human exoskeletons that are more energy efficient than previously thought possible.

We pioneered the field of human exoskeletons to augment human strength, endurance and mobility. We design, develop and sell wearable robots, or “human exoskeletons,” that have applications in medical, military, industrial, and consumer markets. Our exoskeleton systems are strapped over the user’s clothing, enabling individuals with neurological conditions affecting gait (e.g., spinal cord injury or stroke) to walk again; permitting soldiers to carry heavy loads for long distances while mitigating lower back, knee, and ankle injuries; and allowing industrial workers to perform heavy duty work for extended periods.

We also have a collaborative partnership with Lockheed Martin Corporation to develop products for military applications.

Ekso Labs is the engineering services division of the Company and is primarily focused on technology development and future applications. In essence it is an exoskeleton laboratory that continually integrates emerging technologies into new product applications and expands on it for our partners. Ekso Labs develops intellectual property through research grants from government organizations, including the Department of Defense.

Liquidity

Largely as a result of significant research and development activities related to the creation of our advanced technology, we have incurred significant operating losses and negative cash flows from operations. As of June 30, 2014, we had an accumulated deficit of $63.7 million and a stockholders’ deficit of $18.1 million.

We believe that our cash resources as of June 30, 2014 are sufficient to implement our business plan, support operations, fund research and development and meet our obligations through at least the middle of 2015. We plan to raise additional capital to finance our operations beyond the middle of 2015. There can be no assurance that financing will be available when required in sufficient amounts, on acceptable terms or at all. In the event that the necessary additional financing is not obtained, we may have to reduce our discretionary overhead costs substantially, including general and administrative, sales and marketing, and research and development or otherwise curtail operations.

Ekso Bionics Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

2. Basis of Presentation and Summary of Significant Accounting Policies and Estimates

There have been no material changes to our significant accounting policies as compared to those described in our Current Report on Form 8-K/A filed with the SEC on March 31, 2014 other than as noted below in Common Stock Warrants.

Basis of Presentation

These unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and pursuant to the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) for the presentation of interim financial information. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed, or omitted, pursuant to such rules and regulations. The condensed consolidated balance sheet at December 31, 2013 and the condensed consolidated statement of stockholders’ deficit for the year ended December 31, 2013 have been derived from the audited consolidated financial statements at that date but do not include all disclosures required for the annual financial statements and should be read in conjunction with our audited consolidated financial statements and notes thereto included as part of our Current Report on Form 8-K/A filed with the SEC on March 31, 2014.

In management’s opinion, the condensed consolidated financial statements reflect all adjustments (including reclassifications and normal recurring adjustments) necessary to present fairly the financial position at June 30, 2014, and results of operations and cash flows for all periods presented. The interim results presented are not necessarily indicative of results that can be expected for a full year. The condensed consolidated financial statements included the accounts of the Company and our wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying footnotes. These estimates include, but are not limited to: revenue recognition, useful lives assigned to long-lived assets, realizability of deferred tax assets, valuation of common and preferred stock options, and the valuation of common stock for purposes of determining stock-based compensation and contingencies. Actual results could differ from those estimates.

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash and accounts receivable. We maintain our cash accounts in excess of federally insured limits. However, we believe we are not exposed to significant credit risk due to the financial position of the depository institutions in which these deposits are held.

We extend credit to customers in the normal course of business and perform ongoing credit evaluations of our customers. Concentrations of credit risk with respect to accounts receivable exist to the full extent of amounts presented in the consolidated financial statements. We do not require collateral from our customers to secure accounts receivable.

Accounts receivable are derived from the sale of products shipped and services performed for customers located in the U.S. and throughout the world. Invoices are aged based on contractual terms with the customer. We review accounts receivable for collectability and provide an allowance for credit losses, as needed. We have not experienced any material losses related to accounts receivable as of June 30, 2014 and December 31, 2013.

Many of the sales contracts with customers outside of the U.S. are settled in a foreign currency other than the U.S. dollar. We do not enter into any foreign currency hedging agreements and are susceptible to gains and losses from foreign currency fluctuations. To date, we have not experienced significant gains or losses upon settling foreign contracts.

Ekso Bionics Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

2. Basis of Presentation and Summary of Significant Accounting Policies and Estimates  – (continued)

As of June 30, 2014, we had two customers with accounts receivable balances totaling 10% or more of our total accounts receivable (32% and 10%), compared with two customers as of December 31, 2013 (28% and 19%).

In the three months ended June 30, 2014, we had two customers with sales balances of 10% or more of our total customer sales (15% and 12%), compared with four customers in the three months ended June 30, 2013 (25%, 19%, 18% and 10%). In the six months ended June 30, 2014 and 2013, we had one customer in each period with a sales balance of 17% of our total customer sales.

Common Stock Warrants

We account for the common stock warrants issued in connection with our merger, (see Note 3, The Merger, Offering and Other Related Matters,) in accordance with the guidance in Accounting Standards Codification (“ASC”) 815-40. Under ASC 815-40 the warrants do not meet the criteria for equity treatment and are recorded as a liability. The warrants have an anti-dilution clause that allows for a decrease in the exercise price of the warrants if the Company issues additional shares of common stock without consideration or for consideration per share less than the common stock warrant’s exercise price. Accordingly, we classified the warrant instruments as liabilities at their fair market value at the date of the merger and will re-measure the warrants at each balance sheet date until they are exercised or they expire. Any change in the fair value is recognized in our consolidated statement of operations.

The fair value of the warrant liability was determined using the binomial lattice pricing model. This model is dependent upon several variables such as the instrument’s term, expected strike price, current stock price, risk-free interest rate estimated over the expected term, and the estimated volatility of our stock over the term of the warrant. The expected strike price is estimated based on a weighted average probability analysis of the strike price changes expected during the term as a result of the anti-dilution clause in the agreement. The risk-free rate is based on U.S. Treasury securities with similar maturities as the expected terms of the warrants. The volatility is estimated based on blending the volatility rates for a number of similar publicly-traded companies.

Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers that creates modifications to various other revenue accounting standards for specialized transactions and industries. The section is intended to conform revenue accounting principles with a concurrently issued International Financial Reporting Standards with previously differing treatment between United States practice and those of much of the rest of the world, as well as to enhance disclosures related to disaggregated revenue information. The updated guidance is effective for annual reporting periods beginning on or after December 15, 2016, and interim periods within those annual periods. Early adoption is not permitted. Management is still in the process of assessing the impact of ASU 2014-09 on the Company’s consolidated financial statements.

We have reviewed other recent accounting pronouncements and concluded that they are either not applicable to the business, or that no material effect is expected on the consolidated financial statements as a result of future adoption.

3. The Merger, Offering and Other Related Transactions

As used in these notes to the financial statements, the term “the Company” refers to the combination of Ekso Bionics, Inc. and Ekso Bionics Holdings, Inc. formally known as PN Med Group, Inc., after giving effect to the Merger; the term “Holdings” refers to the business of Ekso Bionics Holdings, Inc. prior to the Merger, and the term “Ekso Bionics” refers to Ekso Bionics, Inc. prior to the Merger.

Ekso Bionics Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

3. The Merger, Offering and Other Related Transactions  – (continued)

Holdings was incorporated in the State of Nevada on January 30, 2012, as a distributor of medical supplies and equipment to municipalities, hospitals, pharmacies, care centers, and clinics in Chile. At the time of the Merger, Holdings was a “shell company” as defined in Rule 12b-2 of the Exchange Act. Holdings’ fiscal year end was previously March 31 but has been changed to December 31 in connection with the Merger.

On January 15, 2014, Holdings and a newly formed wholly-owned subsidiary of Holdings, Ekso Acquisition Corp. (“Acquisition Sub”) entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Ekso Bionics. Under the Merger Agreement, Acquisition Sub merged with and into Ekso Bionics, with Ekso Bionics remaining as the surviving corporation and with the stockholders of Ekso Bionics exchanging all of their common stock, preferred stock and warrants to purchase preferred stock issued and outstanding immediately prior to the closing of the Merger into an aggregate of 42,615,556 shares of Holdings’ common stock and warrants to purchase 621,363 shares of common stock. In addition, options to purchase 4,978,645 shares of common stock of Ekso Bionics were converted into options to purchase 7,586,459 shares of common stock of Holdings. These shares are in addition to 5,280,368 outstanding shares of Holdings common stock held by certain pre-Merger stockholders of Holdings, consisting of 4,500,600 shares held by such stockholders prior to the Merger and an additional 779,768 shares issued to such stockholders pursuant to a provision in the Merger Agreement requiring us to issue a number of shares such that the aggregate ownership of the pre-Merger stockholders (not including any shares of common stock purchased by them in the PPO, as defined below) remained approximately 6.8% of the outstanding common stock of the Company following the Merger.

Upon the closing of the Merger, under the terms of a split-off agreement and a general release agreement, Holdings transferred all of its pre-Merger operating assets and liabilities to a newly formed wholly-owned special-purpose subsidiary (“Split-Off Subsidiary”), and transferred all of the outstanding shares of capital stock of Split-Off Subsidiary to two individuals who were the pre-Merger majority stockholders of Holdings and Holdings’ former officers and sole director (the “Split-Off”), in consideration of and in exchange for (i) the surrender and cancellation of an aggregate of all shares of Holdings’ common stock held by such individual (which were cancelled and resumed the status of authorized but unissued shares of our common stock) and (ii) certain representations, covenants and indemnities.

Accounting for Reverse Merger

Ekso Bionics, as the accounting acquirer, recorded the merger as the issuance of stock for the net monetary assets of Holdings accompanied by a recapitalization. This accounting was identical to that resulting from a reverse merger, except that no goodwill or intangible assets was recorded. The historical financial statements of Holdings before the Merger have been replaced with the historical financial statements of Ekso Bionics before the Merger in this and all future filings with the SEC. The Merger is intended to be treated as a tax-free exchange under Section 368(a) of the Internal Revenue Code of 1986, as amended.

Retroactive Conversion of all Share and Per Share amounts

In accordance with reverse merger accounting guidance, amounts for Ekso Bionics’ historical (pre-merger) common stock, preferred stock and warrants and options to purchase common stock including share and per share amounts have been retroactively adjusted using their respective exchange ratios in these financial statements, unless otherwise disclosed. The conversion ratios were 1.5238, 1.6290, 1.9548 and 1.9548 for shares of common stock, Series A preferred stock, Series A-2 preferred stock and Series B preferred stock, respectively.

Private Placement Offering and Repayment of 2013 Bridge Note

As more fully discussed in Note 8, Capitalization and Equity Structure, during January and February, 2014, in connection with the Merger, the Company completed multiple closings of a private placement offering (the “PPO”) of 30,300,000 Units (as described below) at a purchase price of $1.00 per Unit,

Ekso Bionics Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

3. The Merger, Offering and Other Related Transactions  – (continued)

consisting of the sale of 25,300,000 Units for a total of $25,300,000 in net cash proceeds, and the conversion of senior secured convertible notes issued by Ekso Bionics in November 2013 into 5,000,000 Units and additional warrants to purchase 2,500,000 shares of common stock. The Units consist of one share of common stock and a warrant to purchase one share of stock in the Company.

Other warrants, shares and stock options were issued in connection with the Merger as more fully discussed in Note 8, Capitalization and Equity Structure.

4. Fair Value Measurements

We record our financial assets and liabilities at fair value. The accounting standard for fair value provides a framework for measuring fair value, and defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The accounting standard establishes a three-tier hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities. We consider a market to be active when transactions for the asset occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
•	Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. The valuation of Level 3 assets or liabilities requires the use of significant management judgments or estimation.

Our fair value hierarchies for our financial assets and liabilities which require fair value measurement on a recurring basis are as follows:

	Total	Quoted Prices in Active Markets for Identical Items Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
June 30, 2014
Liabilities:
Warrant liability	$27,592,550	$—	$—	$27,592,550
Total liabilities measured at estimated fair value	$27,592,550	$—	$—	$27,592,550
December 31, 2013
Liabilities:
Warrant liability	$377,747	$—	$—	$377,747
Convertible debt	5,062,417	—	—	5,062,417
Total liabilities measured at estimated fair value	$5,440,164	$—	$—	$5,440,164

Ekso Bionics Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

4. Fair Value Measurements  – (continued)

The following table sets forth a summary of the changes in the fair value of our Level 3 financial liabilities, which were measured at fair value on a recurring basis.

	Warrant liability	Convertible debt
Beginning balance December 31, 2013	$377,747	$5,062,417
Transfer to equity upon settlement	(377,747)	(5,062,417)
Fair value of warrants on date of issuance	10,613,550	—
Change in fair value of warrants during the period	16,979,000	—
Ending balance June 30, 2014	$27,592,550	$—

The fair value of each warrant was determined using a lattice model with the following assumptions:

	Six months ended June 30,
	2014	2013
Dividend yield	—	N/A
Risk-free interest rate	0.69 – 1.45%	N/A
Current share price	$1.47	N/A
Expected term (in years)	2.55 – 4.55	N/A
Volatility	70 – 75%	N/A
Periodic rate	0.18 – 66%	N/A
Periods in the model	10	N/A

During the six months ended June 30, 2014 the warrant liability and convertible debt outstanding as of December 31, 2013 were settled in transactions related to the Merger. See Note 3, The Merger, Offering and Other Related Transactions.

5. Customer Deposits, Advances and Deferred Revenues

In connection with our device sales and research services, we often receive cash payments before our earnings process is complete. In these instances, we record the payments as customer deposits or customer advances until the device is shipped to the customer or in the case of research services until the earnings process or milestone is achieved.

As described in our revenue recognition policy for EksoTM unit sales, revenues are deferred and recognized over the maintenance period. Accordingly, at the time of shipment the amount billed is recorded as deferred revenue. Also, at the time of shipment to the customer, the related inventory is reclassified to deferred cost of revenue where it is amortized to cost of revenue over the same period as the related revenue.

Customer deposits, advances, deferred revenues, and deferred unit costs consist of the following:

	June 30, 2014	December, 31, 2013
Customer deposits and advances	$681,873	$443,436
Deferred Ekso unit revenues	4,414,996	3,462,980
Deferred service, leasing and software revenues	1,277,175	721,921
Customer advances and deferred revenues	6,374,044	4,628,337
Less current portion	(3,570,689)	(2,419,226)
Customer advances and deferred revenues, non-current	$2,803,355	$2,209,111
Deferred Ekso unit costs	$2,566,198	$1,571,897
Less current portion	(1,169,000)	(768,599)
Deferred cost of revenue, non-current	$1,397,198	$803,298

Ekso Bionics Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

6. Accrued Liabilities

Accrued liabilities consist of the following:

	June 30, 2014	December 31, 2013
Salaries, benefits and related expenses	$863,594	$657,628
Professional fees	180,374	421,966
Warranty expense	177,594	288,110
Taxes	43,192	62,283
Other	—	812
Total	$1,264,754	$1,430,799

7. Debt Instruments

Senior Notes Payable and Warrants

On April 27, 2011, we entered into a senior note payable agreement with Venture Lending & Leasing VI, Inc. (the “Lender”). The initial loan commitment of $1,500,000 was funded in two tranches: $1,000,000 in April 2011 and $500,000 in October 2011. In May 2012, the Lender funded an additional $3,500,000 under an amendment to the 2011 agreement. The aggregate of $5,000,000 in funded loans is referred to as the “Senior Note Payable”.

The Senior Note Payable was interest-only for the first six months, after which it converted into a fully-amortizing 30-month term note. The Senior Note Payable was secured by substantially all of our assets, including accounts receivable, inventories, property and equipment, and intangible assets, including intellectual property.

Under the 2011 agreement, the Lender received warrants to purchase 128,570 shares of our Series A convertible preferred stock.

In connection with the 2012 amendment, the Lender received additional warrants to purchase shares of Series B convertible preferred stock.

On January 15, 2014, upon the closing of the Merger and the private placement financing discussed in Note 3, The Merger, Offering and Related Transactions, the Senior Notes Payable were settled with proceeds from the private placement offering (“PPO”), and the warrants to purchase preferred stock issued to the Lender were exchanged for warrants to purchase common stock, which warrants remain outstanding.

As of June 30, 2014 and December 31, 2013, the outstanding principal of the loan amounted to $0 and $2,344,302 respectively. For the three months ended June 30, 2014 and 2013, the Company recorded interest expense of $3,777 and $673,732, respectively. For the six months ended June 30, 2014 and 2013 the Company recorded interest expense of $430,380, and $1,312,844, respectively.

2013 Convertible Bridge Notes

In November 2013, in anticipation of the Merger and related PPO Ekso Bionics completed a private placement to accredited investors of $5,000,000 of its senior subordinated secured convertible notes (the “2013 Bridge Notes”). The 2013 Bridge Notes bore interest at 10% per annum and were payable on July 15, 2014, subject to earlier conversion as described below. Interest on the 2013 Bridge Notes was paid at maturity, provided that upon conversion of the 2013 Bridge Notes accrued interest was forgiven.

We determined that the 2013 Bridge Notes should be recorded at fair market value at inception and remeasured at each subsequent reporting period. The 2013 Bridge Notes were secured by a second priority security interest on all of our assets, subject to certain limited exceptions. This security interest terminated upon conversion of the 2013 Bridge Notes in connection with the Merger and PPO.

Ekso Bionics Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

7. Debt Instruments  – (continued)

On January 15, 2014, upon the closing of the Merger and the PPO, the outstanding principal amount and accrued interest of the 2013 Bridge Notes was converted into Units at a conversion price of $1.00 per Unit. Also, the investors received an additional warrant to purchase a number of shares of Company common stock equal to 50% of the number of shares of Company common stock contained in the Units into which the Bridge Notes were converted (i.e., 2,500,000 shares in the aggregate), at an exercise price of $1.00 per share, for a term of three years (the “Bridge Warrants”).

As of June 30, 2014 and December 31, 2013, the outstanding principal of the notes amounted to $0 and $5,062,417 including accrued interest of $0 and $62,417, respectively.

Other Notes Payable

We also financed certain leasehold improvements to our Richmond, California facility. As of June 30, 2014 and December 31, 2013, the outstanding principal on the loan was $125,046 and $144,041, respectively. Interest expense for the three and six months ended June 30, 2014 was $2,300 and $4,766, respectively compared to $1,981 and $5,065, respectively for the same periods in 2013.

8. Capitalization and Equity Structure

Merger Agreement, Recapitalization and PPO

As discussed in Note 3. The Merger, Offering and Other Related Transactions, on January 15, 2014 (the “Closing Date”), Ekso Bionics Acquisition Sub and Holdings entered into the Merger Agreement and the Merger closed on the same date. Pursuant to the terms of the Merger Agreement, Acquisition Sub merged with and into Ekso Bionics, which was the surviving corporation and thus became a wholly-owned subsidiary of Holdings. The Merger, PPO and other related transactions are described more fully in our Form 8-K/A filed with the SEC on March 31, 2014.

Share Exchanges

At the closing of the Merger, all of the outstanding capital stock of Ekso Bionics was exchanged for an aggregate of 42,615,556 shares of our common stock.

In addition, pursuant to the Merger Agreement warrants to purchase 407,772 shares of Ekso Bionics’ common stock issued and outstanding immediately prior to the closing of the Merger were converted into warrants to purchase 621,363 shares of the Company’s common stock. Options to purchase 4,978,645 shares of Ekso Bionics’ common stock issued and outstanding immediately prior to the closing of the Merger were converted into options to purchase 7,586,459 shares of the Company’s common stock.

Upon the closing of the Merger and the PPO, the $5,000,000 in outstanding principal of the 2013 Bridge Notes automatically converted into Units at a conversion price of $1.00 per Unit, and investors in the 2013 Bridge Notes received a warrant to purchase 2,500,000 shares of common stock at an exercise price of $1.00 per share for a term of three years (the “Bridge Warrants”). The Bridge Warrants have weighted average anti-dilution protection, subject to customary exceptions.

Concurrently with the closing of the Merger and in contemplation of the Merger, the Company held a closing of the PPO in which it sold 20,580,000 Units (including Units issued upon conversion of the Bridge Notes as described above), at a purchase price of $1.00 per Unit, each Unit consisting of one share of our common stock and a warrant to purchase one share of common stock with an exercise price per share of $2.00 and a term of 5 years (the “PPO Warrants”). Between January 29, 2014 and February 6, 2014, the Company issued an additional 9,720,000 Units in subsequent closings of the PPO.

Investors in the Units have weighted average anti-dilution protection with respect to the shares of common stock included in the Units if within 24 months after the final closing of the PPO the Company shall issue additional shares of common stock or common stock equivalents (subject to customary exceptions,

Ekso Bionics Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

8. Capitalization and Equity Structure  – (continued)

including but not limited to issuances of awards under the Company’s 2014 Equity Incentive Plan for consideration per share less than $1.00. The PPO warrants have weighted average anti-dilution protection, subject to customer exceptions.

In connection with the conversion of the 2013 Bridge Notes and the PPO, the Placement Agent and its sub-agents were paid an aggregate commission of $3,030,000 and were issued warrants to purchase an aggregate of 500,000 shares of our common stock, with an exercise price per share of $1.00 and a term of five years (“Bridge Agent Warrants”) and warrants to purchase an aggregate of 2,500,000 shares of common stock with a term of five years and an exercise price of $1.00 per share (the “PPO Agent Warrants”). The Bridge Agent Warrants and PPO Agent Warrants have weighted average anti-dilution protection, subject to customary exceptions.

2014 Equity Incentive Plan

Before the Merger, the Board of Directors adopted, and the stockholders approved, the 2014 Equity Incentive Plan, which provides for the issuance of incentive awards of up to 14,410,000 shares of common stock to officers, key employees, consultants and directors. In connection with the Merger, options to purchase Ekso Bionics common stock outstanding immediately prior to the Merger were converted into an aggregate of 7,586,459 shares of Holdings issued under the 2014 Equity Incentive Plan.

On the closing of the Merger, the Board granted to officers and directors options to purchase an aggregate of 2,300,000 shares of common stock under the 2014 Plan.

Summary Capitalization Subsequent to Reverse Merger and PPO

The Company’s authorized capital stock at June 30, 2014 consisted of 500,000,000 shares of common stock and 10,000,000 shares of preferred stock. At June 30, 2014, 78,497,558 shares of common stock were issued and outstanding, and no shares of preferred stock were issued and outstanding.

Common Stock

The holders of outstanding shares of common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends at such times and in such amounts as the Board of Directors from time to time may determine. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting for the election of directors. The common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. Each outstanding share of common stock is duly and validly issued, fully paid and non-assessable.

Preferred Stock

We may issue shares of preferred stock from time to time in one or more series, each of which will have such distinctive designation or title as shall be determined by our Board of Directors and will have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by the Board of Directors.

Ekso Bionics Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

8. Capitalization and Equity Structure  – (continued)

Options on Common Stock

Options to purchase an aggregate of 10,748,459 shares of our common stock have been issued under the 2014 Equity Incentive Plan, as follows:

•	Options to purchase 4,978,645 shares of Ekso Bionics’ common stock issued and outstanding immediately prior to the closing of the Merger were converted into options to purchase 7,586,459 shares of our common stock, with a weighted average exercise price of $0.46 per share. Most of these option grants vest over a term of 48 months, beginning on the first anniversary of an employee’s employment, and have a term of ten years.
•	Options to purchase 450,000 shares of our common stock were granted to our directors. These option grants have an exercise price of $1.00 per share, will become exercisable over a term of 48 months, with ¼ of the shares becoming exercisable on the first anniversary of the date of grant and with 1/48 of the shares becoming exercisable at the end of each month thereafter, and have a term of ten years.
•	Options to purchase 1,850,000 shares of our common stock were granted to our officers in connection with the Merger. These option grants have an exercise price of $1.00 per share, will become exercisable over a term of 48 months, with ¼ of the shares becoming exercisable on the first anniversary of the date of grant and with 1/48 of the shares becoming exercisable at the end of each month thereafter, and have a term of ten years.
•	Options to purchase 1,024,250 shares of our common stock were granted to officers and employees subsequent to the Merger through June 30, 2014. These options have a weighted average exercise price of $2.28, will become exercisable over a term of 48 months, with ¼ of the shares becoming exercisable on the first anniversary of the date of grant and with 1/48 of the shares becoming exercisable at the end of each month thereafter, and have a term of ten years.

Warrants

As of the date hereof:

•	The Bridge Warrants entitle their holders to purchase 2,725,000 shares of common stock, with a term of three years and an exercise price of $1.00 per share.
•	The Bridge Agent Warrants entitle their holders to purchase 500,000 shares of common stock, with a term of five years and an exercise price of $1.00 per share.
•	The PPO Warrants entitle their holders to purchase 30,300,000 shares of common stock, with a term of five years and an exercise price of $2.00 per share.
•	The PPO Agent Warrants entitle their holders to purchase 2,500,000 shares of common stock, with a term of five years and an exercise price of $1.00 per share.
•	Holders of warrants to purchase Ekso Bionics, Inc. common stock prior to the Merger hold warrants to purchase 621,363 shares of common stock, which expire on various dates from June 1, 2022 to August 30, 2023 and have an exercise price of $1.38 per share. These warrants may, at the option of the holders, be exercised on a “cashless exercise” basis, which means that in lieu of paying the aggregate exercise price for the shares being purchased upon exercise of the warrants for cash, the holder will forfeit a number of shares underlying the warrants with a “fair market value” equal to such aggregate exercise price. We will not receive additional proceeds to the extent these warrants are exercised on a “cashless exercise” basis.
•	Other warrants entitle their holders to purchase 225,000 shares of common stock, with a term of three years and an exercise price of $1.00 per share.

Ekso Bionics Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

8. Capitalization and Equity Structure  – (continued)

The outstanding warrants, other than those converted from warrants to purchase Ekso Bionics common stock, contain “weighted average” anti-dilution protection in the event that we issue common stock or securities convertible into or exercisable for shares of common stock at a price lower than the subject warrant’s exercise price, subject to certain customary exceptions, as well as customary provisions for adjustment in the event of stock splits, subdivision or combination, mergers, etc.

The fair value of the warrant liability was determined using the binomial lattice pricing model. This model is dependent upon several variables such as the instrument’s term, expected strike price, risk-free interest rate estimated over the expected term, and the estimated volatility of our stock over the term of warrant. The expected strike price is estimated based on a weighted average probability analysis of the strike price changes expected during the term as a result of the anti-dilution clause in the agreement. The risk-free rate is based on U.S. Treasury securities with similar maturities as the expected terms of the warrants. The volatility is estimated based on blending the volatility rates for a number of similar publicly-traded companies.

9. Stock-based Compensation Plans and Awards

In January 2014, the Board of Directors adopted the 2014 Equity Incentive Plan. In connection with the Merger, options previously issued under the 2007 Equity Incentive Plan were converted into options to purchase shares of the Company’s common stock under the 2014 Equity Incentive Plan. Under the terms of the 2014 Equity Incentive Plan, the Board of Directors may award stock, options or similar rights having either a fixed or variable price related to the fair market value of the shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any other security with the value derived from the value of the shares. Such awards include stock options, restricted stock, restricted stock units, stock appreciation rights and dividend equivalent rights.

The Board of Directors may grant stock options under the 2014 Equity Incentive Plan at a price of not less than 100% of the fair market value of our common stock on the date the option is granted. Incentive stock options granted to employees who, on the date of grant, own stock representing more than 10% of the voting power of all of our classes of stock are granted at an exercise price of not less than 110% of the fair market value of our common stock. The maximum term of these incentive stock options, granted to employees who own stock possessing more than 10% of the voting power of all classes of the our stock, may not exceed five years. The maximum term of an incentive stock option granted to any other participant may not exceed ten years. Subject to the limitations discussed above, the Board of Directors determines the term and exercise or purchase price of other awards granted under the 2014 Equity Incentive Plan. The Board of Directors also determines the terms and conditions of awards, including the vesting schedule and any forfeiture provisions. Awards under the 2014 Equity Incentive Plan may vest upon the passage of time or upon the attainment of certain performance criteria established by the Board of Directors.

We may from time to time grant options to purchase common stock to non-employees for advisory and consulting services. Pursuant to ASC 505-50, Equity-Based Payments to Non-Employees, we periodically remeasure the fair value of these stock options using the Black-Scholes option pricing model and recognize expense ratably over the vesting period of each stock option award. Non-employee stock compensation is included in the Condensed Consolidated Statements of Operation in general and administrative, research and development or sales and marketing expenses, depending upon the nature of the non-employee services provided.

Ekso Bionics Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

9. Stock-based Compensation Plans and Awards  – (continued)

The per-share fair value of each stock option was determined on the date of grant using the Black-Scholes option pricing model using the following assumptions:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Expected life (in years)	6.08 – 10.0	6.08	6.08 – 10.0	5.0 – 6.08
Risk-free interest rate	1.90 – 2.61%	0.95%	1.74 – 2.61%	0.90 – 1.13%
Expected volatility	66.46%	66%	65.66 – 66.46%	66%
Expected dividend yield	0%	0%	0%	0%

Total stock-based compensation expense related to options granted to employees and non-employees was included in the unaudited Condensed Consolidated Statements of Operations as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Stock-based compensation expenses:
Sales and marketing	$43,481	$40,249	$321,652	$2,063
Research and development	32,533	18,238	120,480	37,893
General and administrative	150,414	25,879	250,936	50,565
	$326,428	$84,366	$693,068	$170,521

10. Income Taxes

The effective tax rate for the three and six months ended June 30, 2014 was less than one percent based on the estimated tax loss for the fiscal year. There were no material changes to the unrecognized tax benefits in the six months ended June 30, 2014 and the Company does not expect significant changes to unrecognized tax benefits through the end of the fiscal year. Because of the Company’s history of tax losses, all years remain open to tax audit.

11. Commitments and Contingencies

Contingencies

In the normal course of business, we may be subject to various legal matters. As of June 30, 2014 we were not a party to any legal matters that could have a material affect on our consolidated financial position, results of operations or cash flows.

Material Contracts

We enter into various license, research collaboration and development agreements which provide for payments to us for government grants, fees, cost reimbursements typically with a markup, technology transfer and license fees, and royalty payments on sales. As of June 30, 2014 we were not a party to any agreements that were not in the normal course of our business.

In connection with the PPO, we entered into a Registration Rights Agreement, pursuant to which we agreed that promptly, but no later than 90 calendar days from the final closing of the PPO, the Company would file a registration statement with the SEC (the “Registration Statement”) covering (a) the shares of common stock issued in the PPO (including those issued upon conversion of the Bridge Notes), (b) the shares of common stock issuable upon exercise of the Bridge Warrants, (c) the shares of common stock issuable upon exercise of the PPO Warrants, and (d) the shares of common stock underlying Bridge Agent Warrants and PPO Agent Warrants (the “Registrable Shares”). On June 9, 2014, we filed the Registration Statement on Form S-1/A (No. 333-195783) and on June 20, 2014 the registration statement was declared effective.

Ekso Bionics Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

11. Commitments and Contingencies  – (continued)

The Company must use commercially reasonable efforts to keep the Registration Statement effective for one year from the date it is declared effective by the SEC or until Rule 144 is available to the holders of Registrable Shares to sell all of their registrable shares without volume limitations within a 90 day period, whichever is earlier. During such time, the Company will be required to pay “Liquidated Damages”, defined below, if the Registration Statement, after being filed and declared effective, ceases to be continuously effective for more than 30 calendar days.

The Liquidated Damages consist of payment to each holder of Registrable Securities an amount equal to 1.0% of the PPO offering price per share for each full month that the Registration Statement is not effective, up to a maximum of 8% of the PPO offering price per share (the “Liquidated Damages”). As of June 30, 2014, no liability has been recorded.

12. Net Income (Loss) Per Share

Basic net income (loss) per share is calculated by dividing net income (loss) by the weighted average number of shares outstanding for the period. Diluted net loss per share is calculated by adjusting the numerator and denominator of the basic net income (loss) per share calculation for the effects of all potentially dilutive common shares. Potential dilutive shares of the Company’s common stock include stock options and warrants. The calculation of diluted loss per share requires that, to the extent the average market price of the underlying shares for the reporting period exceeds the exercise price of the warrants and the presumed exercise of such securities are dilutive to net income (loss) per share for the period, adjustments to net income (loss) used in the calculation are required to remove the change in fair value of the warrants for the period. Likewise, adjustments to the denominator are required to reflect the related dilutive shares.

The following table is a reconciliation of the numerators and denominators used in the calculation of basic and diluted net loss per share computations for the three and six months ended June 30, 2014 and 2013;

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Numerator:
Net profit (loss) used to compute net loss per share
Basic	$56,126,982	$(3,399,956)	$(25,638,377)	$(7,196,710)
Adjustments for change in fair value of warrant liability	(60,457,700)		—
Diluted	$(4,330,718)	$(3,399,956)	$(25,638,377)	$(7,196,710)
Denominator:
Weighted-average common shares outstanding used in computing basic net income (loss) per share
Basic	78,497,558	21,080,414	72,688,073	20,861,127
Dilutive effect of warrants	9,593,643
Dilutive effect of stock options	6,681,210
Diluted	94,772,411	21,080,414	72,688,073	20,861,127
Net income (loss) per share, basic	$0.72	$(0.16)	$(0.35)	$(0.34)
Net income (loss) per share, diluted	$(0.05)	$(0.16)	$(0.35)	$(0.34)

Ekso Bionics Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

12. Net Income (Loss) Per Share  – (continued)

The following potential common shares and warrants outstanding were excluded from the computation of diluted net loss per share because including them would have been anti-dilutive:

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Options to purchase common stock		3,823,978	7,073,652	3,823,978
Warrants		—	14,546,085	—
Total common stock equivalents		3,823,978	21,619,737	3,823,978

A total of 5,280,368 shares of common stock held by pre-merger stockholders of Holdings as described in Note 3, The Merger, Offering and Related Transactions have been retroactively reflected as outstanding for the three and six months ended June 30, 2014 and 2013 for purposes of determining the basic and diluted net loss per share in the accompanying Condensed Consolidated Statements of Operations.

13. Segment Disclosures

We have two reportable segments, Engineering Services and Medical Devices. Engineering Services generates revenue principally from collaborative research and development service arrangements, technology license agreements, and government grants where we use our robotics domain knowledge in bionic exoskeletons to bid on and procure contracts and grants from entities such as the United States Special Operations Command, the Defense Advanced Research Projects Agency and the National Science Foundation. The Medical Devices segment designs, engineers, and manufactures exoskeletons for applications in the medical markets.

We evaluate performance and allocate resources based on segment gross profit margin. The reportable segments are each managed separately because they serve distinct markets, and one segment provides a service and the other manufactures and distributes a unique product. We do not consider net assets as a segment measure and, accordingly, assets are not allocated.

Segment reporting information is as follows:

	Engineering Services	Medical Devices	Total
Three months ended June 30, 2014
Revenue	$506,513	$690,540	$1,197,053
Cost of revenue	650,043	501,425	1,151,468
Gross profit (loss)	$(143,530)	$189,115	$45,585
Three months ended June 30, 2013
Revenue	$594,598	$389,394	$983,992
Cost of revenue	384,119	296,869	680,988
Gross profit	$210,479	$92,525	$303,004
Six months ended June 30, 2014
Revenue	$1,041,471	$1,217,293	$2,258,764
Cost of revenue	902,146	831,550	1,733,696
Gross profit	$139,325	$385,743	$525,068
Six months ended June 30, 2013
Revenue	$957,928	$722,313	$1,680,241
Cost of revenue	731,333	529,432	1,260,765
Gross profit	$226,595	$192,881	$419,476

Ekso Bionics Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

13. Segment Disclosures  – (continued)

Geographic information for revenue based on location of customer is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
North America	$941,358	$871,203	$1,831,143	$1,494,688
Europe, Middle East Asia	255,695	112,789	427,621	185,553
	$1,197,053	$983,992	$2,258,764	$1,680,241

Exhibit C

EKSO BIONICS HOLDINGS, INC.

INDEX TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Page No.
Unaudited Pro Forma Consolidated Financial Statements	C-2
Notes to Unaudited Pro Forma Consolidated Financial Statements	C-5

Ekso Bionics Holdings, Inc.

Pro Forma Consolidated Balance Sheet
as at June 30, 2014
(Unaudited)

	As Reported	Note 4	Pro Forma Adjustments	Pro Forma
Assets
Current assets:
Cash	$10,965,161	(a)	$28,745,000	$39,710,161
Accounts receivable, net	1,493,803		—	1,493,803
Inventories, net	1,277,033		—	1,277,033
Prepaid expenses and other current assets	401,164		—	401,164
Deferred cost of revenue, current	1,169,000		—	1,169,000
Total current assets	15,306,161		28,745,000	44,051,161
Property and equipment, net	1,839,965		—	1,839,965
Deferred cost of revenue, non-current	1,397,198		—	1,397,198
Other assets	54,390		—	54,390
Total assets	$18,597,714		$28,745,000	$47,342,714
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Notes payable, current	$40,038		$—	$40,038
Accounts payable	1,226,714		—	1,226,714
Accrued liabilities	1,264,754	(c)	160,000	1,424,754
Customer deposits, advances and deferred revenues, current	3,570,689		—	3,570,689
Liability due to early stock option exercise	2,647		—	2,647
Total current liabilities	6,104,842		160,000	6,264,842
Customer deposits, advances and deferred revenues, non-current	2,803,355		—	2,803,355
Notes payable, non-current	99,956		—	99,956
Warrant liability	27,592,550	(b)	(22,422,000)	5,170,550
Deferred rent	105,605		—	105,605
Total liabilities	36,706,308		(22,262,000)	14,444,308
Commitments and contingencies
Stockholders’ equity (deficit):
Common stock, $0.001 par value; 500,000,000 authorized at June 30, 2014; 78,497,558 shares issued and outstanding; 108,797,558 pro forma shares at June 30, 2014	78,500	(a)	30,300	108,800
Additional paid-in capital	45,482,902	(a),(b)	51,136,700	96,619,602
Accumulated deficit	(63,669,996)	(c)	(160,000)	(63,829,996)
Total stockholders’ equity (deficit)	(18,108,594)		51,007,000	32,898,406
Total liabilities and stockholders’ equity (deficit)	$18,597,714		$28,745,000	$47,342,714

The accompanying notes are an integral part of the Pro Forma Consolidated Financial Statements.

Ekso Bionics Holdings, Inc.

Pro Forma Consolidated Statements of Operations
for the Six Months Ended June 30, 2014
(Unaudited)

	As Reported	Note 4	Pro Forma Adjustments	Pro Forma
Revenue:
Medical devices	$1,217,293		$—	$1,217,293
Engineering services	1,041,471		—	1,041,471
Total revenue	2,258,764		—	2,258,764
Cost of revenue:
Cost of medical devices	831,550		—	831,550
Cost of engineering services	902,146		—	902,146
Total cost of revenue	1,733,696		—	1,733,696
Operating expenses:
Sales and marketing	3,380,388		—	3,380,388
Research and development	1,467,426		—	1,467,426
General and administrative	3,880,056	(c)	160,000	4,040,056
Total operating expenses	8,727,870		160,000	8,887,870
Loss from operations	(8,202,802)		(160,000)	(8,362,802)
Other income (expense):
Interest expense	(430,380)		—	(430,380)
Gain (loss) on warrant liability	(16,979,000)	(b)	13,635,000	(3,344,000)
Interest income	2,876		—	2,876
Other expense, net	(29,071)		—	(29,071)
Total other income (expense), net	(17,435,575)		13,635,000	(3,800,575)
Net income (loss)	$(25,638,377)		$13,475,000	$(12,163,377)
Pro Forma weighted-average shares used in computing basic and diluted per share amounts	72,688,073		30,300,000	102,988,073
Pro Forma basic and diluted net loss per share	$(0.35)			$(0.12)

The accompanying notes are an integral part of the Pro Forma Consolidated Financial Statements.

Ekso Bionics, Inc.

Pro Forma Consolidated Statement of Operations
for the Year Ended December 31, 2013
(Unaudited)

	As Reported	Note 1	Pro Forma Adjustments	Pro Forma
Revenue:
Medical devices	$1,611,709		$—	$1,611,709
Engineering services	1,690,235		—	1,690,235
Total revenue	3,301,944		—	3,301,944
Cost of revenue:
Cost of medical devices	1,460,692		—	1,460,692
Cost of engineering services	1,253,942		—	1,253,942
Total cost of revenue	2,714,634		—	2,714,634
Gross profit	587,310			587,310
Operating expenses:
General and administrative	3,913,047		—	3,913,047
Research and development	2,677,310		—	2,677,310
Sales and marketing	4,291,282		—	4,291,282
Total operating expenses	10,881,639		—	10,881,639
Loss from operations	(10,294,329)		—	(10,294,329)
Other income (expense):
Interest expense	(1,726,455)		—	(1,726,455)
Interest income	5,225		—	5,225
Non-cash gain on changes in fair value of warrants	186,075		—	186,075
Other expense, net	(57,890)		—	(57,890)
Total other income (expense), net	(1,593,045)		—	(1,593,045)
Net loss	$(11,887,374)		$—	$(11,887,374)
Pro Forma weighted-average shares used in computing basic and diluted per share amounts	20,977,117		—	20,977,117
Pro Forma basic and diluted net loss per share	$(0.57)			$(0.57)

Note: There are no pro forma adjustments to the Consolidated Statement of Operations for the year ended December 31, 2013.

The accompanying notes are an integral part of the Pro Forma Consolidated Financial Statements.

Ekso Bionics Holdings, Inc.

Notes to Pro Forma Consolidated Financial Statements
(Unaudited)

1. Basis of Presentation

Ekso Bionics Holdings, Inc. is referred to herein as the “Company.” The Company’s wholly-owned subsidiary, Ekso Bionics, Inc. is referred to herein as “Ekso Bionics.” On January 15, 2014, Ekso Bionics merged with a newly-formed, wholly-owned subsidiary of the Company, with Ekso Bionics remaining as the surviving wholly-owned subsidiary of the Company.The merger was accounted for as a reverse merger, with Ekso Bionics treated as the accounting acquirer. As a result, the historical financial statements of the Company before the merger have been replaced with the historical financial statements of Ekso Bionics before the merger in this and all future filings with the SEC. The outstanding shares held by the shareholders of the Company prior to the merger, along with the outstanding shares as adjusted for the merger exchange ratio held by the shareholders of Ekso Bionics, have been retroactively reflected as outstanding shares for all periods presented in the accompanying pro forma consolidated financial statements.

The accompanying unaudited pro forma consolidated balance sheet as at June 30, 2014 and unaudited pro forma consolidated statements of operations for the six month period ended June 30, 2014 of the Company and the accompanying unaudited pro forma consolidated statement of operations for the year ended December 31, 2013 of Ekso Bionics (the “Pro Forma Consolidated Financial Statements”) have been prepared by management on the basis of United States Generally Accepted Accounting Principles (“US GAAP”) and in accordance with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) from information derived from the financial statements of the Company and Ekso Bionics, as applicable. The unaudited Pro Forma Consolidated Financial Statements have been prepared for inclusion in the Company’s Schedule TO in conjunction with the tender offer pursuant to which the Company is offering to reduce the exercise price of certain Company warrants to purchase an aggregate of 30,300,000 shares of the Company’s common stock from $2.00 per share to $1.00 per share and to amend other terms of such warrants as described below in Note 3, Description of Transaction.

The unaudited pro forma balance sheet as at June 30, 2014 has been prepared as if 100% of the PPO Warrants (as defined below) outstanding on June 30, 2014 are exercised on June 30, 2014. The unaudited pro forma statement of operations for the six months ended June 30, 2014 has been prepared as if all of the PPO Warrants outstanding on June 30, 2014 had been exercised on their respective dates of issuance between January 15, 2014 and February 14, 2014. The unaudited pro forma statement of operations for the year ended December 31, 2013 reflects that fact that none of the PPO Warrants were outstanding during the year, and, therefore, no pro forma adjustments are made.

The unaudited Pro Forma Consolidated Financial Statements have been derived from the unaudited condensed consolidated interim financial statements of the Company for the six month period ended June 30, 2014 and the audited consolidated financial statements of Ekso Bionics for the year ended December 31, 2013.

The unaudited pro forma adjustments are based on currently available information and certain assumptions that management believes are reasonable. The unaudited Pro Forma Consolidated Financial Statements should be read in conjunction with the historical financial statements and accompanying footnotes. The unaudited Pro Forma Consolidated Financial Statements are for informational purposes only and do not purport to reflect the financial position or results of operations that would have occurred if the Offer to Amend and Exercise (as defined below) had been consummated on the dates indicated above, nor do they purport to represent or be indicative of the financial position or results of operations of the Company for any future dates or periods.

Ekso Bionics Holdings, Inc.

Notes to Pro Forma Consolidated Financial Statements
(Unaudited)

2. Significant Accounting Policies

The accounting policies used in the preparation of these unaudited Pro Forma Consolidated Financial Statements are those set out in Ekso Bionics’s audited financial statements for the year ended December 31, 2013 as set forth in the Company’s Current Report on Form 8-K/A filed with the SEC on March 31, 2014 and the Company’s unaudited condensed interim financial statements for the six month period ended June 30, 2014 as set forth in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2014.

3. Description of the Transaction

The Company is offering to amend warrants to purchase an aggregate of 30,300,000 shares of common stock (the “Offer to Amend and Exercise”), including outstanding warrants to purchase 30,300,000 shares of the Company’s common stock (the “Warrant Shares”) issued to investors participating in the Company’s private placement financings closed on January 15, 2014, January 29, 2014, and February 14, 2014 (the “PPO Warrants”). The Company initially issued a total of 30,300,000 PPO Warrants, none of which have been exercised as of June 30, 2014 or the date of this report. As a result, 30,300,000 of the PPO Warrants are currently outstanding and are included in the Offer to Amend and Exercise.

Pursuant to the Offer to Amend and Exercise, the PPO Warrants will be amended (the “Amended Warrants” ) to: (i) reduce the exercise price of the PPO Warrants from $2.00 per share to $1.00 per share of common stock in cash, (ii) shorten the exercise period so that the Amended Warrants expire concurrently with the expiration of the Offer to Amend and Exercise at 5:00 p.m. (Pacific Time) on November 20, 2014, as may be extended the Company in its sole discretion (the “Expiration Date”), (iii) remove the price-based anti-dilution provisions contained in the PPO Warrants, (iv) restrict the ability of the holder of shares issuable upon exercise of the Amended Warrants to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any of such shares without the prior written consent of the Company for a period of time fifty (50) days after the Expiration Date (the “Lock-Up Period”); and (v) provide that a holder, acting alone or with others, will agree not to effect any purchases or sales of any securities of the Company in any “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended, or any type of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) or similar arrangements, or sales or other transactions through non-U.S. broker dealers or foreign regulated brokers through the expiration of the Lock-Up Period.

The purpose of the Offer to Amend and Exercise is to encourage the amendment and exercise of the PPO Warrants to help the Company reduce its outstanding warrant liability and to provide funds to support the Company’s operations by providing the holders of the PPO Warrants with the opportunity to obtain and exercise an Amended Warrant by significantly reducing the exercise price of the PPO Warrants.

Regardless of whether a holder elects to participate in the Offer to Amend and Exercise, the Holder may nevertheless consent to the amendment to the PPO Warrants to remove the price-based anti-dilution provisions contained in the outstanding PPO Warrants (the “Anti-Dilution Amendment”). The terms of the PPO Warrants may be amended with the consent of the Company and the holders of a Original Warrants exercisable to purchase a majority of the Warrant Shares (the “Requisite Approval”). If the Requisite Approval is received, the PPO Warrants that are not exercised in the Offer to Amend and Exercise will be amended to remove the price-based anti-dilution provisions contained in the PPO Warrants.

Holders may elect to participate in the Offer to Amend and Exercise with respect to some, all or none of their PPO Warrants. If a holder chooses not to participate in the Offer to Amend and Exercise, the holder’s PPO Warrants will remain in full force and effect, as originally issued with an exercise price of $2.00 per share; provided, however, that the holder’s PPO Warrants may be amended with the Requisite Approval to remove any price-based anti-dilution terms.

Ekso Bionics Holdings, Inc.

Notes to Pro Forma Consolidated Financial Statements
(Unaudited)

3. Description of the Transaction  – (continued)

i) Warrants

A total of 30,300,000 PPO Warrants were issued by the Company as part of its private placement financings closed on January 15, 2014, January 29, 2014, and February 14, 2014. As of the date of this report, none of the PPO Warrants have been exercised at the original price of $2.00 per PPO Warrant. The unaudited pro forma consolidated balance sheet gives effect to the exercise of 30,300,000 PPO Warrants outstanding as at June 30, 2014 at $1.00 per PPO Warrant for gross proceeds of $30,300,000.

ii) Warrant liability

Based on the terms of the PPO Warrants, the Company determined that the PPO Warrants were a derivative liability, which is recognized at fair value at the date of the transaction and re-measured at fair value as of each reporting period with the changes in fair value recorded in the consolidated statement of operations. If all of the PPO Warrants outstanding at June 30, 2014 are exercised, the entire warrant liability of $22,422,000 associated with the PPO Warrants as of June 30, 2014 would be reclassified to additional paid-in capital at June 30, 2014. The warrant liability associated with certain of the Company’s other warrants that contain price-based anti-dilution provisions would still continue to be recognized.

iii) Warrant agent commission

Katalyst Securities, LLC. and EDI Financial, Inc. have been appointed by the Company as warrant agents for the Offer to Amend and Exercise (together, the “Warrant Agents”). The Warrant Agents will receive a fee equal to 5% of the cash exercise prices paid by holders of the PPO Warrants who participate in the Offer to Amend and Exercise. In addition, the Company has agreed to reimburse the Warrant Agents for their legal fees and expenses in the aggregate amount of $35,000 and their reasonable out-of-pocket expenses estimated to be $5,000. The Warrant Agents must obtain the Company’s prior approval for any expenses in the aggregate in excess of $2,500 for each Warrant Agent.

iv) Other closing costs

Other closing costs of $160,000 are expected to be incurred to complete the Offer to Amend and Exercise.

4. Pro Forma Assumptions and Adjustments

The unaudited Pro Forma Consolidated Financial Statements are presented as if all of the 30,300,000 PPO Warrants outstanding at June 30, 2014 have been exercised at $1.00 per PPO Warrant on June 30, 2014. The following adjustments are directly attributable to the transaction:

a) To record the exercise of 30,300,000 PPO Warrants for 30,300,000 shares of common stock for gross proceeds of $30,300,000 and the 5% fee payable to the Warrant Agents of $1,515,000 as well as the expenses of the Warrant Agents. The Company would receive net proceeds of $28,745,000.

b) To eliminate the gains/(losses) on mark-to-market adjustments to warrant liability, reclassify the warrant liability associated with the PPO Warrants to additional paid-in capital.

c) To record estimated additional transaction costs related to the Offer to Amend and Exercise of $160,000.

Ekso Bionics Holdings, Inc.

Notes to Pro Forma Consolidated Financial Statements
(Unaudited)

5. Pro Forma Common Stock

Pro forma common stock as at June 30, 2014 has been determined as follows:

	June 30, 2014
	Common Shares	Amount
Common stock at June 30, 2014	78,497,558	$78,500
Shares issued on PPO Warrant exercises	30,300,000	30,300
Pro forma common stock at June 30, 2014	108,797,558	$108,800

Book value per share at June 30, 2014 was ($0.23). The pro forma book value per share at June 30, 2014 is $0.30.

6. Pro Forma Net Loss Per Share

Pro forma net loss per share has been determined as follows:

Six months ended June 30, 2014
Weighted average number of common shares	72,688,073
Shares issued on PPO Warrant exercises	30,300,000
Pro forma weighted average number of shares outstanding - basic and diluted	102,988,073
Pro forma adjusted net loss	$(12,163,377)
Pro forma adjusted net loss per share - basic and diluted	$(0.12)